Exhibit 10.1

Execution Version

THIS CHAPTER 11 PLAN SUPPORT AGREEMENT IS NOT AND SHALL NOT BE CONSTRUED AS AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NOTHING CONTAINED IN THIS CHAPTER 11 PLAN SUPPORT AGREEMENT SHALL BE, OR CONSTRUED AS, AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

CHAPTER 11 PLAN SUPPORT AGREEMENT

This CHAPTER 11 PLAN SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, and as may be amended, supplemented, or otherwise modified from time to time in accordance with Section 14, this “Agreement”) is made and entered into as of August 24, 2021 (the “Execution Date”), by and among the following parties, as applicable (each of the following described in sub-clauses (i) through (vi) of this preamble, collectively, the “Parties”):1

i.

Intelsat S.A., a company incorporated under the Laws of the Grand Duchy of Luxembourg, and each of its direct and indirect subsidiaries listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Creditors (collectively, the “Company Parties”);

ii.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold Jackson Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Jackson Senior Notes Creditors”);

iii.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold First Lien Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting First Lien Creditors”);

iv.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold Connect Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Connect Senior Notes Creditors”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them elsewhere herein.

v.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold Lux Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Lux Senior Notes Creditors”); and

vi.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold Convertible Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Convertible Senior Notes Creditors” and, together with the Consenting Jackson Senior Notes Creditors, the Consenting Connect Senior Notes Creditors, the Consenting Lux Senior Notes Creditors, and the Consenting First Lien Creditors, the “Consenting Creditors”).[2]

RECITALS

WHEREAS, on May 13, 2020 (the “Petition Date”), certain of the Company Parties commenced the Chapter 11 Cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”);

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure as well as agreements and claims allowance settlements on the terms set forth in this Agreement and as specified in the Plan attached as Exhibit B hereto (such transactions and the Settlement Agreement, as described in the Plan and implemented in accordance with the terms of this Agreement and the Plan (or the Non-TopCo Plan, as applicable), the “Restructuring Transactions”), subject to agreement on definitive documentation and approval by the Bankruptcy Court;

WHEREAS, the Company Parties will implement the Restructuring Transactions on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to express their mutual support and commitment in respect of the Restructuring Transactions, including through the consummation of the Plan (or the Non-TopCo Plan, as applicable) and the Settlement Agreement.

[2]

For the avoidance of doubt, the terms “Consenting Convertible Senior Notes Creditors,” “Consenting Connect Senior Notes Creditors,” and “Consenting Lux Senior Notes Creditors” shall exclude all Company Parties notwithstanding any HoldCo Senior Notes held by any Company Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Definitions and Interpretation.

1.01.    Definitions. The following terms shall have the following definitions:

“2018 Reorganization Claims” means any and all Claims, Causes of Action and other challenges related to the series of transactions and related steps that the Debtors (or their affiliates) implemented in and around June - July 2018 (or related transactions that took place thereafter) that reorganized (or assisted or were intended to assist in the reorganization of) the ownership of certain of the assets of the Debtors and their affiliates (including transactions effecting changes in tax and accounting attributes).

“2021 and 2023 Lux Senior Notes Trustee” means Delaware Trust Company, solely in its capacity as Trustee under the Lux Multi Senior Notes Indenture, and any predecessor or successor thereto.

“2021 Lux Senior Notes” means those certain 7.75% senior notes due 2021, issued by LuxCo, in an original aggregate principal amount of $2,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

“2023 Jackson Senior Notes” means those certain 5.50% senior notes due 2023, issued by Jackson, in an original aggregate principal amount of $2,000,000,000, pursuant to the 2023 Jackson Senior Notes Indenture.

“2023 Jackson Senior Notes Indenture” means that certain indenture, dated as of June 5, 2013, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for the 2023 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2023 Jackson Senior Notes Trustee, as Trustee.

“2023 Jackson Senior Notes Trustee” means U.S. Bank National Association, solely in its capacity as Trustee under the 2023 Jackson Senior Notes Indenture, and any predecessor or successor thereto.

“2023 Lux Senior Notes” means those certain 8.125% senior notes due 2023, issued by LuxCo, in an original aggregate principal amount of $1,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

“2024 Jackson Senior Notes” means those certain 8.50% senior notes due 2024, issued by Jackson, in an original aggregate principal amount of $2,250,000,000, with a subsequent issuance in an aggregate principal amount of $700,000,000, for a total aggregate principal amount of $2,950,000,000, pursuant to the 2024 Jackson Senior Notes Indenture.

“2024 Jackson Senior Notes Indenture” means that certain indenture, dated as of September 19, 2018, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for the 2024 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2024 Jackson Senior Notes Trustee, as Trustee.

“2024 Jackson Senior Notes Trustee” means U.S. Bank, National Association, solely in its capacity as Trustee under the 2024 Jackson Senior Notes Indenture, and any predecessor or successor thereto.

“2024 Lux Senior Notes” means those certain 12.50% senior notes due 2024, issued by LuxCo, in an original aggregate principal amount of $403,325,000, pursuant to the 2024 Lux Senior Notes Indenture.

“2024 Lux Senior Notes Indenture” means that certain indenture, dated as of January 6, 2017, by and among LuxCo, as issuer, and the 2024 Lux Senior Notes Trustee, as Trustee, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date.

“2024 Lux Senior Notes Trustee” means Delaware Trust Company, solely in its capacity as Trustee under the 2024 Lux Senior Notes Indenture, and any predecessor or successor thereto.

“2025 Jackson Senior Notes” means those certain 9.75% senior notes due 2025, issued by Jackson, in an original aggregate principal amount of $1,500,000,000, with a subsequent issuance in an aggregate principal amount of $400,000,000, for a total aggregate principal amount of $1,900,000,000, pursuant to the 2025 Jackson Senior Notes Indenture.

“2025 Jackson Senior Notes Indenture” means that certain indenture, dated as of July 5, 2017, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for the 2025 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2025 Jackson Senior Notes Trustee, as Trustee.

“2025 Jackson Senior Notes Trustee” means U.S. Bank, National Association, solely in its capacity as Trustee under the 2025 Jackson Senior Notes Indenture, and any predecessor or successor thereto.

“8.00% First Lien Notes” means those certain 8.00% senior secured first lien notes due 2024, issued by Jackson, in an original aggregate principal amount of $1,250,000,000, with a subsequent issuance in an aggregate principal amount of $99,700,000, for a total aggregate principal amount of $1,349,700,000, pursuant to the 8.00% First Lien Notes Indenture.

“8.00% First Lien Notes Claims” means Claims arising under the 8.00% First Lien Notes and the 8.00% First Lien Notes Indenture.

“8.00% First Lien Notes Indenture” means that certain indenture, dated as of March 29, 2016, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for the 8.00% First Lien Notes, by and among Jackson, as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and 8.00% First Lien Notes Trustee, as Trustee.

“8.00% First Lien Notes Trustee” means Wilmington Trust, National Association, solely in its capacity as Trustee under the 8.00% First Lien Notes Indenture, and any predecessor or successor thereto.

“9.50% First Lien Notes” means those certain 9.50% senior secured first lien notes due 2022, issued by Jackson, in an original aggregate principal amount of $490,000,000, pursuant to the 9.50% First Lien Notes Indenture.

“9.50% First Lien Notes Claims” means Claims arising under the 9.50% First Lien Notes and the 9.50% First Lien Notes Indenture.

“9.50% First Lien Notes Indenture” means that certain indenture, dated as of June 30, 2016, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for the 9.50% First Lien Notes, by and among Jackson, as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and 9.50% First Lien Notes Trustee, as Trustee.

“9.50% First Lien Notes Trustee” means Wilmington Trust, National Association, solely in its capacity as Trustee under the 9.50% First Lien Notes Indenture, and any predecessor or successor thereto.

“ABR Loans” has the meaning set forth in the DIP Order.

“Accelerated Relocation Payments” means those certain accelerated relocation payments as described in the C-Band Order allocated to the Debtors and/or Reorganized Debtors in an amount of $4,865,366,000.

“Accelerated Relocation Payment Claims” means any and all Claims or Causes of Action, held by any Entity, related to the Accelerated Relocation Payments or Expense Reimbursements that the Debtors or the Reorganized Debtors may receive, including any Claims or Causes of Action with respect to which Debtor(s) or Reorganized Debtor(s) is entitled to receive any Accelerated Relocation Payments or Expense Reimbursements.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto (including the Plan) in accordance with Section 15.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Allocation Event” means (i) a Final Order entered by the Bankruptcy Court or any other court of competent jurisdiction determining that the Expense Reimbursements and/or Accelerated Relocation Payments, or any portion thereof, are not the exclusive property of the Jackson Debtors, or (ii) any settlement entered into by the Debtors (a) providing that the Expense Reimbursements and/or Accelerated Relocation Payments, or any portion thereof, are not the exclusive property of the Jackson Debtors or (b) providing compensation of any kind to any person or entity other than a Jackson Debtor on account of any dispute or controversy concerning the ownership or any entitlement to any Expense Reimbursements and/or Accelerated Relocation Payment Claims under the C-Band Order (other than as set forth in the Plan and Settlement Agreement), unless, in either such event, such settlement has been approved in writing by the Required Consenting Unsecured Creditors.

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan (or the Non-TopCo Plan, as applicable), under the Bankruptcy Code, or by a Final Order, as applicable.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, rights offering, exchange offer, consent solicitation, recapitalization, plan of reorganization, share exchange, business combination, joint venture, contingent value rights issuance, or similar transaction involving any one or more Company Parties or the debt, equity, or other Interests in any one or more Company Parties, in each case, other than the Restructuring Transactions (including, without limitation, the Settlement Agreement).

“Announcement” has the meaning set forth in Section 15.22 herein.

“Applicable Intelsat Recipients” shall have the meaning ascribed to it in the CVR Term Sheet.

“Backstop Commitment” means the commitment, on the terms as may be set forth in the Backstop Commitment Agreement, of the Backstop Parties to backstop the New Term Loans and New Notes.

“Backstop Commitment Agreement” means that certain agreement that may be entered into by and among the Backstop Parties and the Debtors, as may be amended, supplemented, or modified from time to time, setting forth, among other things, the payment of the Backstop Premium and the terms and conditions of the Backstop Commitment.

“Backstop Parties” means those certain parties that commit to backstop the New Term Loans and the New Notes and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement. An Entity may become a Backstop Party only if: (a) such Entity is (i) a Jackson Crossover Ad Hoc Group Member or (ii) a Consenting HoldCo Creditor, solely to the extent of such Consenting HoldCo Creditor’s pro-rata holdings of Jackson Senior Notes (based upon the aggregate amount of Jackson Senior Notes held by all Holders of Jackson Senior Notes),3 or (b) the Required Consenting Jackson Crossover Group Members, in their sole discretion, otherwise permit, in writing, such entity to become a Backstop Party with the Debtors’ consent, not to be unreasonably withheld, conditioned, or delayed.

“Backstop Premium” means that certain backstop premium payable in cash to the Backstop Parties as consideration for the Backstop Commitment in the amount of 2.50% of the principal amount of New Term Loans and the New Notes backstopped pursuant to the Backstop Commitment Agreement and on the other terms that may be set forth in the Backstop Commitment Agreement.

“Backstop Proposal” means that certain proposal that may be made by certain of the Jackson Crossover Ad Hoc Group Members to backstop the issuance of all or a portion of the New Term Loans and the New Notes.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

“C-Band Order” means that certain Report and Order and Order of Proposed Modification issued by the FCC on March 3, 2020 in In the Matter of Expanding Flexible Use of the 3.7 to 4.2 GHz Band, GN Docket No. 18-122 (as may be amended or modified).

“Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise (including under foreign law). Causes of Action include: (a) all rights of setoff,

[3]

For the avoidance of doubt, a Consenting HoldCo Creditor shall be entitled to (i) an initial allocation of the Backstop Commitment based on such Consenting HoldCo Creditor’s pro-rata holdings of Jackson Senior Notes (calculated as a percentage of the aggregate amount of Jackson Senior Notes held by all Holders of Jackson Senior Notes), and (ii) any unsubscribed portion of the Backstop Commitment not committed by other Entities entitled to participate in the Backstop Commitment based on such Consenting HoldCo Creditor’s pro-rata holdings of Jackson Senior Notes (calculated as a percentage of the aggregate amount of Jackson Senior Notes held by all Holders of Jackson Senior Notes).

counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any claim pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

“Chapter 11 Cases” means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code, which are being jointly administered under Case No. 20-32299 (KLP) in the Bankruptcy Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

“Company Claims” means any Claim against a Company Party.

“Company Parties” has the meaning set forth in the recitals to this Agreement; provided, however, that any Company Party that exercises its rights pursuant to Section 9.01 shall not be a Company Party.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases. For the avoidance of doubt, the Confirmation Order shall not contain any provision approving the First Lien Notes Claims Settlement.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan (or the Non-TopCo Plan, as applicable).

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan (or the Non-TopCo Plan, as applicable) under section 1129 of the Bankruptcy Code.

“Connect Senior Notes” means those certain 9.50% senior notes due 2023, issued by ICF, in an original aggregate principal amount of $1,250,000,000, pursuant to the Connect Senior Notes Indenture.

“Connect Senior Notes Claims” means Claims arising under the Connect Senior Notes Indenture.

“Connect Senior Notes Indenture” means that certain indenture, dated as of August 16, 2018, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for the Connect Senior Notes, by and among ICF, as issuer, Envision and LuxCo, as guarantors, and the Connect Senior Notes Trustee.

“Connect Senior Notes Trustee” means Wilmington Savings Fund Society, FSC, solely in its capacity as Trustee under the Connect Senior Notes Indenture, and any predecessor or successor thereto.

“Consenting Connect Senior Notes Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting First Lien Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting First Lien Group Members” means Consenting Creditors that are members of either the Jackson Ad Hoc Group or the First Lien Noteholders Group.

“Consenting HoldCo Creditors” means Consenting Creditors that are members of the HoldCo Creditor Ad Hoc Group.

“Consenting Jackson Senior Notes Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting Lux Senior Notes Creditors” has the meaning set forth in the preamble to this Agreement.

“Convertible Senior Notes” means those certain 4.50% convertible senior notes due 2025, issued by Intelsat S.A., in an original aggregate principal amount of $402,500,000, pursuant to the Convertible Senior Notes Indenture.

“Convertible Senior Notes Claims” means any Claim arising under the Convertible Senior Notes and the Convertible Senior Notes Indenture.

“Convertible Senior Notes Indenture” means that certain indenture, dated as of June 18, 2018, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for the Convertible Senior Notes, by and among Intelsat S.A., as issuer, Envision, as guarantor, and the Convertible Senior Notes Trustee, as Trustee.

“Convertible Senior Notes Trustee” means BOKF, National Association, solely in its capacity as Trustee under the Convertible Senior Notes Indenture, and any predecessor or successor thereto.

“Corporate Governance Term Sheet” means that certain corporate governance term sheet setting forth certain corporate governance terms attached hereto as Exhibit E.

“Creditors’ Committee” means the official committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases on May 27, 2020.

“CVR Agreements” means, collectively, the Series A CVR Agreement and the Series B CVR Agreement.

“CVRs” means, collectively, the Series A CVRs and the Series B CVRs.

“CVR Term Sheet” means that certain term sheet setting forth terms and conditions of the CVRs attached hereto as Exhibit F.

“Debt Documents” means the (i) DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement; (ii) First Lien Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; (iii) First Lien Notes Indentures and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; and (iv) Senior Notes Indentures and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith.

“Debtors” means the Company Parties that have commenced Chapter 11 Cases.

“Debtor Intercompany Claim” means any Claim held by a Debtor against another Debtor.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Agent” means Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

“DIP Backstop Agreement” means that certain amended and restated backstop commitment agreement, dated June 1, 2020 among the DIP Borrower and certain of the Prepetition Secured Parties.

“DIP Borrower” means Jackson.

“DIP Claim” means any Claim arising under, derived from or based upon the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain Superpriority Secured Debtor In Possession Credit Agreement, dated as of June 17, 2020, among the DIP Debtors, the DIP Agent, and Credit Suisse Loan Funding LLC, as lead arranger, as amended, amended and restated, supplemented, or modified from time to time.

“DIP Debtors” means collectively, the DIP Borrower and the DIP Guarantors.

“DIP Documents” means the DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement, and the DIP Backstop Agreement.

“DIP Facility” means that certain $1 billion new money multi-draw debtor-in-possession term loan credit facility provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Order.

“DIP Guarantors” means the Debtors and their affiliates that unconditionally guaranteed, on a joint and several basis, the DIP Borrower’s obligations in connection with the DIP Facility.

“DIP Lenders” means, collectively, the banks, financial institutions, and other lenders party to the DIP Credit Agreement from time to time, each solely in their capacity as such.

“DIP Obligations” has the meaning given to the defined term “Credit Agreement Obligations” in the DIP Credit Agreement.

“DIP Order” means the Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, and (F) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 9, 2020 at docket number 285.

“Disclosure Statement” means the disclosure statement for the Plan (and the Non-TopCo Plan), as may be amended, modified, revised, or supplemented, from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

“Disclosure Statement Hearing” means the hearing to consider the Disclosure Statement Motion.

“Disclosure Statement Motion” means the motion seeking, among other things, (a) approval of the Disclosure Statement, (b) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and the Non-TopCo Plan and for filing objections to the Plan and the Non-TopCo Plan, and (c) to schedule the Confirmation Hearing.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials.

“Disinterested Directors and Managers” means the disinterested directors and managers of Jackson, ICF, Envision, LuxCo, and Intelsat S.A.

“Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or proof of interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

“Effective Date” means the date on which all conditions to consummation of the Plan (or the Non-TopCo Plan, as applicable) have been satisfied in full or waived, in accordance with the terms of the Plan (or the Non-TopCo Plan, as applicable), and the Plan (or the Non-TopCo Plan, as applicable) becomes effective.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Envision” means Intelsat Envision Holdings LLC, a limited liability company formed under the Laws of the state of Delaware.

“Equity Interests” or “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and any Claim against or interest in the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

“Equity Issuer” shall be, if either the Plan or Non-TopCo Plan is confirmed, Holdings or (with the consent of the Required Consenting Unsecured Creditors) any successor or assign, by merger, consolidation, reorganization, or otherwise, unless the Required Consenting Unsecured Creditors and the Debtors (excluding, if the Non-TopCo Plan is confirmed, Intelsat S.A. and Intelsat Investments Holdings S.a.r.l.) agree to designate a different Entity.

“Equity Issuer Board” the board of directors (or other applicable governing body) of the Equity Issuer, selected in accordance with the Corporate Governance Term Sheet.

“Estate” means the estate created on the Petition Date for any Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired by the Debtor after the Petition Date through and including the Effective Date.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Expense Reimbursements” means payments received by the Debtors or Reorganized Debtors (or their affiliates) on account of compensable relocation costs as described in the C-Band Order.

“FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor Governmental Unit performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

“Fiduciary Out” has the meaning set forth in Section 9.01.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and such time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be filed relating to such order, shall not cause an order not to be a Final Order.

“First Lien Agent” means Bank of America, N.A., acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

“First Lien Claim” means any Claim on account of the Term Loan Facility or the First Lien Notes.

“First Lien Credit Agreement” means that certain credit agreement, dated as of January 12, 2011, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, by and among Jackson, as borrower, ICF (as successor to LuxCo), as guarantor, the First Lien Lenders, and the First Lien Agent.

“First Lien Creditors Consent Right” means the Required Consenting First Lien Creditors’ right to consent to or approve the form and substance of any of the Definitive Documents (or any amendments, modifications or supplements thereto), which consent may be given or withheld in their discretion; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that, other than with respect to the Plan, the Confirmation Order, the Disclosure Statement, the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials, and the Secured Creditor Settlement, the Required Consenting Jackson Ad Hoc Group Members and the Required Consenting First Lien Noteholders shall have the right to consent to and approve the form and substance of the Definitive Documents solely to the extent of any provision of such Definitive Documents that: (a) adversely affects the economic rights proposed to be granted to the holders of First Lien Claims as identified in the Plan (or the Non-TopCo Plan, as applicable) (including through the treatment (or change to the treatment) under the Plan (or the Non-TopCo Plan, as applicable) of any claim or interest held by such holder of First Lien Claims), other than, as to a Consenting First Lien Creditor, such different economic rights that may be consented to by that Consenting First Lien Creditor, or (b) materially and adversely affects the obligations that (i) the Consenting First Lien Creditors may have pursuant to this Agreement or (ii) the holders of First Lien Claims may have pursuant to the Plan (or the Non-TopCo Plan, as applicable).

“First Lien Lenders” means, collectively, the banks, financial institutions, and other lenders party to the First Lien Credit Agreement from time to time, each solely in their capacity as such.

“First Lien Noteholders” means, collectively, the banks, financial institutions, and other holders of the First Lien Notes, each solely in their capacity as such.

“First Lien Noteholders Group” means the ad hoc group of certain creditors represented by Wilmer Cutler Pickering Hale and Dorr LLP.

“First Lien Noteholders Group Member” means a Consenting Creditor that is a member of the First Lien Noteholders Group.

“First Lien Notes” means, collectively, the 8.00% First Lien Notes and the 9.50% First Lien Notes.

“First Lien Notes Claims” means Claims arising under the First Lien Notes and First Lien Notes Indentures.

“First Lien Notes Claims Settlement” means the compromise and settlement regarding the allowance and treatment of First Lien Notes Claims set forth in the Secured Creditor Term Sheet.

“First Lien Notes Indentures” means, collectively, the 8.00 % First Lien Notes Indenture and the 9.50% First Lien Notes Indenture.

“Fixed Rate Loans” has the meaning set forth in the DIP Order.

“Further Acceleration Payments” shall have the meaning ascribed to it in the CVR Term Sheet.

“Guarantee Claims” means, collectively, the HoldCo Guarantee Claims and the TopCo Guarantee Claims.

“Guarantee Litigation Scheduling Order” means an order of the Bankruptcy Court, which shall be in form and substance acceptable to the Company Parties and the Required Consenting Unsecured Creditors, providing that (i) subject to the provisions of Section 7.05 (including Section 7.05(h)), any hearing regarding the merits or temporary allowance of any Guarantee Claim against any TopCo Guarantor shall occur contemporaneously with (or after) the Confirmation Hearing, (ii) in no event shall any such hearing occur prior to the Confirmation Hearing, (iii) the HoldCo Creditor Ad Hoc Group shall not participate in any such hearing, (iv) the Company Parties shall not initiate such hearing or take any legal positions either supporting or challenging the positions taken by the Jackson Crossover Ad Hoc Group in such hearing or briefing related thereto, and (v) no hearing regarding the merits of any Guarantee Claim against any HoldCo Guarantor may occur until after the Confirmation Hearing.

“Historical Intercompany Transaction Claims” means any and all Claims and Causes of Action related to all outstanding disputes between the Debtors regarding the historic intercompany transactions including transactions that fall into the following categories: (a) dividends made by Jackson or any HoldCo, on one hand, to any other HoldCo, on the other hand; (b) the creation of ICF; (c) the creation of Envision; (d) any contributions, whether consisting of cash or other consideration, made by any HoldCo to Jackson; and (e) other smaller transactions including loans, one-off cash dividends, non-cash dividends, guarantee releases, and others that occurred before, and intercompany balances that existed as of, the Petition Date or accumulated during these Chapter 11 Cases.

“HoldCo Creditor Ad Hoc Group” means the ad hoc group of certain creditors represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by Ducera Partners LLC.

“HoldCo Creditor Ad Hoc Group Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison, LLP, Whiteford, Taylor & Preston L.L.P., Ducera Partners LLC, Loyens & Loeff Luxembourg S.à.r.l., Ernst & Young LLP, and Covington & Burling LLP.

“HoldCo Creditor Ad Hoc Group Member” means a Consenting Creditor that is a member of the HoldCo Creditor Ad Hoc Group.

“HoldCo Creditor Group Consent Right” means the Required Consenting HoldCo Creditors’ right to consent to or approve the form and substance of any of the Definitive Documents (or any amendments, modifications or supplements thereto), which consent may be given or withheld in their discretion; provided, however, that, other than with respect to the Plan (or the Non-TopCo Plan, as applicable), the Confirmation Order, the New Warrant Agreements, the New Corporate Governance Documents, the CVR Agreements, the Settlement Agreement and all pleadings or documents in connection with the Settlement Agreement, including the Settlement Order, any material disclosure documents related to the issuance of the New Warrants or the CVRs, the Restructuring Steps Memorandum, and the Guarantee Litigation Scheduling Order, the Required Consenting HoldCo Creditors shall have the right to consent to or approve the form and substance of the Definitive Documents solely to the extent of any provision of such Definitive Documents that: (a) materially affects the rights proposed to be granted to the holders of HoldCo Senior Notes as identified in the Plan (or the Non-TopCo Plan, as applicable), including any and all exhibits, annexes, schedules, ballots, solicitation procedures, and other documents and instruments related to the Plan (or Non-TopCo Plan, as applicable), or Definitive Documents (as they exist on the Execution Date) or (b) materially affects the obligations that (i) the Consenting HoldCo Creditors have pursuant to this Agreement or the Definitive Documents (as they exist on the Execution Date) or (ii) the holders of HoldCo Senior Notes may have pursuant to the Plan (or the Non-TopCo Plan, as applicable), including any and all exhibits, annexes, schedules, ballots, solicitation procedures, and other documents and instruments related to the Plan (or the Non-TopCo Plan, as applicable), or the Definitive Documents (as they exist on the Execution Date); provided, further, that the Required Consenting HoldCo Creditors’ consent to any term or condition expressly stated in this Agreement shall not be unreasonably withheld or delayed.

“HoldCo Guarantee Claims” means the claims asserted against the HoldCo Guarantors in the proofs of claim filed in the Chapter 11 Cases by the Jackson Senior Notes Trustees and the Lux Senior Notes Trustees (including Proofs of Claim numbered 553, 554, 555, 556, 585, 586, 587, 588, 617, 618, 619, 620, 784, 791, 795, 796, 898, 904, 905, 906, and any pleading filed with the Bankruptcy Court in connection therewith).

“HoldCo Guarantors” means, collectively, ICF, LuxCo, Intelsat Investments S.A., and Holdings, each in its capacity as guarantor under the applicable Senior Notes Indentures.

“HoldCo Senior Notes” means the Convertible Senior Notes, the Connect Senior Notes, and the Lux Senior Notes.

“HoldCo Senior Notes Claims” means Claims arising under the Convertible Senior Notes Indenture, the Connect Senior Notes Indenture, and the Lux Senior Notes Indentures.

“HoldCos” means each of ICF, Envision, LuxCo, Intelsat Investments S.A., Holdings, Intelsat Investment Holdings S.a.r.l., and Intelsat S.A.

“Holder” means an Entity holding a Claim against or an Interest in any Debtor.

“Holdings” means Intelsat Holdings S.A., a société anonyme organized under the Laws of the Grand Duchy of Luxembourg.

“Houlihan Engagement Letter” means that certain letter agreement dated as of April 8, 2020 and executed on August 24, 2021, between Houlihan Lokey Capital, Inc., Intelsat Jackson Holdings S.A., and the other parties thereto.

“ICF” means Intelsat Connect Finance S.A., a société anonyme organized under the Laws of the Grand Duchy of Luxembourg.

“Initial Guarantee Litigation Scheduling Stipulated Order” means the Stipulated Order Adjourning Guarantee-Related Motions and Cross-Motions for Summary Judgment and Regarding Anticipated Motion of the Jackson Crossover Group for Temporary Allowance [Docket No. 1852] entered by the Bankruptcy Court on April 13, 2021.

“Intercompany Senior Notes Claim” means any Senior Notes Claim that is held by a Debtor.

“Jackson” means Intelsat Jackson Holdings S.A., a société anonyme organized under the Laws of the Grand Duchy of Luxembourg.

“Jackson Ad Hoc Group” means the ad hoc group of certain creditors represented by Akin Gump Strauss Hauer & Feld LLP and advised by Centerview Partners LLC.

“Jackson Ad Hoc Group Member” means a Consenting Creditor that is a member of the Jackson Ad Hoc Group.

“Jackson Crossover Ad Hoc Group” means the ad hoc group of certain creditors represented by Jones Day and advised by Houlihan Lokey Capital, Inc.

“Jackson Crossover Ad Hoc Group Advisors” means Jones Day, Houlihan Lokey Capital, Inc., Compensation Advisory Partners LLC, and AKD Luxembourg SARL.

“Jackson Crossover Ad Hoc Group Consent Right” means the Required Consenting Jackson Crossover Group Members’ right to consent to or approve the form and substance of any of the Definitive Documents (or any amendments, modifications or supplements thereto) with the exception of the Secured Creditor Settlement Term Sheet, which consent may be given or withheld in their discretion; provided, however, the Required Consenting Jackson Crossover Group Members’ consent to any term or condition expressly stated in this Agreement shall not be unreasonably withheld or delayed.

“Jackson Crossover Ad Hoc Group Member” means a Consenting Creditor that is a member of the Jackson Crossover Ad Hoc Group.

“Jackson Debtors” means, collectively, Jackson and any Debtor that is a subsidiary of Jackson.

“Jackson Senior Notes” means, collectively, the 2023 Jackson Senior Notes, the 2024 Jackson Senior Notes, and the 2025 Jackson Senior Notes.

“Jackson Senior Notes Claims” means Claims arising under the Jackson Senior Notes Indentures.

“Jackson Senior Notes Indentures” means, collectively, the 2023 Jackson Senior Notes Indenture, the 2024 Jackson Senior Notes Indenture, and the 2025 Jackson Senior Notes Indenture.

“Jackson Senior Notes Indenture Trustees” means, collectively, the 2023 Jackson Senior Notes Indenture Trustee, the 2024 Jackson Senior Notes Indenture Trustee, and the 2025 Jackson Senior Notes Indenture Trustee.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court or the Grand Duchy of Luxembourg).

“Lux Multi Senior Notes Indenture” means that certain indenture, dated as of April 5, 2013, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, for, among others, the 2021 Lux Senior Notes and the 2023 Lux Senior Notes, by and among LuxCo, as issuer, Intelsat S.A., as guarantor, and the 2021 and 2023 Lux Senior Notes Trustee, as Trustee.

“Lux Senior Notes” means, collectively, the 2021 Lux Senior Notes, the 2023 Lux Senior Notes, and the 2024 Lux Senior Notes.

“Lux Senior Notes Indentures” means, collectively, the Lux Multi Senior Notes Indenture and the 2024 Lux Senior Notes Indenture.

“Lux Senior Notes Trustees” means, collectively, the 2021 and 2023 Lux Senior Notes Trustee and the 2024 Lux Senior Notes Trustee.

“LuxCo” means Intelsat (Luxembourg) S.A., a société anonyme organized under the Laws of the Grand Duchy of Luxembourg.

“Management Incentive Plan” means the management incentive plan implemented by the Equity Issuer on the Effective Date, which shall have terms consistent with the terms of the Management Incentive Plan Term Sheet. The Required Consenting Jackson Crossover Group Members and the Debtors shall negotiate the terms of the definitive Management Incentive Plan documentation in good faith prior to the Effective Date; provided that, the requirement that the Management Incentive Plan documentation be completed prior to the Effective Date may be waived by written agreement between the Required Consenting Jackson Crossover Group Members and the Debtors.

“Management Incentive Plan Term Sheet” means that certain management incentive plan term sheet setting forth the terms of the Management Incentive Plan attached hereto as Exhibit G.

“Milestones” means the milestones set forth in Section 4.

“New Capital Structure” means the capital structure for the Reorganized Debtors and their subsidiaries, which shall be obtained through the Debtors’ commercially reasonable efforts prior to the Effective Date (including, for the avoidance of doubt, conducting a solicitation process for financing proposals that will provide the highest or otherwise best terms available under the circumstances) and which shall provide for (i) $7.125 billion of New Term Loans and New Notes and (ii) a New Revolver; provided that the Company may increase the amount of New Term Loans and New Notes above $7.125 billion by decreasing the amount of availability on the New Revolver by an equal amount.

“New Common Stock” means the common stock of the Equity Issuer to be issued upon the Effective Date in accordance with the Plan (or the Non-TopCo Plan, as applicable), including any common stock to be issued on account of the New Warrants.

“New Corporate Governance Documents” means the amended and restated or new applicable corporate governance documents (including, without limitation, the certificate or articles of incorporation, limited liability company agreement, partnership agreement, stockholders agreement, registration rights agreement or such other applicable formation documents or governance documents (if any) of the Equity Issuer and the Reorganized Debtors, forms of which shall be included in the Plan Supplement, and all of which shall be in form and substance acceptable to the Required Consenting Jackson Crossover Group Members, the Required Consenting HoldCo Creditors, and the Debtors.

“New Debt” means collectively, the New Revolver, the New Term Loans, and the New Notes, as applicable, issued as part of the New Capital Structure.

“New Debt Agreements” means the indentures or loan agreements governing the New Debt, the form of which shall be included in the Plan Supplement, and which shall be in form and substance acceptable to the Required Consenting Jackson Crossover Group Members and the Debtors.

“New Debt Documents” means, collectively, the New Debt Agreements, and all other agreements, documents, and instruments evidencing or securing the New Debt, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents), each of which shall be consistent with Section 3 herein.

“New Notes” means, collectively, those certain first lien notes, those certain second lien notes, and/or those certain unsecured notes, as applicable, constituting part of the New Capital Structure, which may be funded on the Effective Date pursuant to the Plan (or the Non-TopCo Plan, as applicable) and the New Debt Documents; provided that any makewhole provisions in the New Notes are to be negotiated at market terms and in good faith among the Required Consenting Jackson Crossover Group Members and the Debtors, and subject to the consultation rights provided herein.

“New Revolver” means that certain revolving credit facility for up to $500 million of availability, which may be increased to $750 million with the consent of the Required Consenting Jackson Crossover Group Members, to be issued pursuant to the Plan and the New Debt Documents, and which will be secured by a first lien on substantially all of the Reorganized Debtors’ assets (pari passu with the other first lien New Debt), subject to customary exclusions, which may be issued on a first out basis relative to all other secured New Debt at the election of the Company Parties.

“New Series A Warrant Agreement” means that certain agreement setting forth the full terms and conditions of the New Series A Warrants, the form of which shall be acceptable to the Company Parties and the Required Consenting Unsecured Creditors and included in the Plan Supplement.

“New Series A Warrants” means warrants issued pursuant to the Plan (or the Non-TopCo Plan, as applicable) and the New Series A Warrant Agreement and consistent with the terms set forth in the New Warrants Term Sheet.

“New Series B Warrant Agreement” means that certain agreement setting forth the full terms and conditions of the New Series B Warrants, the form of which shall be acceptable to the Company Parties and the Required Consenting Unsecured Creditors and included in the Plan Supplement.

“New Series B Warrants” means warrants issued pursuant to the Plan (or the Non-TopCo Plan, as applicable) and the New Series B Warrant Agreement and consistent with the terms set forth in the New Warrants Term Sheet.

“New Term Loans” means, those certain secured term loan facilities, if applicable, constituting part of the Reorganized Debtors’ New Capital Structure, which may be funded on the Effective Date pursuant to the Plan (or the Non-TopCo Plan, as applicable) and the New Debt Documents.

“New Warrants” means, collectively, the New Series A Warrants and the New Series B Warrants.

“New Warrants Agreements” means, collectively, the New Series A Warrant Agreement and the New Series B Warrant Agreement.

“New Warrants Term Sheet” means that certain term sheet setting forth certain terms of the New Warrants and attached hereto as Exhibit H.

“Non-Debtor Intercompany Claim” means any Claim held by a non-Debtor Affiliate of the Debtors against a Debtor.

“Non-TopCo Plan” means the joint chapter 11 plan, in the form attached hereto as Exhibit B, (and any exhibits thereto) for all Debtors other than Intelsat Investment Holdings S.à.r.l. and/or Intelsat S.A., which shall otherwise be consistent in all respects with the terms of the Plan (including, for the avoidance of doubt, the treatment of Claims provided under the Plan for all classes of creditors other than creditors of Intelsat Investment Holdings S.à.r.l. and/or Intelsat S.A.), and may differ from the Plan only to the extent required to remove Intelsat Investment Holdings S.à.r.l. and/or Intelsat S.A. from the Plan (including related modifications to the release and exculpation provisions set forth therein (provided, for the avoidance of doubt, that no releases or exculpation shall be granted to Intelsat Investment Holdings S.a.r.l. and/or Intelsat S.A., or, without limitation, their officers, directors, creditors, or equity holders (each in their capacity as such), with respect to any Claims or Causes of Action that are not released by or against Intelsat Investment Holdings S.a.r.l. or Intelsat S.A., respectively, under the Settlement), and which shall require that the Settlement Agreement Order be entered as a condition precedent to confirmation of the Non-TopCo Plan (unless such condition precedent is waived in accordance with the terms of the Non-TopCo Plan), and otherwise be in form and substance acceptable to the Debtors and the Required Consenting Unsecured Creditors.

“Outside Date” means the date that is one hundred and eighty (180) days from the Agreement Effective Date (the “Initial Outside Date”); provided that (a) the Initial Outside Date may be extended for a necessary period of time to obtain regulatory or other approval of a governmental unit (including the FCC) but no more than an additional one hundred and twenty (120) days solely to the extent that the Company Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit (including the FCC) necessary for the occurrence of the Effective Date and (b) the Parties shall negotiate in good faith for a further reasonable extension of the Outside Date if the Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit (including the FCC) necessary for the occurrence of the Effective Date by the Outside Date as extended pursuant to clause (a) of this definition. Notwithstanding the foregoing, the Outside Date shall not be extended to or beyond the Maturity Date (as defined in the DIP Credit Agreement) of the DIP Facility.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims who meets the requirements of Section 10.01.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Plan” means the amended joint plan of reorganization to be filed by the Debtors under chapter 11 of the Bankruptcy Code, in the form attached hereto as Exhibit B, which includes the Non-TopCo Plan.

“Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan (or the Non-TopCo Plan, as applicable) that will be filed by the Debtors with the Bankruptcy Court prior to the Effective Date, each of which shall be consistent in all material respects with this Agreement (to the extent applicable) and subject to the consent rights set forth in Section 3.

“Prepetition Secured Parties” means, collectively, the First Lien Lenders and the First Lien Noteholders.

“Priority Tax Claim” means any Claim of a Governmental Unit (as defined in section 101(27) the Bankruptcy Code) of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professional Fee Claims” shall have the meaning ascribed to it in the Plan.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, reorganization, consolidation, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including the Equity Issuer; provided that the term “Reorganized Debtor” shall not include Intelsat S.A. and/or Intelsat Investments Holdings S.à.r.l. in the event the Non-TopCo Plan is confirmed.

“Reorganized S.A.” means, in a scenario where the Plan (and not the Non-TopCo Plan) is confirmed, Intelsat S.A. or any successor or assign, by merger, consolidation, reorganization, or otherwise on or after the Effective Date.

“Reorganized S.A. Common Stock” means, in a scenario where the Plan (and not the Non-TopCo Plan) is confirmed, the common stock of Reorganized S.A. to be issued upon the Effective Date in accordance with the Restructuring Steps Memorandum.

“Replacement/Incremental DIP Facility” means a debtor-in-possession credit facility that refinances or replaces the DIP Facility, or is incremental to the DIP Facility, which will be provided by certain members of the Jackson Ad Hoc Group and Jackson Crossover Ad Hoc Group and which facility shall have terms consistent with the terms of the Replacement/Incremental DIP Facility Term Sheet attached hereto as Exhibit K, subject to definitive documentation to be reasonably acceptable to the Debtors, the Jackson Ad Hoc Group, and the Jackson Crossover Ad Hoc Group and which definitive documentation shall be on terms substantially similar to the existing DIP Credit Agreement and DIP Order.

“Replacement/Incremental DIP Facility Order” means the order approving the Replacement/Incremental DIP Facility, which order shall be reasonably acceptable to the Debtors, the Jackson Ad Hoc Group, and the Jackson Crossover Ad Hoc Group and which order may (but shall not be required to) incorporate the Term Loan Facility Claims Settlement as adequate protection.

“Replacement/Incremental DIP Facility Term Sheet” means the term sheet for a debtor-in-possession credit facility that refinances or replaces the DIP Facility, or is incremental to the DIP Facility attached hereto as Exhibit J.

“Required Consenting Creditors” means, collectively, the Required Consenting First Lien Creditors and the Required Consenting Unsecured Creditors.

“Required Consenting First Lien Creditors” means, collectively, the Required Consenting First Lien Noteholders and the Required Consenting Jackson Ad Hoc Group Members.

“Required Consenting First Lien Noteholders” means, as of the relevant date, those First Lien Noteholders Group Members holding at least 50.01% of the aggregate principal amount of First Lien Notes Claims held by all First Lien Noteholders Group Members; provided that with respect to any terms or conditions that relate to the implementation or approval of the Secured Creditor Settlement or the treatment and allowance of the First Lien Claims under the Plan (or the Non-TopCo Plan, as applicable), such parties’ consent rights shall be governed by Section 7.02 herein.

“Required Consenting HoldCo Creditors” means, as of the relevant date, those HoldCo Creditor Ad Hoc Group Members holding at least 50.01% of the aggregate principal amount of HoldCo Senior Notes held by all HoldCo Creditor Ad Hoc Group Members.

“Required Consenting Jackson Ad Hoc Group Members” means, as of the relevant date, those Jackson Ad Hoc Group Members holding at least 50.01% of the aggregate principal amount of Term Loan Facility Claims held by all Jackson Ad Hoc Members.

“Required Consenting Jackson Ad Hoc Group Noteholders” means, as of the relevant date, those Jackson Ad Hoc Group Members holding at least 50.01% of the aggregate principal amount of First Lien Notes Claims held by all Jackson Ad Hoc Group Members.

“Required Consenting Jackson Crossover Group Members” means, as of the relevant date, those Jackson Crossover Ad Hoc Group Members holding at least 60.01% of the aggregate principal amount of Jackson Senior Notes held by all Jackson Crossover Ad Hoc Group Members.

“Required Consenting Unsecured Creditors” means, collectively, the Required Consenting Jackson Crossover Group Members and the Required Consenting HoldCo Creditors.

“Restructuring Expenses” means, collectively, the reasonable and documented fees and expenses, whether incurred before, on, or after the Effective Date, of (a) the Jackson Ad Hoc Group (including all fees and expenses of Akin Gump Strauss Hauer & Feld LLP (including, for an avoidance of doubt, whether incurred before or after the Effective Date, all fees and expenses related to any Secured Creditor Claims Litigation and any subsequent litigation related to the Claims that are the subject of the Secured Creditor Claims Litigation) and Centerview Partners), the First Lien Noteholders Group (including all fees and expenses of Wilmer Cutler Pickering Hale and Dorr, LLP (including, for an avoidance of doubt, whether incurred before or after the Effective Date, all fees and expenses related to any Secured Creditor Claims Litigation and any subsequent litigation related to the Claims that are the subject of the Secured Creditor Claims Litigation)), (b) the Jackson Crossover Ad Hoc Group (including all fees and expenses of the Jackson Crossover Ad Hoc Group Advisors (including, for the avoidance of doubt, whether incurred before or after the Effective Date, all (x) fees and expenses related to any Secured Creditor Claims Litigation, and any subsequent litigation related to the Claims that are the subject of the Secured Creditor Claims Litigation, or the Guarantee Claims and (y) fees and expenses set forth in the Houlihan Engagement Letter)), (c) the HoldCo Creditor Ad Hoc Group (including all fees and expenses of the HoldCo Creditor Ad Hoc Group Advisors), and (d) the professionals to be paid by the Company Parties pursuant to this Agreement or as adequate protection pursuant to the DIP Order.

“Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan (or the Non-TopCo Plan, as applicable), which shall be included in the Plan Supplement and shall be in form and substance acceptable to the Required Consenting Unsecured Creditors and the Company Parties.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Secured Creditor Claims Disputed Distribution Amount” means (i) 100 percent (100%) of the aggregate amount of the premium and/or makewhole amounts that the First Lien Noteholders Group, the Jackson Ad Hoc Group, or the First Lien Notes Trustee claim became payable under the 8.00% First Lien Notes Indenture and the 9.50% First Lien Notes Indenture as of the Petition Date, along with interest thereon at the contractual rate from the Petition Date through and including the Effective Date; provided, however, that amounts in the Secured Creditor Claims Disputed Distribution Reserve shall continue to accrue interest at the contractual rate under the applicable debt instruments (with such contractual interest to be deposited by the Reorganized Debtors into such reserve in periodic intervals following the Effective Date) until paid in accordance with any Final Order, provided that any accrual of interest in respect of the Secured Creditor Claims Disputed Distribution Reserve, or deposit of such interest therein, shall not be an admission, finding or decision as to the appropriate interest rate in respect thereof, and all parties’ rights are expressly reserved and preserved in connection therewith (provided, however, that the Debtors and Reorganized Debtors shall support the Secured Creditor Settlement, as otherwise provided in this Agreement and the Plan); provided, further, however, for the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.

“Secured Creditor Claims Disputed Distribution Reserve” means, in the event the Secured Creditor Settlement Order has not been entered or does not remain in effect as of the Effective Date, as determined by the Debtors or Reorganized Debtors with the consent (not to be unreasonably withheld) of the Required Consenting Jackson Crossover Group Members, the Required Consenting Jackson Ad Hoc Group Noteholders, and the Required Consenting First Lien Noteholders, either (a) a reserve that shall be established on the Effective Date or (b) the Secured Creditor Claims Disputed Distribution Trust Account that shall be established on the Effective Date, in each case funded by the Debtors with cash in the amount of the Secured Creditor Claims Disputed Distribution Amount; provided, that no Secured Creditor Claims Disputed Distribution Reserve shall be established or maintained after the Secured Creditor Settlement Order has become a Final Order on or before the Effective Date or a Secured Creditor Claims Order has become a Final Order on or before the Effective Date and all amounts required to be paid to the holders of First Lien Notes thereunder have been paid in full in cash.

“Secured Creditor Claims Disputed Distribution Trust Account” means an interest-bearing account funded by the Debtors with cash on or before the Effective Date in an amount equal to the Secured Creditor Claims Disputed Distribution Amount, which shall be maintained in trust solely for the Holders of First Lien Notes Claims and for no other Entities until any Claims Allowed pursuant to a Final Order entered with respect to the Secured Creditor Claims Litigation have been irrevocably paid in full to the Holders of First Lien Notes Claims; provided that other than as set forth in the Plan, no Liens, claims, or interests shall encumber the Secured Creditor Claims Disputed Distribution Trust Account or Cash held in the Secured Creditor Claims Disputed Distribution Trust Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

“Secured Creditor Claims Litigation” means any litigation or proceeding (including, without limitation, any contested matter or adversary proceeding), brought by the Jackson Crossover Ad Hoc Group, the Creditors’ Committee, or any other party in interest (other than the Debtors) challenging the Allowance or treatment of, or asserting challenge to the First Lien Notes Claims Settlement, the 8.00% First Lien Notes Claims, and/or the 9.50% First Lien Notes Claims, or any portion thereof relating to any premium or makewhole amount or interest thereon, (it being understood and agreed that the full amount of principal and all accrued but unpaid interest at the applicable contract rates on the First Lien Notes are, in all circumstances, Allowed and not subject to any dispute), including the Objection of the Official Committee of Unsecured Creditors to Jackson Secured Creditors’ Claims to Make-Whole Premiums and Postpetition Interest at Default Rate [Docket No. 1476].

“Secured Creditor Claims Order” means an order of the Bankruptcy Court entered in respect of the Secured Creditor Claims Litigation, other than the Secured Creditor Settlement Order.

“Secured Creditor Settlement” means, collectively, the First Lien Notes Claims Settlement and the Term Loan Facility Claims Settlement. For the avoidance of doubt, the First Lien Notes Claims Settlement has not been approved or consented to by the Jackson Crossover Ad Hoc Group.

“Secured Creditor Settlement Motion” means the motion to be filed by the Debtors with the Bankruptcy Court seeking approval of the First Lien Notes Claims Settlement pursuant to Bankruptcy Rule 9019, which motion shall be heard at the Confirmation Hearing.

“Secured Creditor Settlement Order” means an order of the Bankruptcy Court that has not been stayed approving the relief requested in the Secured Creditor Settlement Motion, which order shall be in form and substance reasonably acceptable to the Required Consenting First Lien Creditors and the Company Parties. For the avoidance of doubt, the Secured Creditor Settlement Order shall not be the Confirmation Order.

“Secured Creditor Settlement Term Sheet” means that certain term sheet setting forth certain terms of the Secured Creditor Settlement attached hereto as Exhibit I, which, for the avoidance of doubt, has not been approved or consented to by the Jackson Crossover Ad Hoc Group or the Creditors’ Committee.

“Securities” has the meaning set forth in section 2(a)(1) of the Securities Act (including, for the avoidance of doubt, the New Common Stock, New Notes, New Warrants, CVRs or other securities that may be received in exchange for any Company Claims during the Agreement Effective Period and prior to the Effective Date).

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means, collectively, the: (i) Jackson Senior Notes; (ii) Lux Senior Notes; (iii) Connect Senior Notes; and (iv) Convertible Senior Notes.

“Senior Notes Claim” means any Claim arising under the Senior Notes Indentures.

“Senior Notes Indentures” means, collectively, the: (i) Jackson Senior Notes Indentures; (ii) Lux Senior Notes Indentures; (iii) Connect Senior Notes Indenture; and (iv) Convertible Senior Notes Indenture.

“Series A CVR Agreement” means that certain agreement setting forth the full terms and conditions of the Series A CVRs, the form of which shall be included in the Plan Supplement, consistent with the terms set forth in the CVR Term Sheet, and in form and substance acceptable to the Company Parties and the Required Consenting Unsecured Creditors.

“Series A CVRs” means those certain contingent value rights issued pursuant to the Plan (or the Non-TopCo Plan, as applicable) and the Series A CVR Agreement and consistent with the terms set forth in the CVR Term Sheet.

“Series B CVR Agreement” means that certain agreement setting forth the full terms and conditions of the Series B CVRs, the form of which shall be included in the Plan Supplement, consistent with the terms set forth in the CVR Term Sheet, and in form and substance acceptable to the Company Parties and the Required Consenting Unsecured Creditors.

“Series B CVRs” means those certain contingent value rights issued pursuant to the Plan (or the Non-TopCo Plan, as applicable) and the Series B CVR Agreement and consistent with the terms set forth in the CVR Term Sheet.

“Settlement” means (a) the compromise and settlement by and among the Company Parties, as reflected in the Settlement Agreement, of: (i) the Debtor Intercompany Claims, including, the Historical Intercompany Transaction Claims, the 2018 Reorganization Claims, and the Accelerated Relocation Payment Claims (including, without limitation, any claims with respect to which Debtor or Reorganized Debtor is entitled to receive any payments or reimbursements pursuant to the C-Band Order); and (ii) claims and Causes of Action against any of the Debtors’ directors, managers, or officers, and other related Entities; and (b) the covenants and actions required of each party hereto to support the foregoing and to effectuate the Restructuring Transactions in a manner that maximizes tax asset value (but in all events consistent with the Plan (or the Non-TopCo Plan, as applicable) and the exhibits thereto (including the Corporate Governance Term Sheet)).

“Settlement Agreement” means that certain settlement agreement by and among the Debtors reflecting the Settlement, which will be filed in the Plan Supplement, and as approved by the Settlement Order, which agreement shall be in form and substance acceptable to the Company Parties and the Required Consenting Unsecured Creditors and, for the avoidance of doubt, shall not modify the treatment of Claims and Interests set forth in the Plan (or the Non-TopCo Plan, as applicable), the approval of which (by entry of the Settlement Order) shall be a condition precedent to Confirmation of the Plan (or the Non-TopCo Plan, as applicable) (unless such condition precedent is waived in accordance with the terms of the Plan or Non-TopCo Plan (as applicable)).

“Settlement Order” means either an order of the Bankruptcy Court that is not stayed approving the Settlement Agreement pursuant to Bankruptcy Rule 9019 or the Confirmation Order, approving the Settlement Agreement pursuant to Bankruptcy Rule 9019, which order shall be in form and substance acceptable to the Company Parties and the Required Consenting Unsecured Creditors and, for the avoidance of doubt, shall not modify the treatment of Claims and Interests set forth in the Plan (or the Non-TopCo Plan, as applicable) and entry of which shall be a condition precedent to Confirmation of the Plan (or the Non-TopCo Plan, as applicable) (unless such condition precedent is waived in accordance with the terms of the Plan or the Non-TopCo Plan (as applicable)).

“Solicitation Materials” means the ballots, provisional ballots, and other related materials drafted in connection with the solicitation of acceptances of the Plan (or the Non-TopCo Plan, as applicable), including, if applicable, a letter from the Creditors’ Committee in support of the Plan (or the Non-TopCo Plan, as applicable).

“Special Meeting” means any annual, extraordinary or other general meeting of the shareholders (or equivalent meeting or convention of equity- or security-holders) of Intelsat S.A. or any of its Affiliates to, among other things, (i) authorize additional share capital as may be necessary or advisable to effectuate the Restructuring Transactions; (ii) authorize or amend the New Corporate Governance Documents, their predecessor documents, or similar governing document of Intelsat S.A. or any of its Affiliates as may be necessary or advisable to effectuate the Restructuring Transactions; (iii) accept the resignation of existing directors; (iv) elect new directors as set forth in the Corporate Governance Term Sheet; or (v) approve any other proposals that the Debtors deem necessary or advisable in connection therewith or otherwise in order to effectuate the Restructuring Transactions.

“Standstill Conditions” has the meaning set forth in Section 7 of this Agreement.

“Term Loan Facility” means that certain prepetition first lien term loan facility provided for under the First Lien Credit Agreement.

“Term Loan Facility Claims” means Claims arising under the Term Loan Facility and the First Lien Credit Agreement.

“Term Loan Facility Claims Settlement” means the compromise and settlement regarding the allowance and treatment of the Term Loan Facility Claims set forth in the Secured Creditor Term Sheet.

“Termination Date” means, as to any Party, the date on which termination of this Agreement as to such Party is effective in accordance with Sections 13.01, 13.02, 13.03, 13.04, or 13.05, 13.06, 13.07, or 13.08.

“TopCo Guarantee Claims” means the claims asserted against the TopCo Guarantors in the proofs of claim filed in the Chapter 11 Cases by the Trustees for the Jackson Senior Notes and the Trustees for the Lux Senior Notes (including proofs of claim numbered 551, 552, 583, 584, 615, 616, 785, 788, 793, 794, 902, 903, 907, 910 and any pleadings filed with the Bankruptcy Court in connection therewith).

“TopCo Guarantors” means, together, Intelsat Investment Holdings S.à.r.l., and Intelsat S.A., each in its capacity as guarantor under the applicable Senior Notes Indentures.

“Tranche B-3 Term Loans” has the meaning set forth in the DIP Order.

“Tranche B-4 Term Loans” has the meaning set forth in the DIP Order.

“Tranche B-5 Term Loans” has the meaning set forth in the DIP Order.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar Entity under the First Lien Notes or the Senior Notes, in its capacity as such.

“U.S.-Luxembourg Tax Treaty” means the Convention between the Government of the United States of America and the Government of the Grand Duchy of Luxembourg for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, signed at Luxembourg on April 3, 1996, as amended from time to time, including pursuant to the Protocol signed May 20, 2009, and including all technical explanations, letters, and interpretations related thereto.

1.02.    Interpretation. For purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that nothing contained in this section shall or shall be construed to modify the Jackson Crossover Ad Hoc Group Consent Right or the HoldCo Creditor Group Consent Right;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement; provided, however, that any capitalized terms herein that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)    the use of “include” or “including” is without limitation, whether stated or not;

(j)    the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties;

(k)    the use of “writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form; and

(l)    any particular Company Party’s consideration of its fiduciary duties in respect of this Agreement and/or the Restructuring Transactions, including whether to exercise the Fiduciary Out applicable to it pursuant to Section 9, shall be a consideration with respect to such Company Party and shall not be based upon (i) any actual or potential facts, circumstances, or transactions to the extent that they affect the interests of another Company Party, including the actual or potential inability of such other Company Party to confirm the Plan (or the Non-TopCo Plan, as applicable) as to itself; or (ii) any changes to the Company Party’s projections of business performance (including, the impact of any potential tax liabilities), in and of themselves and whether taken individually or as a whole, as of the date of the Execution Date, unless such changes would be reasonably likely to render, as to such particular Company Party, the Plan (or the Non-TopCo Plan, as applicable) infeasible under section 1129(a)(11) of the Bankruptcy Code.

Section 2.    Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties as of 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

(b)    holders of Jackson Senior Notes Claims holding at least two-thirds of the aggregate outstanding principal amount of Jackson Senior Notes shall have executed and delivered counterpart signature pages of this Agreement;

(c)    holders of HoldCo Senior Notes Claims holding at least two-thirds of the aggregate outstanding principal amount of Connect Senior Notes shall have executed and delivered counterpart signature pages of this Agreement; and

(d)    holders of First Lien Claims holding at least two-thirds of the aggregate outstanding principal amount of either (i) the 8.00% First Lien Notes Claims, (ii) the 9.50% First Lien Notes Claims, or (iii) the Term Loan Facility Claims shall have executed and delivered counterpart signature pages of this Agreement.

Section 3.    Definitive Documents.

3.01.    The Definitive Documents governing the Restructuring Transactions shall include the following: (A) the Plan (and the Non-TopCo Plan) and the Plan Supplement (and, in each case, any and all exhibits, annexes, schedules ballots, solicitation procedures, and other documents and instruments related thereto); (B) the Confirmation Order; (C) the Disclosure Statement; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the New Debt Documents; (G) the Backstop Commitment Agreement; (H) the New Warrants Agreements; (I) the CVR Agreements; (J) any and all documentation required to implement, issue, and distribute the New Common Stock, New Debt, CVRs, or New Warrants, including any material disclosure documents related thereto; (K) the Management Incentive Plan; (L) the New Corporate Governance Documents; (M) the Settlement Agreement and all pleadings or documents in connection with the Settlement Agreement, including the Settlement Order; (N) the Secured Creditor Settlement Term Sheet; (O) the Restructuring Steps Memorandum; (P) the Guarantee Litigation Scheduling Order; and (Q) any and all other material documents, deeds, agreements, filings, notifications, letters or instruments necessary or required to consummate the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements made from time to time thereto).

3.02.    The Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date remain subject to good faith negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as this Agreement may be modified, amended, or supplemented in accordance with Section 14.

Further, subject to and without limiting any additional or different consent or approval rights of the Parties specified elsewhere in this Agreement, the Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date, including any amendments to the Definitive Documents (including, for the avoidance of doubt, any amendments to the Definitive Documents that are executed as of the Execution Date and/or in the form attached to this Agreement), shall be in form and substance (x) acceptable to (a) the Company Parties, (b) the Required Consenting Jackson Crossover Group Members subject to the Jackson Crossover Ad Hoc Group Consent Right, and (c) the Required Consenting HoldCo Creditors subject to the HoldCo Creditor Group Consent Right, and (y) reasonably acceptable to the Required Consenting First Lien Creditors, solely to the extent provided under the First Lien Creditors Consent Right; provided that the Required Consenting HoldCo Creditors shall have the right to consult in respect of the negotiation of the “makewhole” provisions in the New Debt Documents concerning the New Term Loans and New Notes; provided, further that (A) the Guarantee Litigation Scheduling Order shall be in form and substance acceptable only to the Company Parties and the Required Consenting Unsecured Creditors and (B) the Backstop Commitment Agreement shall be in form and substance acceptable only to the Company Parties and the Required Consenting Jackson Crossover Group Members; provided, further, that the Secured Creditor Settlement Term Sheet shall be in form and substance acceptable only to the Company Parties and the Required Consenting First Lien Creditors.

3.03.    The Company Parties acknowledge and agree that they will provide advance initial draft copies of the Definitive Documents to counsel for the Consenting Creditors as soon as reasonably practicable and will use commercially reasonable efforts to provide such documents no later than five (5) calendar days prior to the date when any Company Party intends to file the applicable Definitive Document with the Bankruptcy Court or otherwise finalize such document; provided, that the Company Parties shall use their best efforts to ensure that no Definitive Document is filed with the Bankruptcy Court or finalized unless the consent rights set forth in Section 3.02 of this Agreement have been satisfied. The Company Parties further acknowledge and agree that they will provide advance initial draft copies of any substantive pleadings other than the Definitive Documents to counsel for the Consenting Creditors and shall exert commercially reasonable efforts to provide such documents no less than three (3) Business Days, and, in all events, shall provide such documents no later than two (2) days (which shall include at least one (1) Business Day) prior to the date when any Company Party intends to file the applicable substantive pleadings with the Bankruptcy Court or otherwise finalize such document.

Section 4.     Milestones.

4.01.    During the Agreement Effective Period, the Company Parties shall implement the Restructuring Transactions in accordance with the following milestones, as applicable, unless extended or waived in writing (which may be electronic mail between applicable counsel) by the Required Consenting Creditors.

(a)    no later than one (1) day after the Agreement Effective Date, the Company Parties shall have filed with the Bankruptcy Court the Plan and the Disclosure Statement;

(b)    no later than forty-five (45) days after the Execution Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement;

(c)    no later than one hundred (100) days after the Execution Date, the Confirmation Hearing shall have occurred;

(d)    no later than one hundred and twenty (120) days after the Execution Date, the Bankruptcy Court shall have entered the Confirmation Order and the Settlement Order; and

(e)    no later than the Outside Date, all conditions to the occurrence of the Effective Date shall have either been satisfied or waived in accordance with this Agreement and the Effective Date shall have occurred.

Section 5.     Commitments of the Consenting Creditors.

5.01.    General Commitments, Forbearances, and Waivers.

(a)    During the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees, in respect of any Company Claims, to:

(i)    support the Restructuring Transactions and, subject to Section 5.02 of this Agreement, vote and use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, or creditors’, or shareholders’ meeting (including any Special Meeting), including by proxy vote or otherwise, or in any other process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably requested and necessary to implement the Restructuring Transactions;

(ii)    support the Settlement Agreement and entry of the Settlement Order, and not object to or otherwise seek to challenge the Settlement Agreement or entry of the Settlement Order;

(iii)    as it pertains to the Jackson Crossover Ad Hoc Group and Jackson Ad Hoc Group, use commercially reasonable efforts to negotiate and finalize the Replacement/Incremental DIP Facility, as contemplated by the Replacement/Incremental DIP Facility Term Sheet, support the approval of the Replacement/Incremental DIP Facility and entry of the Replacement/Incremental DIP Facility Order, including, but not limited to, filing any pleadings or other documents with the Bankruptcy Court in support of the Replacement/Incremental DIP Facility and not objecting to, nor encouraging any other person or entity to, object to, delay, or impede or take any other action to delay, impede, or interfere with approval of the Replacement/Incremental DIP Facility or entry of the Replacement/Incremental DIP Facility Order;

(iv)    support the entry of the Guarantee Litigation Scheduling Order, and not object to or otherwise seek to challenge the entry of Guarantee Litigation Scheduling Order (or the motion seeking entry thereof);

(v)    use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders; provided, however, that this paragraph shall not require (1) any Jackson Crossover Ad Hoc Group Member to agree to anything that directly or indirectly changes in any way whatsoever the treatment of the Jackson Senior Notes Claims under the Plan (or the Non-TopCo Plan, as applicable), (2) any HoldCo Creditor Ad Hoc Group Member to agree to anything that directly or indirectly changes in any way whatsoever the treatment of the HoldCo Senior Notes Claims under the Plan (or the Non-TopCo Plan, as applicable) or (3) subject to Section 7.02, any First Lien Noteholders Group Member or Jackson Ad Hoc Group Member to agree to anything that directly or indirectly changes in any way whatsoever the treatment of the First Lien Notes Claims or the Term Loan Facility Claims under the Plan (or the Non-TopCo Plan, as applicable);

(vi)    use commercially reasonable efforts to oppose (or join the Company Parties in opposing) any party or person from taking any actions contemplated in Section 5.02(b);

(vii)    give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions, in each case in form and substance acceptable to the applicable Consenting Creditors;

(viii)    negotiate in good faith the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(ix)    negotiate in good faith any appropriate additional provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, or delay the consummation of the Restructuring Transactions; provided that, for the avoidance of doubt, subject to Section 7.02 herein, no Consenting Creditor shall be required to consent to any provisions or agreements that would result in any change that is adverse to such Consenting Creditor’s rights or treatment as set forth in this Agreement, the Plan, the Settlement Agreement, or the Secured Creditor Settlement.

(x)    with respect to any Consenting Creditor that is expected to receive any Securities of the Equity Issuer in connection with the Restructuring Transactions, use commercially reasonable efforts to support any motion filed by any Company Party in furtherance of obtaining necessary or desirable regulatory approvals for the Restructuring Transactions; and

(xi)    use commercially reasonable efforts to (1) support any action by the Company Parties to obtain regulatory approvals required or desirable for the consummation of the Restructuring Transactions and (2) provide any and all reasonably requested and needed information to effectuate such regulatory approvals (subject to reasonable and customary exclusions for privilege and confidentiality).

(b)    During the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees, in respect of any Securities issued in connection with the Restructuring Transactions, to use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, or creditors’, or shareholders’ meeting (including any Special Meeting), including by proxy vote or otherwise, or in any other process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably requested and necessary to implement the Restructuring Transactions; provided, however, that such commitment shall not extend for more than one (1) Business Day after the Effective Date.

(c)    During the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees, in respect of all of its Company Claims, that it shall not directly or indirectly:

(i)    object to, delay, impede, or take any other action to interfere with, acceptance, consummation, or implementation of the Restructuring Transactions or the Secured Creditor Settlement, except solely as to the Jackson Crossover Ad Hoc Group through the Secured Creditor Claims Litigation;

(ii)    publicly propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the Guarantee Litigation Scheduling Order that is entered by the Bankruptcy Court, or the Plan (or the Non-TopCo Plan, as applicable); provided that nothing in Section 5 shall prevent any Consenting Creditor from complying with the terms of the Initial Guarantee Litigation Scheduling Order pending entry of the Guarantee Litigation Scheduling Order or if the Guarantee Litigation Scheduling Order is not entered;

(iv)    initiate, or direct any other person to initiate on its behalf, any litigation or proceeding against any other Party that is inconsistent with this Agreement;

(v)    exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties unless any such action is (1) consistent with this Agreement, (2) in accordance with the Definitive Documents, or (3) permitted by the DIP Order;

(vi)    object to, delay, impede, or take any other action to interfere with (1) the Settlement Agreement and the approval thereof and entry of the Settlement Order, (2) the Guarantee Litigation Scheduling Order and the entry thereof, or (3) the efforts of the Company Parties to seek confirmation of the Plan (or the Non-TopCo Plan, as applicable); or

(vii)    take or fail to take any action (except to the extent expressly contemplated by the Plan (or the Non-TopCo Plan, as applicable) or this Agreement) if such action or failure to act would cause a change to the tax classification of any Company Party or would reasonably be expected to cause, individually or in the aggregate, a material adverse tax consequence to the Company Parties without the prior written consent of the Required Consenting Unsecured Creditors, unless required by applicable Law or accounting standards.

(d)    For the avoidance of doubt, nothing in this Agreement shall (i) require any Consenting Creditor to consent to, acquiesce in, vote for, support, or not object to any Alternative

Restructuring Proposal or any portion thereof, or (ii) limit the right of any Consenting Creditor hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document.

5.02.    Commitments with Respect to Chapter 11 Cases.

(a)    During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan (or the Non-TopCo Plan, as applicable) pursuant to its terms agrees that it shall, subject to the receipt by such Consenting Creditor of the Solicitation Materials:

(i)    vote each of its Company Claims to accept the Plan (or the Non-TopCo Plan, as applicable) by delivering its duly executed and completed ballot accepting the Plan (or the Non-TopCo Plan, as applicable) on a timely basis following the commencement of the solicitation of the Plan (or the Non-TopCo Plan, as applicable) and its actual receipt of the Solicitation Materials and the ballot;

(ii)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan (or the Non-TopCo Plan, as applicable), elect not to opt out of the releases set forth in the Plan (or the Non-TopCo Plan, as applicable) by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above at any time before entry of the Confirmation Order; and

(iv)    support the Settlement Agreement, including entry of the Settlement Order.

(b)    During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with, any motion or other pleading or document filed by a Company Party in the Bankruptcy Court to the extent of any relief sought therein that is required to further the terms of this Agreement.

(c)    Notwithstanding any other provisions of this Agreement, including this 5.02(c), nothing in this Agreement shall require any Consenting Creditor to incur any material expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, grants of any liens or security interests, or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Creditor or its affiliates.

Section 6.     Additional Provisions Regarding the Consenting Creditors’ Commitments.

6.01.    Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) be construed to prohibit any Consenting Creditor from appearing as a party in interest and filing papers in any matter to be adjudicated in the Chapter 11 Cases, in each case to the extent consistent with this Agreement; (b) affect the ability of any Consenting Creditor to consult or negotiate with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including the United States Trustee and other creditors that are not

Consenting Creditors); (c) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions or the Chapter 11 Cases, including the rights of the Jackson Crossover Ad Hoc Group or any Consenting Creditor to pursue, or direct another Entity to pursue, the Secured Creditor Claims Litigation or object on any basis to a proposed replacement or incremental debtor-in-possession financing (other than the Replacement/Incremental DIP Facility); (d) prevent any Consenting Creditor from enforcing this Agreement or any other Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such document(s), or exercising its rights or remedies specifically reserved herein or in any of the Definitive Documents; (e) obligate a Consenting Creditor to deliver a vote to support the Plan (or the Non-TopCo Plan, as applicable) or prohibit a Consenting Creditor from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date), such vote shall be deemed void ab initio and such Consenting Creditor shall have the opportunity to change its vote at any time before entry of the Confirmation Order; (f) (i) prevent any Consenting Creditor from taking any action which is required by applicable Law, or (ii) require any Consenting Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal or other professional or business professional privilege; (g) prevent any Consenting Creditor by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like that are required by applicable Law; (h) prevent any Consenting Creditor from enforcing its rights or the Debtors’ obligations under the DIP Order or other order of the Bankruptcy Court; (i) prevent any Consenting Creditor from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence or priority of its Company Claims (including, without limitation, the filing of a proof of claim against any Company Party); provided that the prosecution of any Guarantee Claims shall be subject to the Guarantee Litigation Scheduling Order and Section 7.05; (j) prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement; (k) impair or diminish the Jackson Crossover Ad Hoc Group Consent Right or the HoldCo Creditor Group Consent Right; (l) subject to the requirements set forth in Section 5.01(a)(iii) of this Agreement, prevent any Consenting Creditor from supporting the entry into, and approval of, any proposed replacement or incremental debtor-in-possession financing; or (m) prohibit the Jackson Crossover Ad Hoc Group from commencing and/or prosecuting a contested matter(s), adversary proceeding(s) or other proceeding(s) in respect of the Secured Creditor Claims Litigation.

6.02.    For the avoidance of doubt, the right of the Jackson Crossover Ad Hoc Group to object to the First Lien Notes Claims Settlement and prosecute the Secured Creditor Claims Litigation is expressly reserved and preserved, including the right to commence and prosecute a contested matter(s), adversary proceeding(s) or other proceeding(s) in respect of the Secured Creditor Claims Litigation and seek to have such contested matter(s), adversary proceedings(s), or other proceeding(s) heard at a hearing before, during, or after the Confirmation Hearing.

Section 7.    Additional Provisions.

7.01.    Backstop of New Term Loans and New Notes.

(a)    The Jackson Crossover Ad Hoc Group Members shall have the option, at any time prior to seven (7) days before the deadline to file a reply or brief in support of Confirmation, to submit the Backstop Proposal to the Debtors. The Required Consenting Jackson Crossover Group Members may, in their sole discretion, permit other parties (that are not already entitled to be Backstop Parties under this Agreement) to become Backstop Parties and participate in the Backstop Proposal; subject to the consent of the Company Parties, not to be unreasonably withheld, delayed, or conditioned.

(b)    If the Backstop Parties submit a Backstop Proposal on terms that are reasonably acceptable to the Debtors, subject to entry into the Backstop Commitment Agreement, the Debtors shall pay the Backstop Parties the Backstop Premium (as provided for in the executed Backstop Commitment Agreement). The Debtors or Reorganized Debtors (as applicable) shall pay the Backstop Premium to the Backstop Parties at the time and in the manner set forth in the Backstop Commitment Agreement.

(c)    The Parties agree that any Backstop Commitment Agreement executed by the Company Parties and the Backstop Parties shall be executed (unless otherwise agreed in writing between the Required Consenting Jackson Crossover Group Members and the Company Parties) no later than seven (7) days prior to the commencement of the Confirmation Hearing, and that the Backstop Parties shall remain obligated in respect of the Backstop Commitment set forth therein for no more than twenty-eight (28) days after the execution of the Backstop Commitment Agreement, provided, that each Backstop Party may agree to extend its Backstop Commitment to a later date in its discretion. The Parties agree that the Backstop Commitment Agreement shall provide that the Backstop Parties shall reserve the right to modify the terms of the Backstop Commitment Agreement if the commencement or conclusion of the Confirmation Hearing is materially delayed.

(d)    For the avoidance of doubt, nothing in this Agreement obligates any Party to either (a) submit a Backstop Proposal or (b) fund any amounts in respect of the New Debt.

7.02.    Secured Creditor Claims Litigation.

(a)    Notwithstanding anything to the contrary herein, nothing shall prevent (i) the Jackson Crossover Ad Hoc Group from prosecuting the Secured Creditor Claims Litigation, or challenging or contesting the First Lien Notes Claims Settlement or the treatment of the First Lien Notes Claims on any basis, (ii) the Company Parties from seeking approval of the Secured Creditor Settlement, including by filing the Secured Creditor Settlement Motion, or (iii) the Jackson Ad Hoc Group or the First Lien Noteholders Group from supporting or prosecuting the Secured Creditor Settlement and from defending against any Secured Creditor Claims Litigation and, in the event of any vacating or reversal of the Secured Creditor Settlement Order, of seeking payment of all amounts necessary for the First Lien Notes to be unimpaired under section 1124 of the Bankruptcy Code. Any modification to the Plan (or the Non-TopCo Plan, as applicable) necessary or desirable to implement or reflect the terms of the, as applicable, Secured Creditor Settlement Order or Secured Creditor Claims Order, to the extent that such order becomes a Final Order, and the form of such modification, shall be negotiated in good faith amongst the Parties; provided, however, that no such modification to reflect the terms of the Secured Creditor Claims Order shall in any way modify the unimpaired status and treatment set forth in the Plan of the First Lien Notes Claims in the event that the Secured Creditor Settlement Order is not entered. For the avoidance of doubt, the First Lien Claims shall not be satisfied from any HoldCo cash.

(b)    The Secured Creditor Settlement shall provide that the rights of all parties (including the Jackson Ad Hoc Group, the First Lien Noteholders Group, the Jackson Crossover Ad Hoc Group, and the Creditors’ Committee) to appeal any order entered in respect of the Secured Creditor Claims Litigation (including in respect of the allowed amount or treatment of the First Lien Claims or related to the First Lien Notes Claims Settlement) shall be expressly reserved and preserved; provided, however, that the Company Parties and Reorganized Debtors, as applicable, shall (a) defend any appeal of the Secured Creditor Settlement Order or (b) appeal and support the reversal on appeal of an order denying approval of the Secured Creditor Settlement; provided, further, however, that any appeal by any party shall not seek to stay the Confirmation Order or otherwise stay consummation of the Plan. In the event that the Secured Creditor Settlement Order has been entered and remains in effect as of the Effective Date, the First Lien Noteholders shall be paid on the Effective Date all amounts payable to them under the Secured Creditor Settlement, subject to recoupment or supplementation by the Reorganized Debtors in the event and to the extent of entry of a subsequent Final Order inconsistent with the Secured Creditor Settlement Order; provided, however, that in no event shall (i) the full outstanding principal amount of the First Lien Notes or (ii) any accrued and unpaid interest on the principal of the First Lien Notes amount through the Effective Date at the contractual rate be subject to recoupment or supplementation. In the event that the Secured Creditor Settlement Order has not been entered or does not remain in effect as of the Effective Date, the First Lien Noteholders shall be paid on the Effective Date all principal and accrued but unpaid interest thereon (but not any disputed makewhole or premium amounts and interest on such makewhole or premium amounts) at the applicable contract rate on the First Lien Notes, and the Debtors and/or Reorganized Debtors shall establish the Secured Creditor Claims Disputed Distribution Reserve; provided, however, that irrespective of the amount of interest that may be earned on the amounts deposited in such disputed claims reserve after the Effective Date, the holders of First Lien Notes Claims and the trustee under the First Lien Notes Indentures shall be entitled to assert a claim for all amounts required so that the First Lien Notes are unimpaired under Section 1124 of the Bankruptcy Code, including a claim for all premium or makewhole amounts and interest thereon from and after the Effective Date at the contract rates specified in the First Lien Indentures, and all rights of the Jackson Crossover Ad Hoc Group and the Creditors’ Committee to object to any such claim (including with respect to the appropriate interest rate (if any)) shall be preserved.

(c)    The Parties agree that (a) the Confirmation Order shall not contain any provision approving the First Lien Notes Claims Settlement and (b) in exercising appellate rights in respect of any court order relating to the First Lien Notes Claims Settlement or Secured Creditor Claims Litigation, any party exercising such appellate rights shall not be subject to the doctrine of equitable mootness or any other similar doctrine, and the Parties waive all arguments regarding such doctrines.

(d)    Notwithstanding anything to the contrary in this Agreement (including this Section 7.02), except as a direct result of a breach by the Jackson Crossover Ad Hoc Group of its obligations set forth in Section 5.01(a)(iii) (which, for the avoidance of doubt, shall not include non-performance of any obligations after a termination of this Agreement by the Jackson Crossover Ad Hoc Group), if the Replacement/Incremental DIP Facility is not approved by the Bankruptcy Court, then this Agreement and the Plan (and the Non-TopCo Plan, as applicable) shall be modified such that (i) the Term Loan Facility Claims and Term Loan Facility Claims Settlement shall be treated (including with respect to treatment under the Plan (and the Non-TopCo Plan, as applicable)) in a manner substantially similar to the First Lien Notes Claims and the First Lien Notes Claims Settlement (including with respect to modifications to Article III of the Plan (and the Non-TopCo Plan, as applicable) and modifications to Section 6.02, this Section 7.02 and the term “Secured Creditor Claims Litigation” (and other applicable terms and provisions used in this Agreement)), (ii) the Jackson Crossover Ad Hoc Group’s rights to challenge the Term Loan Facility Claims and Term Loan Facility Claims Settlement shall be reserved and preserved to the same extent that the Jackson Crossover Ad Hoc Group’s rights to challenge the First Lien Notes Claims and First Lien Notes Claims Settlement are reserved and preserved herein, and (iii) the Required Consenting Jackson Crossover Group Members shall have a right to terminate this agreement as provided for in Section 13.01(aa).

7.03.    Support for Settlement Agreement. During the Agreement Effective Period, each Party shall (i) support, consent to, and take all reasonable steps necessary to negotiate and document the definitive terms of the Settlement as shall be set forth in the Settlement Agreement, and (ii) seek approval of the Settlement and Settlement Agreement, including supporting entry of the Settlement Order as a condition precedent to Confirmation of the Plan (or the Non-TopCo Plan, as applicable); provided that such condition precedent may be waived with the consent of each of the Required Consenting Jackson Crossover Group Members, the Required Consenting HoldCo Creditors, and the Company Parties.

7.04.    HoldCo Creditor Ad Hoc Group Waiver.

(a)    During the Agreement Effective Period, (a) to the extent the aggregate value to be distributed under the Plan to holders of Convertible Senior Notes Claims on account of such claims increases in excess of $49 million up to $145 million (excluding the value attributable to Reorganized S.A. Common Stock (if any)), HoldCo Creditor Ad Hoc Group Members shall not receive any distribution on account of such incremental recovery except for distributions of Reorganized S.A. Common Stock (if any) and (b) to the extent the aggregate value to be distributed under the Plan to holders of Convertible Senior Notes Claims on account of such claims exceeds $145 million (excluding the value attributable to Reorganized S.A. Common Stock (if any)), the HoldCo Creditor Ad Hoc Group Members shall be entitled to recover, pro rata, in such excess distributable value; provided that the HoldCo Creditor Ad Hoc Group Members shall not receive any value in respect of their receipt (if any) of the Reorganized S.A. Common Stock other than value attributable to the net operating losses or other tax attributes (that are held outside of the Debtors’ Luxembourg tax unity) of Intelsat S.A. or Intelsat Investments Holdings S.a.r.l.

(b)    In the event the Company Parties implement the Restructuring Transactions pursuant to the Non-TopCo Plan, the HoldCo Creditor Ad Hoc Group Waiver described in this Section 7.04 shall not apply to any distributions from Intelsat S.A. upon the Effective Date of the Non-TopCo Plan, unless such distributions are funded by Reorganized Jackson, any of its subsidiaries or any holders of Jackson Senior Notes.

7.05.    Guarantee Claim Matters.

(a)    The Jackson Crossover Group will not seek entry of an order allowing a HoldCo Guarantee Claim (whether on a temporary or final basis, but subject to Sections 7.05(b), (c) and (d)), or seek a distribution from any of the HoldCo Guarantors on account of any HoldCo Guarantee Claims, and neither the HoldCo Creditor Ad Hoc Group nor any Company Party shall prosecute any objection or participate in any challenge to the Guarantee Claims, in each case at any time when (1) the Jackson Crossover Ad Hoc Group and the HoldCo Creditor Ad Hoc Group (in each case in a percentage amount required for the effectiveness of this Agreement pursuant to Section 2) are parties to a plan support agreement that provides (a) treatment for Jackson Senior Notes Claims against all Debtors that is no less favorable in any respect than the treatment of such claims specified in this Agreement and (b) treatment for the HoldCo Senior Notes Claims that is no more favorable in any respect than the treatment of such claims specified in this Agreement, and (2) no plan of reorganization has been filed by any person or entity having a right to file a plan that (a) provides treatment to Jackson Senior Notes Claims against any Debtor that is less favorable than the treatment of such claims specified in this Agreement or (b) provides treatment to any HoldCo Senior Notes Claim that is more favorable in any respect than the treatment of such claims specified in this Agreement; provided, that this clause (2) shall not apply to any plan filed by the Jackson Crossover Ad Hoc Group.

(b)    For greater certainty, nothing in Section 7.05(a) shall prevent the Jackson Crossover Ad Hoc Group from (1) seeking entry of an order allowing a Guarantee Claim (whether on a temporary or final basis) against, or seeking a distribution from, the TopCo Guarantors or (2) defending any Guarantee Claim asserted against the HoldCo Guarantors or TopCo Guarantors against objections or challenges from any party; provided, that (i) any hearing regarding the merits of any Guarantee Claim against any TopCo Guarantor shall occur contemporaneously with (or after) the Confirmation Hearing, and in no event shall any such hearing occur prior to the Confirmation Hearing, (ii) no hearing regarding the merits of any Guarantee Claim against any HoldCo Guarantor may occur until after the Confirmation Hearing (except as provided in Section 7.05(h)), and (iii) the Jackson Crossover Ad Hoc Group, the HoldCo Creditor Ad Hoc Group, and the Company Parties will each support the Bankruptcy Court’s entry of the Guarantee Litigation Scheduling Order.

(c)    Notwithstanding anything to the contrary herein, in the event (x) any hearing, other than the September 1, 2021 hearing scheduled pursuant to the Initial Guarantee Litigation Scheduling Stipulated Order, concerning the merits or temporary allowance of any Guarantee Claim is scheduled by the Bankruptcy Court for a date prior to the Confirmation Hearing or (y) the Bankruptcy Court does not enter the Guarantee Litigation Scheduling Order prior to the commencement of the Disclosure Statement Hearing, then (1) the standstill provided in Section 7.05(a) shall automatically terminate, (2) the Jackson Crossover Ad Hoc Group and the HoldCo Creditor Ad Hoc Group shall each be permitted to take any and all actions with respect to the Guarantee Claims as each may deem appropriate (including, for the avoidance of doubt, participating in any hearing (or briefing with respect to such hearing) concerning the merits or temporary allowance of any Guarantee Claim that is set to occur on or prior to the Confirmation Hearing), (3) the Required Consenting Jackson Crossover Group Members and Required Consenting HoldCo Creditors may each terminate this Agreement (provided, that the Required

Consenting Jackson Crossover Group Members and Required Consenting HoldCo Creditors may only terminate this Agreement within seven (7) days (except as may be extended by the Required Consenting Unsecured Creditors) of: (i) the time at which a hearing concerning the merits or temporary allowance of any Guarantee Claim is scheduled by the Bankruptcy Court for a date prior to the Confirmation Hearing; (ii) the time that the Bankruptcy Court determines that it will not enter the Guarantee Litigation Scheduling Order; or (iii) the occurrence of the Disclosure Statement Hearing without the Bankruptcy Court having previously entered the Guarantee Litigation Scheduling Order, and (4) upon such termination of this Agreement by either the Required Consenting Jackson Crossover Group Members or the Required Consenting HoldCo Creditors pursuant to Section 7.05(c)(3), the Debtors shall (A) immediately amend the Plan (and the Non-TopCo Plan) to provide that the Guarantee Claims shall not be (i) released or waived against any HoldCo or TopCo unless consented to in writing by the Required Consenting Jackson Crossover Group Members or (ii) Allowed in any amount against any HoldCo unless consented to in writing by the Required HoldCo Creditors or otherwise ordered by the Bankruptcy Court or other court of competent jurisdiction, and (B) make any other amendments to the Plan (and the Non-TopCo Plan) necessary to effectuate the amendments in the foregoing clauses (i) and (ii) and to ensure that the Plan does not prejudice either the Jackson Crossover Ad Hoc Group or the HoldCo Creditor Ad Hoc Group’s rights and defenses with respect to the Guarantee Claims (including the right to seek a disputed claims reserve with respect to the Guarantee Claims). For the avoidance of doubt, the amendments to the Plan (and the Non-TopCo Plan, as applicable) contemplated by Section 7.05(c)(4), under the circumstances contemplated by Section 7.05(c)(4), are hereby consented to by the Parties to this Agreement.

(d)    The Disclosure Statement Order shall provide for the provisional solicitation of the TopCo Guarantee Claims.

(e)    No ruling, order, or judgment issued by any court with respect to an objection or challenge by another party to the TopCo Guarantee Claims, or with respect to a motion for temporary allowance of the TopCo Guarantee Claims, in which the HoldCo Creditor Ad Hoc Group is prevented by this Section 7.05 from participating, shall have res judicata, collateral estoppel, or any other precedential effect against either the Jackson Crossover Ad Hoc Group or the HoldCo Creditor Ad Hoc Group in any proceeding seeking to enforce or challenge the HoldCo Guarantee Claims.

(f)    It shall be a condition precedent to the Effective Date that all Guarantee Claims against the HoldCo Guarantors are withdrawn with prejudice and not entitled to any distribution under the Plan (or the Non-TopCo Plan, as applicable) and released on the Effective Date; provided, that this condition shall not be required to be satisfied, and the Plan shall be automatically amended to remove this condition, if, at the time of entry of the Confirmation Order or prior thereto, either of the following events have occurred: (a) Consenting Creditors that hold at least two-thirds (2/3) of the Connect Senior Notes (excluding any Connect Senior Notes held by the Debtors) cease to be party to this Agreement or (b) the Required Consenting HoldCo Creditors have terminated this Agreement. For the avoidance of doubt, the TopCo Guarantee Claims shall not be withdrawn, enjoined, or released on the Effective Date.

(g)    During the Agreement Effective Period, all Consenting Creditors shall use reasonable best efforts to direct the Trustees to support the Guarantee Litigation Scheduling Order and the matters set forth in this Section 7.05, provided that this shall not require any Consenting Creditor to provide any indemnification to, or incur any other out-of-pocket cost to, any Trustee.

(h)    To the extent that the conditions in clause (1) or (2) of Section 7.05(a) (the “Standstill Conditions”) cease to exist at any time before the Bankruptcy Court enters the Confirmation Order, the HoldCo Ad Hoc Creditor Group and the Debtors agree that they will consent to and support the adjournment of the Confirmation Hearing by twenty-one (21) days to permit the Jackson Crossover Ad Hoc Group to seek the temporary allowance for voting purposes of the Guarantee Claims (with such period to be extended solely to the extent necessary for any requisite solicitation to occur following the Bankruptcy Court’s ruling with respect to such temporary allowance, including with respect to the HoldCo Guarantee Claims) before the Confirmation Hearing commences or resumes, as applicable; provided, that nothing in this paragraph shall prevent or limit the Jackson Crossover Ad Hoc Group from immediately seeking any relief with respect to the Guarantee Claims at any time after the Standstill Conditions cease to exist.

(i)    Notwithstanding anything to the contrary in this Section 7.05, it shall not be a violation of the Standstill Conditions, and each Party shall otherwise be entitled under this Agreement, to take any actions and make any filings with the Bankruptcy Court necessary to comply with the Initial Guarantee Litigation Scheduling Stipulated Order unless or until the Guarantee Litigation Scheduling Order is entered by the Bankruptcy Court.

(j)    The Company Parties shall not settle, seek to settle, or support any settlement of, any Guarantee Claim without the prior written consent of the Required Consenting Unsecured Creditors; provided, however, that the Required Consenting HoldCo Creditors shall be deemed to consent to any such settlement at any time after the HoldCo Guarantee Claims have been withdrawn with prejudice.

7.06.    Non-TopCo Plan Matters.

(a)    In the event that the Plan is not confirmed as to Intelsat Investment Holdings S.à.r.l., and/or Intelsat S.A., for any reason, then the Company Parties shall immediately seek, and the Consenting Creditors shall support, Confirmation of the Non-TopCo Plan without the need to resolicit votes on the Non-TopCo Plan.

(b)    As a condition precedent to the effectiveness of the Non-TopCo Plan, the Bankruptcy Court shall have entered the Settlement Order approving, among other things, the Settlement Agreement, pursuant to which, among other things, Jackson shall make a $37.5 million settlement payment to Intelsat S.A’s bankruptcy estate on the Effective Date of the Non-TopCo Plan; provided that such condition may be waived as set forth in the Non-TopCo Plan.

(c)    In the event that the Plan is not confirmed as to Intelsat Investment Holdings S.à.r.l., and/or Intelsat S.A., for any reason, and the TopCo Guarantee Claims have not been released or disallowed by Final Order, then all Consenting Creditors entitled to vote on any subsequent plan for Intelsat Investment Holdings S.à.r.l., and/or Intelsat S.A. that provides for a distribution of Reorganized S.A. Common Stock (or other consideration, including cash and any or all of the value attributable to the net operating losses or other tax attributes (that are held outside of the Debtors’ Luxembourg tax unity) of Intelsat S.A. or Intelsat Investments Holdings S.à.r.l.) shall only vote to accept such plan with the consent of the Required Consenting Jackson Crossover Group Members.

7.07.    Top-Co Matters. The Company Parties shall not amend or modify the Plan to revise any distribution provided to holders of Claims against or interests in Intelsat Investment Holdings S.à.r.l. and/or Intelsat S.A. (including the distribution of cash or the Reorganized S.A. Common Stock (or other consideration that includes any or all of the value attributable to the net operating losses or other tax attributes (that are held outside of the Debtors’ Luxembourg tax unity) of Intelsat S.A. or Intelsat Investments Holdings S.à.r.l.)) unless consented to by the Required Consenting Jackson Crossover Group Members in a prior writing. For the avoidance of doubt, in addition to any other remedies that may be available under this Agreement (including specific performance), the Required Consenting Jackson Crossover Group Members may terminate this Agreement with respect to the Jackson Crossover Ad Hoc Group Members if the Debtors file a revised version of the Plan after the Agreement Effective Date that changes such distribution provisions in a manner that is not acceptable to the Required Consenting Jackson Crossover Group Members.

Section 8.    Commitments of the Company Parties.

8.01.    Affirmative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, the Company Parties agree to:

(a)    support and take all steps reasonably necessary and desirable (including in any board, or creditors’, or shareholders’ meeting (including any Special Meeting), including by proxy vote or otherwise, or in any other process requiring voting or approval to which they are legally entitled to participate) to (i) consummate the Restructuring Transactions in accordance with this Agreement, (ii) obtain entry of the Disclosure Statement Order and the Confirmation Order, (iii) elect to seek and prosecute confirmation of the Plan (and the Non-TopCo Plan, as applicable) over any non-accepting class, (iv) prosecute and defend any appeals relating to the Confirmation Order, and (v) comply with each Milestone set forth in this Agreement;

(b)    support the Secured Creditor Settlement, including (i) file the Secured Creditor Settlement Motion within fourteen (14) days of the Agreement Effective Date (which Secured Creditor Settlement Motion shall be in form and substance reasonably acceptable to the Required Consenting First Lien Noteholders), seek approval of the Secured Creditor Settlement Motion at the Confirmation Hearing, object to any request not to have the Secured Creditor Settlement Motion approved at the Confirmation Hearing, object to or defend against any Secured Creditor Claims Litigation, defend any approval by the Bankruptcy Court of the Secured Creditor Settlement in the event of any appeal from such approval, appeal and support the reversal on appeal of any order denying approval of the Secured Creditor Settlement, and (ii) seek approval of the Term Loan Facility Claims Settlement in connection with Confirmation of the Plan;

(c)    support and take all steps reasonably necessary and desirable to obtain entry of the Guarantee Litigation Scheduling Order; provided that nothing in Section 8 shall prevent any Company Parties from complying with the terms of the Initial Guarantee Litigation Scheduling Stipulated Order pending entry of the Guarantee Litigation Scheduling Order;

(d)    to the extent any legal, tax, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable, and consistent with the Definitive Documents, to address any such impediment;

(e)    use commercially reasonable efforts to obtain any and all required or advisable governmental, regulatory, and/or third-party approvals for the Restructuring Transactions (including, as applicable, Bankruptcy Court approvals);

(f)    negotiate in good faith and, where applicable, execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g)    actively oppose and object to the efforts of any person or Entity seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions or the Secured Creditor Settlement (including, if applicable, the filing of timely objections or written responses);

(h)    use commercially reasonable efforts to seek additional support for the Restructuring Transactions from other material stakeholders to the extent reasonably prudent and to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Consenting Creditors of such Joinders and Transfer Agreements; but in any event, without making any changes to the Plan (or the Non-TopCo Plan, as applicable) that are not approved in accordance with this Agreement;

(i)    operate their business in the ordinary course, taking into account the Restructuring Transactions and the Chapter 11 Cases, including continuing to perform their obligations under the DIP Order;

(j)    timely file a formal objection, after consultation in good faith with counsel to the Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable, (ii) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (iii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iv) dismissing any of the Chapter 11 Cases;

(k)    promptly pay any and all Restructuring Expenses, in each case for which an invoice has been received by the Company Parties; provided that this obligation shall not alter the allocation of Restructuring Expenses and Professional Fee Claims set forth in the Plan (and the Non-TopCo Plan, as applicable) and shall not be construed to permit or require any Debtor to advance funds to or for the benefit of any other Debtor that is unable to promptly repay the payor Debtor; provided, further, that any Restructuring Expenses of the Required Consenting First Lien Noteholders that are incurred, invoiced, and unpaid on the date the Confirmation Order is entered shall be satisfied in accordance with this Agreement substantially contemporaneously with the entry of the Confirmation Order; provided, further, that the Company Parties agree that the applicable Company Parties’ obligations under the Houlihan Engagement Letter are administrative expenses of the Company Parties;

(l)    provide the HoldCo Creditor Ad Hoc Group and Jackson Crossover Ad Hoc Group access to all reporting (including, without limitation, reporting related to financial performance and progress related to C-Band clearing) provided to any other creditors, including, without limitation, the DIP Lenders, in the Chapter 11 Cases;

(m)    consult with the Consenting Creditors (including using commercially reasonable efforts to provide advance drafts of material documents) with respect to the regulatory approvals required or advisable to consummate the Restructuring Transactions, and keep the Consenting Creditors reasonably updated of the status of the regulatory approval process;

(n)    notify the advisors to the Consenting Creditors of any material governmental or third-party complaints, litigations, inquiries, orders to show cause, cease and desist orders, notices of violation, notice of apparent inability, orders of forfeiture, investigations, or hearings (or communications indicating that any of the foregoing is contemplated or threatened) that are reasonably likely to impede the consummation of the Restructuring Transactions;

(o)    consult with the advisors to the Consenting Creditors regarding the implementation of the Restructuring Transactions;

(p)    if this Agreement is validly terminated by either the Jackson Crossover Ad Hoc Group or the HoldCo Creditor Ad Hoc Group in accordance with Section 13.01, to (i) not object to any effort by the Jackson Crossover Ad Hoc Group or the HoldCo Creditor Ad Hoc Group to withdraw its votes for the Plan, (ii) adjourn the Confirmation Hearing for no less than 14 days following such valid termination, and (iii) comply with the provisions set forth in Section 7.05(h);

(q)    upon reasonable request of a Consenting Creditor, inform the advisors to such Consenting Creditors as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (ii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Creditor, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body;

(r)    inform counsel to the Consenting Creditors as soon as reasonably practicable after becoming aware of: (i) any event or circumstance that has occurred that would permit any Party to terminate, or would result in the termination of, this Agreement; (ii) any matter or circumstance which they know to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) any notice of any commencement of any material involuntary insolvency proceedings of the Company Parties or their Affiliates; (iv) any notice of any legal suit for payment of debt or securement of security from or by any person in respect of any Company Party, in each case, which they know to be a material impediment to the implementation or consummation of the Restructuring Transactions; (v) a material breach of this Agreement by any Company Party; and (vi) any representation or statement made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made;

(s)    promptly upon receipt, but in all events, no later than 24 hours after such receipt, provide a copy of any Alternative Restructuring Proposal received by any Company Party to counsel to the Consenting Creditors;

(t)    keep the advisors to the Jackson Crossover Ad Hoc Group and Jackson Ad Hoc Group reasonably informed regarding the status of the litigation, and any settlement negotiations, concerning the claims and causes of action asserted by SES Americom, Inc. in connection with the Chapter 11 Cases (including promptly informing the advisors to the Jackson Crossover Ad Hoc Group and Jackson Ad Hoc Group of any settlement received, or proposed to be made, by the Company Parties);

(u)    use commercially reasonable efforts to (i) ensure that the Debtors receive the maximum amount of Accelerated Relocation Payments made available through the C-Band Order; and (ii) obtain Further Acceleration Payments; provided that nothing in this covenant shall alter the requirement that no Further Acceleration Payments shall exist until the Applicable Intelsat Recipients receive the Minimum Payment (as defined in the CVR Term Sheet);

(v)    take all actions necessary or desirable to ensure that the Reorganized Debtors (i) shall emerge from the Chapter 11 Cases as a private company on the Effective Date and the New Common Stock shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) shall not be required to list the New Common Stock on a recognized U.S. stock exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents;

(w)    use best efforts to take all actions necessary or desirable to ensure that the Company Parties qualify at all times, for the benefits of the U.S.-Luxembourg Tax Treaty, including any actions necessary or desirable to ensure that the Company Parties qualify for benefits under Art. 24(3) of the U.S.-Luxembourg Tax Treaty; provided that, for the avoidance of doubt, the Company Parties shall emerge as private companies on the Effective Date and shall not, except as required pursuant to the New Corporate Governance Documents, be required to list equity on any public stock exchange or otherwise qualify as publicly traded pursuant to Art. 24(2)(d) of the U.S.-Luxembourg Tax Treaty;

(x)    use commercially reasonable efforts to obtain Bankruptcy Court approval of the Replacement/Incremental DIP Facility on substantially the same terms as the Replacement/Incremental DIP Facility Term Sheet and the existing DIP Credit Agreement and DIP Order, and entry of the Replacement/Incremental DIP Facility Order; provided, however¸ that for the avoidance of doubt, the Company Parties shall retain the right to pursue, consider, evaluate, and prosecute any higher or otherwise better alternative debtor-in-possession financing proposals in an exercise of their business judgment. The Company Parties and the members of the Jackson

Ad Hoc Group and Jackson Crossover Ad Hoc Group shall cooperate and in good faith negotiate final documentation for the Replacement/Incremental DIP Facility contemplated by the Replacement/Incremental DIP Facility Term Sheet and to seek Bankruptcy Court approval of such Replacement/Incremental DIP Facility. Additionally, the Company Parties, the Jackson Ad Hoc Group and the Jackson Crossover Ad Hoc Group shall cooperate in good faith to amend the Plan as may be necessary to incorporate the Replacement/Incremental DIP Facility; and

(y)    ensure that any debtor-in-possession financing facility that is authorized by the Bankruptcy Court reflects the highest or otherwise best terms available under the circumstances in an exercise of the applicable Company Parties’ reasonable business judgment and as required by section 364(d) of the Bankruptcy Code and is not otherwise materially inconsistent with the Restructuring Transactions, contemplated by this Agreement; provided, however, that for the avoidance of doubt, nothing in this Agreement shall in any way limit the rights of any Consenting Creditor to object to any debtor-in-possession financing proposed by the Debtors (other than the Replacement/Incremental DIP Facility) or in any way limit the ability of any Party, including the Jackson Ad Hoc Group and the Jackson Crossover Ad Hoc Group, to propose any alternative debtor-in-possession financing in the event that the Replacement/Incremental DIP Facility is not consummated, even if such alternative financing is opposed by another Party to this Agreement.

8.02.    Negative Commitments. Except as set forth in Section 9 or with the prior written consent of the Required Consenting Creditors, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly, and shall cause their respective subsidiaries not to:

(a)     object to, delay, impede, or take any other action to interfere with or that is inconsistent with or is intended or could reasonably be expected to interfere with, delay, or impede the acceptance, approval, implementation, or consummation of the Restructuring Transactions or approval of the Secured Creditor Settlement;

(b)     take or fail to take any action (except to the extent expressly contemplated by the Plan (or the Non-TopCo Plan, as applicable)) if such action or failure to act would cause a change to the tax classification of any Company Party or would reasonably be expected to cause, individually or in the aggregate, a material adverse tax consequence to the Company Parties without the prior written consent of the Required Consenting Unsecured Creditors, unless required by applicable Law or accounting standards;

(c)     modify the Plan (or the Non-TopCo Plan, as applicable) or any Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in any respect;

(d)     withdraw or revoke the Plan (or the Non-TopCo Plan, as applicable) or express orally or in writing to any Consenting Creditor its intention not to pursue the Plan (or the Non-TopCo Plan, as applicable) or to delay in any way the pursuit of confirmation of the Plan (or the Non-TopCo Plan, as applicable);

(e)     file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including complying with the consent rights of any Consenting Creditor set forth herein as to the form and substance of such motion, pleading, or other Definitive Document), the Plan (or the Non-TopCo Plan, as applicable), or the Definitive Documents;

(f)     commence, support, or join any litigation or adversary proceedings against any Consenting Creditor not otherwise permitted by this Agreement;

(g)     make or accept any settlement offer in respect of the claims and causes of action asserted by SES Americom, Inc. (or any of its affiliates) in connection with the Chapter 11 Cases without the prior written consent of the Required Consenting Jackson Crossover Group Members not to be unreasonably withheld;

(h)     amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents in a manner inconsistent with this Agreement or the Plan (or the Non-TopCo Plan, as applicable); or

(i)    (i) take any legal positions either supporting or opposing the Allowance or disallowance of any Guarantee Claim or (ii) seek or support approval of any settlement of the Guarantee Claims without the prior written consent of the Required Consenting Unsecured Creditors; provided, however, that the Required Consenting HoldCo Creditors shall be deemed to consent to any such settlement at any time after the HoldCo Guarantee Claims have been withdrawn with prejudice.

Section 9.    Additional Provisions Regarding Company Parties’ Commitments.

9.01.    Notwithstanding anything to the contrary in this Agreement (but subject to Section 1.02), nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party (including any Disinterested Directors and Managers), after consulting with their respective counsel and following the conclusion of any applicable investigation, to take any action or to refrain from taking any action with respect to the Restructuring Transactions or the Plan (or the Non-TopCo Plan, as applicable), to the extent taking or failing to take such action is or would be inconsistent with applicable Law, or the exercise of its respective fiduciary obligations under applicable Law and any such action or inaction pursuant to this Section 9.01 shall not be deemed to constitute a breach of this Agreement (the foregoing, the “Fiduciary Out”); provided that no Company Party shall exercise its Fiduciary Out from the commencement of the Confirmation Hearing until such time that the Bankruptcy Court either (i) enters a written order regarding confirmation of the Plan (or the Non-TopCo Plan, as applicable), which may be the Confirmation Order, or (ii) determines on the record at the Confirmation Hearing that the Plan is not-confirmable; provided, further, that if the Bankruptcy Court determines the Plan is not confirmable solely as to Intelsat Investments Holdings S.a.r.l. and/or Intelsat S.A., the provisions set forth herein and in the Plan regarding pursuit of the Non-TopCo Plan shall be triggered. For the avoidance of doubt, upon the occurrence of either prong (i) or (ii) of the foregoing, each Company Party shall have the ability to exercise the Fiduciary Out, in accordance with the terms herein (including Section 1.02).

9.02.    Notwithstanding anything to the contrary in this Agreement (but subject to Section 9.01 and Section 1.02), each Company Party and their respective directors (including any Disinterested Directors and Managers), officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including, but subject to Section 5.01(c)(ii), any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including the Creditors’ Committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals.

9.03.    At all times prior to the date on which the Company Parties enter into a definitive agreement in respect of an Alternative Restructuring Proposal, the Company Parties shall provide counsel to the Jackson Crossover Ad Hoc Group and counsel to the HoldCo Creditor Ad Hoc Group reasonably detailed updates on the status of discussions or negotiations regarding any Alternative Restructuring Proposal (including the terms thereof subject to any applicable confidentiality restrictions) within one (1) Business Day of the Company Parties’ or their advisors’ receipt of any such Alternative Restructuring Proposal. The Company Parties and/or the Company Parties’ advisors will make themselves reasonably available for separate weekly status update calls with (i) on the one hand, counsel to the Jackson Crossover Ad Hoc Group, and (ii) on the other hand, counsel to the HoldCo Creditor Ad Hoc Group, in each case, with respect to the foregoing.

9.04.    Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 10.    Transfer of Company Claims.

10.01.    During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)    in the case of any Company Claims, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Creditor; and

(b)    either (i) the transferee executes and delivers to counsel to the Company Parties within five (5) Business Days of the Transfer, a fully executed Transfer Agreement or (ii) the transferee is a Consenting Creditor or an affiliate thereof and the transferee provides notice of such Transfer and the identification of the purchasing Consenting Creditor (including the amount and type of Company Claim Transferred) to counsel to the Company Parties within five (5) Business Days of the Transfer and such transferee agrees in writing prior to, or contemporaneous with, such Transfer to be bound by all terms of the Agreement with respect to any and all Company Claims, including any such Company Claims held prior to or after the Transfer.

10.02.    Upon compliance with the requirements of Section 10.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations, with the exception of any obligations arising from any breach occurring prior to such transfer) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims. Any Transfer in violation of Section 10.01 shall be void ab initio.

10.03.    This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims or any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims; provided that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must, upon request from the Company Parties, provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties within five (5) Business Days of the later to occur of (1) such request or (2) such acquisition.

10.04.    This Section 10 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement that remain in effect following the entry of this Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

10.05.    Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Company Claims with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if (i) such Qualified Marketmaker subsequently transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 10.01; and (iii) the Transfer otherwise is a transfer permitted under Section 10.01. For the avoidance of doubt, to the extent Section 10.01 is applicable to such Transfer, the ultimate Permitted Transferee must deliver a properly-executed Joinder to the Company Parties in accordance with Section 15.10, unless such Permitted Transferee is a Consenting Creditor as of the date of the Transfer. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims that the Qualified Marketmaker acquires from a holder of the Company Claims who is not a Consenting Creditor without complying with the first sentence of this Section 10.05.

10.06.    Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply (i) to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests or (ii) with respect to any Consenting Creditor that is a private equity fund, hedge fund or similar vehicle (including any investment fund or managed account), to any Transfer of general or limited partnership or other similar interest in such Entity, or the change of or change in control of any general partner, manager or similar person of such Entity; provided that any such transfer shall not relieve the relevant Consenting Creditor of its obligations under this Agreement.

Section 11.    Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and on the Effective Date:

(a)    (x) it is the beneficial or record owner of the face amount of the Company Claims or (y) solely to the extent set forth on such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, is the nominee, investment manager, or advisor for beneficial holders of the Company Claims reflected in, and, having made reasonable inquiry (but without violating any Confidentiality Agreement or requiring inquiry of any public-side or unrestricted holder of Company Claims or any portfolio manager or other personnel thereof), is not the beneficial or record owner of any Company Claims other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement (other than DIP Claims), as applicable (as may be updated pursuant to Section 10);

(b)     it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;

(c)    such Company Claims are free and clear of any pledge, lien, security interest, charge, Claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that prohibit such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)    it has the full power to vote, approve changes to, and transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law;

(e)    solely with respect to holders of Company Claims/Interests, it acknowledges that (i) the offer and sale of any securities will not be registered under the Securities Act and (ii) the offering and issuance of any securities is intended to be exempt from registration under the Securities Act pursuant to (A) section 1145 of the Bankruptcy Code or (B) Section 4(a)(2) of the Securities Act and/or Regulation D thereunder; and

(f)    solely with respect to holders of Company Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any Securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 12.    Mutual Representations, Warranties, and Covenants. Each of the Parties severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement and as of the Effective Date:

(a)    it shall not directly or indirectly initiate, or direct any other person to initiate, any litigation or proceeding against any Party that is inconsistent with this Agreement;

(b)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(c)    except as expressly provided in this Agreement, the Plan (or the Non-TopCo Plan, as applicable), and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(d)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(e)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(f)    except as expressly provided by this Agreement, it is not party to any restructuring support or similar agreements or arrangements relating to the Company Parties with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 13.    Termination Events.

13.01.    Consenting Creditors’ Termination Events. This Agreement may be terminated (a) solely as to the Jackson Ad Hoc Group Members by the Required Consenting Jackson Ad Hoc Group Members, (b) solely as to the First Lien Noteholders Group Members by the Required

Consenting First Lien Noteholders Group Members, (c) solely as to the Jackson Crossover Ad Hoc Group Members by the Required Consenting Jackson Crossover Group Members, and (d) solely as to the Consenting HoldCo Creditors, by the Required Consenting HoldCo Creditors, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof upon the occurrence of the following events:

(a)    the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Creditors seeking termination pursuant to this provision and (ii) remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b)    any of the Milestones set forth in Section 4.01 (as may be extended or waived in accordance with this Agreement) has not been achieved by the date specified for such Milestone; provided that if written notice has not been delivered within fourteen (14) days from the non-occurrence of a Milestone that remains uncured, such termination option shall be deemed waived;

(c)    the circumstances giving rise to the termination events set forth in Section 7.05(c)(3) occur; provided, however, that this termination right may not be exercised by any Party that sought or requested such hearing in contravention of this Agreement or who did not oppose the request of another party; provided, further, that upon the exercise of such termination event, the Debtors shall (i) not object to any effort by the Jackson Crossover Ad Hoc Group or the HoldCo Creditor Ad Hoc Group to withdraw its vote for the Plan, (ii) adjourn the Confirmation Hearing for no less than 14 days following such valid termination (and in all events for a period sufficient to allow for any hearing concerning the Guarantee Claims to take place prior to the Confirmation Hearing; provided that the Jackson Crossover Ad Hoc Group or the HoldCo Creditor Ad Hoc Group must request such a hearing to occur no more than fourteen (14) days after a termination event is exercised pursuant to Section 7.05(c)(3), and (iii) comply with the provisions set forth in Section 7.05(h);

(d)    at any time during which the Standstill Conditions are in effect, the HoldCo Creditor Ad Hoc Group or the Debtors initiate any hearing or take any legal position either supporting or challenging the positions taken by the Jackson Crossover Ad Hoc Group in such hearing or briefing related thereto with respect to the TopCo Guarantee Claims, including by advocating for the Allowance or disallowance of such TopCo Guarantee Claims or taking any position adverse to the Jackson Crossover Ad Hoc Group in connection with such hearing (including in briefing); provided, however, that this termination right may be exercised only by the Required Consenting Jackson Crossover Group Members;

(e)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fourteen (14) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, however, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(f)    the Bankruptcy Court denies Confirmation of the Plan (or the Non-TopCo Plan, as applicable) or any material provision thereof; provided, however, that the denial of Confirmation of the Plan solely as to Intelsat Investment Holdings S.à.r.l., and/or Intelsat S.A. shall not be a termination event and the Parties shall implement the Restructuring Transactions pursuant to the Non-TopCo Plan, in accordance with Section 7.06(a);

(g)    the Bankruptcy Court does not enter the Settlement Order;

(h)    (i) any order approving the Plan (or the Non-TopCo Plan, as applicable) or the Disclosure Statement is reversed, stayed, dismissed, vacated, or reconsidered without the prior written consent of the Required Consenting Creditors or is modified or amended (1) in a manner that is inconsistent with this Agreement and adverse to the Consenting Creditors seeking termination pursuant to this provision and (2) remains uncured for five (5) Business Days after the terminating Consenting Creditors transmit a written notice in accordance with Section 15.10 hereof detailing any such breach or (ii) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and (1) such motion seeks relief that is inconsistent with this Agreement and is adverse to the Consenting Creditors seeking termination pursuant to this provision and (2) the Company Parties have failed to timely object to such motion;

(i)    the making public, modification, amendment, or filing of any Definitive Document by any Company Party in a manner not expressly permitted or contemplated by this Agreement (including with respect to the treatment of any Claim under the Plan (or Non-TopCo Plan, as applicable)) without the consent of any applicable Consenting Creditor(s) as provided for in Section 3 (i) in a manner that is adverse to, or that adversely affects any rights of, such Consenting Creditor(s) seeking termination pursuant to this provision and (ii) remains uncured for the earlier of two (2) days or the time at which such Definitive Document is being considered by the Bankruptcy Court for approval, after such applicable Consenting Creditor(s) transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(j)    any Company Party (i) files, waives, amends, or modifies, or files a pleading seeking approval of any Definitive Document (including any waiver of any term or condition therein) in a manner that constitutes a breach of this Agreement (or violates the consent rights set forth in this Agreement), in either case, in a manner that is adverse to the Consenting Creditors seeking termination pursuant to this provision, (ii) withdraws the Plan (or the Non-TopCo Plan, as applicable) without the prior written consent of the Required Consenting Creditors, (iii) publicly announces its intention not to support the Restructuring Transactions or to take any such acts listed in the foregoing clauses, or (iv) files, publicly announces, executes a definitive written agreement with respect to an Alternative Restructuring Proposal;

(k)    the Bankruptcy Court grants relief that is materially inconsistent with this Agreement or the Plan (or the Non-TopCo Plan, as applicable) (in each case, with such amendments and modifications as have been effected in accordance with the terms hereof) in a manner that is adverse to the Consenting Creditors seeking termination pursuant to this provision’ provided that the only termination events arising from the Bankruptcy Court’s granting of relief that is inconsistent with Section 7.05 shall be the termination events set forth in Section 7.05(c)(3);

(l)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors) (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a chapter 11 trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases, or (iv) rejecting this Agreement, provided, however, that in the event the Non-TopCo Plan is confirmed, the entry of such an order, or the filing of such a motion or application, solely with respect to Intelsat Investment Holdings S.à.r.l., and/or Intelsat S.A. shall not be a Termination Event;

(m)    the Bankruptcy Court enters an order not approving the Secured Creditor Settlement; provided that the entry of such an order shall be a termination event solely for the Consenting First Lien Creditors, and not for the Jackson Crossover Ad Hoc Group Members or the Consenting HoldCo Creditors;

(n)    (1) the occurrence of any Event of Default under the DIP Documents or the DIP Order, as applicable, that has not been cured (if susceptible to cure) or waived by the applicable percentage of DIP Lenders, as applicable, in accordance with the Terms of the DIP Documents and DIP Order, as applicable or (2) the Bankruptcy Court enters an order vacating the DIP Order (except to the extent in connection with the approval of a Replacement/Incremental DIP Facility);

(o)    any Company Party makes any determination or takes any action or refrains from taking an action pursuant to a determination, of the kind described in section 9.01 hereof, or enters into, or advises any Creditor Party orally or in writing of any final determination to enter into an Alternative Restructuring Proposal;

(p)    the Bankruptcy Court enters an order granting the Debtors authority to sell any material assets without the prior written consent of the Required Consenting Creditors;

(q)    the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of any Company Party or that would materially and adversely affect any Company Party’s ability to operate their businesses in the ordinary course;

(r)    any Company Party supports, without having received the prior written consent of the Required Consenting Unsecured Creditors, the entry by the Bankruptcy Court of an order Allowing any Claim, or approving any Claim settlement, in excess of $1 million that negatively affects the recoveries set forth in the Plan (or the Non-TopCo Plan, as applicable); provided, however, that this paragraph shall not apply to the Secured Creditor Settlement;

(s)    (i) any Company Party, or any of their respective Affiliates, enters into or otherwise publicly discloses an agreement, or files any motion or pleading with a court of competent jurisdiction (including, without limitation, the Bankruptcy Court), in each case, that is (x) not consistent with this Agreement and (y) in a manner that is adverse to the Consenting Creditors seeking termination pursuant to this provision, and (ii) such agreement, motion or pleading has not been terminated, modified or withdrawn within the earlier of two (2) Business Days or the time at which such agreement, motion, or pleading is being considered by the Bankruptcy Court for approval of such Company Party receiving written notice from the terminating Consenting Creditors that such agreement, motion or pleading is inconsistent with this Agreement;

(t)    any Company Party asserts in any communication, whether oral or written, to any person or entity that such Company Party is not bound by any provision of this Agreement by reason of the absence of an order of the Bankruptcy Court approving this Agreement or otherwise;

(u)    the occurrence of an Allocation Event;

(v)    any Company Party takes any action or refrains from taking an action in breach of its commitments under Section 8.01(b) or advises any Creditor party orally or in writing of any final determination to take any action or to refrain from taking any action in breach of its commitments under Section 8.01(b); provided, that this termination event shall be exercisable only by the Jackson Ad Hoc Group Members and the First Lien Noteholders Group Members;

(w)    any Company Party terminates this Agreement pursuant to Section 13.02(d);

(x)    the Required Consenting Jackson Crossover Group Members, or the Required Consenting HoldCo Creditors terminate this Agreement pursuant to this Section 13.01;

(y)    any Company Party settles any Guarantee Claim without the consent of the Required Consenting Unsecured Creditors;

(z)    any Debtor or any Company Party amends or revises the Plan, or files any new plan, that modifies any distribution provided to holders of Claims against or interests in Intelsat Investment Holdings S.à.r.l. and/or Intelsat S.A. (including the distribution of cash or the Reorganized S.A. Common Stock (or other consideration that includes any or all of the value attributable to the net operating losses or other tax attributes (that are held outside of the Debtors’ Luxembourg tax unity) of Intelsat S.A. or Intelsat Investments Holdings S.a.r.l.)) in a manner that is not acceptable to the Required Consenting Jackson Crossover Group Members; provided, that this termination event shall be exercisable only by the Jackson Crossover Ad Hoc Group Members; or

(aa)    the Bankruptcy Court (i) does not enter an order approving the Replacement/Incremental DIP Facility by a date that is thirty (30) days following the Agreement Effective Date or (ii) enters an order denying approval of the Replacement/Incremental DIP Facility; provided that such termination event shall apply solely to the Required Consenting Jackson Ad Hoc Group Members.

13.02.    Company Party Termination Events. Any Company Party may terminate this Agreement as to such Company Party with respect to any of the Consenting First Lien Group Members, the Consenting HoldCo Creditors, and/or the Jackson Crossover Ad Hoc Group Members, upon prior written notice to any such Party in accordance with Section 15.10 hereof upon the occurrence of any of the following events (but solely to the extent set forth below):

(a)    the breach in any material respect by Consenting HoldCo Creditors that, collectively, hold more than one-third of the aggregate outstanding principal amount of HoldCo Senior Notes held by all Consenting HoldCo Creditors, in each case with respect to any of the representations, warranties, or covenants of such Consenting HoldCo Creditors set forth in this Agreement and which breach remains uncured for a period of five (5) Business Days after the receipt by the applicable Consenting HoldCo Creditor from the Company Parties of written notice of such breach, which written notice will set forth the alleged breach; provided, that any such termination by the Company Parties pursuant to this Section 13.02(a) shall result in the termination of this Agreement solely as to the breaching Consenting HoldCo Creditors;

(b)    the breach in any material respect by Jackson Crossover Ad Hoc Group Members that, collectively, hold more than one-third of the aggregate outstanding principal amount of Jackson Senior Notes held by all Jackson Crossover Ad Hoc Group Members, in each case with respect to any of the representations, warranties, or covenants of such Jackson Crossover Ad Hoc Group Members set forth in this Agreement and which breach remains uncured for a period of five (5) Business Days after the receipt by the applicable Jackson Crossover Ad Hoc Group Member from the Company Parties of written notice of such breach, which written notice will set forth the alleged breach; provided, that any such termination by the Company Parties pursuant to this Section 13.02(b) shall result in the termination of this Agreement solely as to the breaching Jackson Crossover Ad Hoc Group Members;

(c)    the breach in any material respect by Consenting First Lien Group Members that would result in non-breaching Consenting First Lien Creditors holding less than two-thirds of the aggregate outstanding principal amount of First Lien Claims, in each case with respect to any of the representations, warranties, or covenants of such Consenting First Lien Group Members set forth in this Agreement and which breach remains uncured for a period of five (5) Business Days after the receipt by the applicable Consenting First Lien Group Member from the Company Parties of written notice of such breach, which written notice will set forth the alleged breach; provided, that any such termination by the Company Parties pursuant to this Section 13.02(c) shall result in the termination of this Agreement solely as to the breaching Consenting First Lien Group Members; provided, further, that for the avoidance of doubt, the termination of this Agreement by any Consenting First Lien Group Member as to itself pursuant to Section 13.05 hereof shall not constitute a breach of this Agreement for purposes of this Section 13.02(c);

(d)    the board of directors, board of managers, or such similar governing body of any Company Party (including any Disinterested Directors and Managers) exercises its Fiduciary Out, in accordance with, and subject to, Section 9 and Section 1.02;

(e)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that the Company

Parties have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement; provided, further, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(f)    the Bankruptcy Court enters an order denying Confirmation of the Plan (or the Non-TopCo Plan, as applicable) and such order remains in effect for five (5) Business Days after entry of such order; provided, however, that the entry of such an order solely with respect to Intelsat Investment Holdings S.à.r.l., or Intelsat S.A. shall not be a Termination Event and the Parties shall seek to implement the Restructuring Transactions pursuant to the Non-TopCo Plan, in accordance with Section 7.06(a).

13.03.    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors; and (b) each Company Party.

13.04.    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Effective Date.

13.05.    Consenting First Lien Creditor Termination. This Agreement may be terminated by a Consenting First Lien Creditor (in which case it shall no longer be a Consenting First Lien Creditor and none of the terms of this Agreement shall continue to apply to it), solely as to itself, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof, if any amendment, modification, waiver or supplement of or to the terms of the Secured Creditor Settlement is made, in accordance with Section 14(b) hereof, negatively affecting the treatment and allowance of any First Lien Claims held by such Consenting First Lien Creditor, to which such Consenting First Lien Creditor has not itself expressly consented in writing, other than any amendment or modification of the Plan (or the Non-TopCo Plan, as applicable), which shall be governed as set forth in Section 7.02(a).

13.06.    Effect of Termination. Upon the occurrence of a Termination Date in the circumstances permitted by this Agreement as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims, Interests or Causes of Action (including challenging any proposed classification, treatment, or impaired/unimpaired status of any and all Claims and Interests); provided that the foregoing shall not release any Party from liability for any breach hereof prior to the Termination Date; provided, further, that (x) the commitment of the Consenting Creditors set forth in Section 7.06(c) of this Agreement and (y) any other provision of this Agreement (including Section 10 (including with respect to transferees thereunder)) to the extent necessary to effectuate the provisions set forth in Section 7.06(c) of this Agreement, shall survive the occurrence of the Effective Date (with respect to the Non-TopCo Plan), as long as the Effective Date of the Non Top-Co Plan occurs. Upon the occurrence of a Termination Date as to a Party prior to the

Confirmation Order being entered by a Bankruptcy Court, any and all consents, agreements, undertakings, waivers, forbearances, votes, or ballots tendered by such Party subject to such termination before such Termination Date shall be deemed, for all purposes, to be null and void from the first instance, without regard to any impact of the automatic stay under section 362 of the Bankruptcy Code, and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise and such consents or ballots may be changed or resubmitted prior to the Confirmation Date regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company Parties allowing such change or resubmission). Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party. No purported termination of this Agreement shall be effective under this Section 13.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement. Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(d). The obligations of the Company Parties and the Reorganized Debtors, as applicable, to (x) satisfy the Restructuring Expenses that come due after the Effective Date and (y) defend any appeal of any order approving the Secured Creditor Settlement and appeal and support the reversal on appeal of any order denying approval of the Secured Creditor Settlement, in each case, survive the Effective Date in accordance with this Agreement and the Plan.

13.07.    Limitations. No Party may terminate this Agreement on account of a Termination Event if the occurrence of such Termination Event was primarily caused by, or primarily resulted from, such Party’s own actions (or failure to act) in breach of the terms of this Agreement; provided that an individual Consenting Creditor’s action (or failure to act) shall not be imputed to the Consenting Creditors as a group or any other individual Consenting Creditor.

13.08.    Intelsat S.A.; Intelsat Investments Holdings S.à.r.l. In the event that any termination event under Section 13.01 is (x) exercisable solely due to an act by, or other occurrence in respect of, Intelsat S.A. and/or Intelsat Investments Holdings S.à.r.l. (and no other Debtor) and (y) such termination is exercisable only against Intelsat S.A. and/or Intelsat Investments Holdings S.à.r.l. (and no other Debtor), then the Consenting Creditors (a) shall only be permitted to exercise such termination event against Intelsat S.A. and Intelsat Investments Holdings S.à.r.l., as applicable (and no other Debtor), and (b) shall seek to implement the Restructuring Transactions pursuant to the Non-TopCo Plan, in accordance with Section 7.06.

Section 14.    Amendments and Waivers.

(a)    This Agreement (including as to the required content of and consent rights with respect to any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b)    Subject to the consent rights set forth in Section 3 and Section 7.02 herein, this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each applicable Company Party, and (b) the following Parties, solely with respect to any modification, amendment, waiver or supplement that affects the rights or obligations of such Parties and unless otherwise expressly specified in this Agreement: (i) for any modification, amendment, waiver or supplement that affects the rights or obligations of the Jackson Ad Hoc Group Members or the First Lien Noteholders Group Members, the Required Consenting Jackson Ad Hoc Group Members or the Required Consenting First Lien Noteholders, as applicable, (ii) for any modification, amendment, waiver or supplement that affects the rights or obligations of the Jackson Crossover Ad Hoc Group Members, the Required Consenting Jackson Crossover Group Members, and (iii) for any modification, amendment, waiver or supplement that affects the rights or obligations of the Consenting HoldCo Creditors, the Required Consenting HoldCo Creditors; provided, however, that (x) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims held by a Consenting Creditor (as compared to other Consenting Creditors holding Company Claims within the same class as provided for in the Plan (or the Non-TopCo Plan, as applicable)), then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver or supplement and (y) notwithstanding anything to the contrary in this Agreement (but subject to Section 7.02), no modification, amendment, waiver, or supplement may be made to the terms of the Secured Creditor Settlement without the consent of (1) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of Term Loan Facility Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of Term Loan Facility Claims under the Secured Creditor Settlement; provided, however, that such Consenting First Lien Creditors must also include the Required Jackson Ad Hoc Group Members, (2) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of 8.00% First Lien Notes Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 8.00% First Lien Notes Claims under the Secured Creditor Settlement, and (3) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of 9.50% First Lien Notes Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 9.50% First Lien Notes Claims under the Secured Creditor Settlement. For the avoidance of doubt, nothing in this Section 14 shall provide any Party with consent rights in respect of any Definitive Document that are different than those consent rights set forth in Section 3 hereof.

(c)    To the extent that the DIP Facility is refinanced or replaced by a Replacement/Incremental DIP Facility, the Parties agree that the references to the DIP Facility and related provisions in this Agreement shall be amended as appropriate to refer to such Replacement/Incremental DIP Facility.

(d)    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(e)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(f)    Any consent or waiver contemplated in this Agreement may be provided by electronic mail from counsel to the relevant Parties.

Section 15.    Miscellaneous.

15.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law. The Parties understand and acknowledge that this Agreement may be disclosed and filed with the U.S. Securities and Exchange Commission; provided that such filing shall not include any signature pages hereto.

15.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as are necessary and not inconsistent with this Agreement or any of the Definitive Documents, or as are required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions in accordance with the Definitive Documents, as applicable.

15.04.    Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. For the avoidance of doubt, this Agreement supersedes and replaces in full that certain Chapter 11 Plan Support Agreement, dated as of February 11, 2021, by and among the Company Parties and the other parties thereto, which was attached as Exhibit G to the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Intelsat S.A. and its Debtor Affiliates [Docket No. 1468].

15.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07.    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08.    Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09.    Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity, except as expressly permitted in Section 10 hereof, and any such attempted assignment, delegation, or transfer shall be void ab initio.

15.10.    Notices. All notices and deliveries hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Intelsat S.A.

C/O Intelsat US LLC

7900 Tysons One Place,

McLean, Virginia 22102

Attn:	Michelle Bryan
Email:	Michelle.Bryan@Intelsat.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:	Edward Sassower, Steven Serajeddini, and Aparna Yenamandra
Email:	ESassower@Kirkland.com;
Steven.Serajeddini@Kirkland.com;
Aparna.Yenamandra@Kirkland.com

(b)	if to a Jackson Ad Hoc Group Member, to:

Akin Gump Strauss Hauer & Feld LLP

2001 K Street, N.W.

Washington, DC 20006

Attn:	Scott Alberino, Brad Kahn
Email:	salberino@akingump.com
bkahn@akingump.com

(c)	if to a First Lien Noteholders Group Member, to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attn:	Philip Anker, Benjamin Loveland
Email:	philip.anker@wilmerhale.com
benjamin.loveland@wilmerhale.com

(d)	if to a Jackson Crossover Ad Hoc Group Member, to:

Jones Day

250 Vesey Street

New York, NY 10281

Attn:	Bruce Bennett, Michael Schneidereit, and Nicholas Morin
Email:	bbennett@jonesday.com
mschneidereit@jonesday.com
nmorin@jonesday.com

and

(e)	if to a HoldCo Creditor Ad Hoc Group Member, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Paul Basta and Kyle Kimpler
Email:	pbasta@paulweiss.com
kkimpler@paulweiss.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11.    Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12.    Enforceability of Agreement. Each of the Parties hereby acknowledges and agrees: (i) that the provisions of any notice or exercise of any rights or remedies under this Agreement are not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) each Party, to the extent enforceable, waives any right to assert that the exercise of any termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 15.12 in the Bankruptcy Court or any other court of competent jurisdiction, and (iv) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 15.12 is illegal, invalid, or unenforceable, in whole or in part.

15.13.    Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights; provided, however, that neither the failure to consummate the Restructuring Transactions, nor the termination of this Agreement, shall affect any order of a court of competent jurisdiction resolving the Secured Creditor Claims Litigation; provided, further, that (x) the commitment of the Consenting Creditors set forth in Section 7.06(c) of this Agreement and (y) any other provision of this Agreement (including Section 10 (including with respect to transferees thereunder)) to the extent necessary to effectuate the provisions set forth in Section 7.06(c) of this Agreement, shall survive the occurrence of the Effective Date (with respect to the Non-TopCo Plan), as long as the Effective Date of the Non Top-Co Plan occurs. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover any money damages whatsoever, including any punitive, special, indirect or consequential damages or damages for lost profits.

15.15.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.16.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.18.    Capacities of Consenting Creditors. Each Consenting Creditor has entered into this Agreement on account of the Company Claims listed on its signature page to this Agreement (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims. For the avoidance of doubt, the Company Parties each acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of such Consenting Creditor that principally manages and/or supervises the Consenting Creditor’s Company Claims, and shall not apply to any other affiliate, trading desk or business group of such Consenting Creditor.

15.19.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company Parties or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20.    Relationship Among Parties.

(a)    Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. None of the Consenting Creditors shall have by virtue of this Agreement any fiduciary duty or any other duty of trust or confidence in any form to each other, any Consenting Creditor, any Company Party or affiliate thereof, or any of the Company Party’s or their respective affiliates’ creditors or other stakeholders. None of the Consenting Creditors shall have by virtue of this Agreement any duties or responsibilities to each other, any Consenting Creditor, any Company Party or affiliate thereof, or any of the Company Party’s or their respective affiliates’ creditors or other stakeholders, and there are no commitments among or between the Consenting Creditors, except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Creditor may trade in any debt or equity Securities of any Company Parties without the consent of the Company Parties or any Consenting Creditor, subject to Section 10 and applicable securities Laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Creditors, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any Securities of any of the Company Parties and shall not be deemed, as a result of its entering into and performing its obligations under this Agreement, to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Creditor is entering into this Agreement directly with the Company Parties and not with any other Consenting Creditor, (2) no other Consenting Creditor shall have any right to bring any action against any other Consenting Creditor with respect this Agreement (or any breach thereof), other than in accordance with this Agreement, and (3) no Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the obligations under this Agreement, nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Creditor by the Company Parties and vice versa, and the use of a single document is for the convenience of the Parties. Each Party’s decision to commit to enter into the transactions contemplated by this Agreement has been made independently and is based upon its own business judgment with the understanding that no Company Party has made any representations or warranties as to the success of the Restructuring Transactions or, ultimately, the Confirmation of the Plan (or the Non-TopCo Plan, as applicable).

(b)    The Company Parties understand that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Creditors that principally manage and/or supervise the Consenting Creditor’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Creditor so long as they are not acting at the direction or for the benefit of such Consenting Creditor and so long as confidentiality is maintained consistent with any applicable confidentiality agreement.

15.21.    No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or Causes of Action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

15.22.    Publicity.

(a)    The Company Parties will submit to Akin Gump Strauss Hauer & Feld LLP, Centerview Partners LLC, Wilmer, Cutler, Pickering Hale and Dorr LLP, Jones Day, Houlihan Lokey Capital, Inc., Paul, Weiss, Rifkind, Wharton & Garrison LLP, and Ducera Partners LLC all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by any of the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof (each, an “Announcement”) and will make reasonable best efforts to submit any such Announcement at least three (3) days before the public disclosure of such Announcement and with respect to which such parties shall have consultation rights.

(b)    Except as required by applicable Law, no Party or its advisors shall use the name of any Consenting Creditor in any public manner (including in any Announcement or press release) or disclose to any person or Entity (including, for the avoidance of doubt, any other Consenting Creditor), other than legal, accounting, financial, and other advisors to the Company Parties who need to know such information in connection with the implementation of the Restructuring Transactions, the principal amount or percentage of Company Claims (or related debt/equity instruments) held by the applicable Consenting Creditor without such Consenting Creditor’s prior written consent; provided, however, that (a) if such disclosure is required by Law, subpoena or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment before such disclosure and shall take all reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims held by all Consenting Creditors collectively, or with respect to any particular ad hoc group, and (c) any Party may disclose information requested by a U.S. federal or state regulatory authority with jurisdiction over its operations to such authority after, subject to applicable law, providing the relevant Party a reasonable opportunity to review and comment under the circumstances before such disclosure is made. Any public filing or other disclosure of this Agreement shall not include executed signature pages to this Agreement with respect to the holdings and identity of each Consenting Creditor, which shall be held on file with the Company.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Pages to

the Chapter 11 Plan Support Agreement

INTELSAT S.A.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Executive Vice President, Chief Financial Officer, and Co-Chief Restructuring Officer

INTELSAT INVESTMENT HOLDINGS S.À R.L.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Manager

INTELSAT HOLDINGS S.A.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Director

INTELSAT INVESTMENTS S.A.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Director

INTELSAT (LUXEMBOURG) S.A.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Director

INTELSAT ENVISION HOLDINGS LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Manager

INTELSAT CONNECT FINANCE S.A.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Director

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Director

INTELSAT GENESIS INC.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Executive Vice President and Chief Financial Officer

INTELSAT ALIGN S.À R.L.

By:	/s/ José Toscano

Name:	José Toscano
Title:	Manager

INTELSAT ALLIANCE LP

By: Intelsat Genesis GP LLC, its General Partner

By:	/s/ Michelle Bryan

Name:	Michelle Bryan
Title:	General Counsel, Chief Administrative Officer & Secretary

INTELSAT ALIGN S.À R.L.

By:	/s/ José Toscano

Name:	José Toscano
Title:	Manager

INTELSAT GENESIS GP LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Executive Vice President and Chief Financial Officer

INTELSAT VENTURES S.À.R.L.

By:	/s/ David Tolley

Name:	David Tolley
Title:	Manager

INTELSAT US FINANCE LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Executive Vice President and Chief Financial Officer

INTELSAT HOLDINGS LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Chairman

INTELSAT LICENSE HOLDINGS LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Chairman

INTELSAT US LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Executive Vice President and Chief Financial Officer

INTELSAT SATELLITE LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Chairman

INTELSAT LICENSE LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Chairman

INTELSAT VIRGINIA HOLDINGS LLC

By:	/s/ David Tolley

Name:	David Tolley
Title:	Chairman, Chief Executive Officer and Chief Financial Officer

PANAMSAT EUROPE CORPORATION

By:	/s/ Dieter Hase

Name:	Dieter Hase
Title:	Vice President, Finance & Treasurer

PANAMSAT INTERNATIONAL SALES, LLC

By:	/s/ Dieter Hase

Name:	Dieter Hase
Title:	Vice President, Finance & Treasurer

INTELSAT ASIA CARRIER SERVICES, LLC

By:	/s/ Dieter Hase

Name:	Dieter Hase
Title:	Vice President, Finance & Treasurer

SOUTHERN SATELLITE LICENSEE LLC

By:	/s/ Stephen Bacica

Name:	Stephen Bacica
Title:	Vice President & Controller

INTELSAT INTERNATIONAL EMPLOYMENT LLC

By:	/s/ Stephen Bacica

Name:	Stephen Bacica
Title:	Vice President & Controller

SOUTHERN SATELLITE LLC

By:	/s/ Stephen Bacica

Name:	Stephen Bacica
Title:	Vice President & Controller

INTELSAT SERVICE AND EQUIPMENT LLC

By:	/s/ Stephen Bacica

Name:	Stephen Bacica
Title:	Vice President & Controller

PANAMSAT INDIA LLC

By:	/s/ Dieter Hase

Name:	Dieter Hase
Title:	Vice President, Finance & Treasurer

PANAMSAT INTERNATIONAL HOLDINGS LLC

By:	/s/ Stephen Bacica

Name:	Stephen Bacica
Title:	Manager

INTELSAT INTERNATIONAL SYSTEMS, LLC

By:	/s/ Stephen Bacica

Name:	Stephen Bacica
Title:	Manager

PANAMSAT INDIA MARKETING L.L.C.

By:	/s/ Stephen Bacica

Name:	Stephen Bacica
Title:	Manager

INTELSAT FINANCE BERMUDA LTD.

By:	/s/ Bruno Fromont

Name:	Bruno Fromont
Title:	Director
Executed as a Deed by

INTELSAT SUBSIDIARY (GIBRALTAR) LIMITED

acting by a Director

/s/ Jean-Philippe Gillet
Jean-Philippe Gillet
Director

In the presence of:

Witness Signature:	/s/ Natasha Barrett

Witness Name:	Natasha Barrett

INTELSAT GLOBAL SALES & MARKETING LTD.

By:	/s/ Mark Rasmussen

Name:	Mark Rasmussen
Title:	Director

INTELSAT UK FINANCIAL SERVICES LTD.

By:	/s/ Mark Rasmussen

Name:	Mark Rasmussen
Title:	Director

[Consenting Creditor Signature Page]

EXHIBIT A

Company Parties

•	Intelsat (Luxembourg) S.A.

•	Intelsat Connect Finance S.A.

•	Intelsat Envision Holdings LLC

•	Intelsat Jackson Holdings S.A.

•	Intelsat S.A.

•	Intelsat Holdings S.A.

•	Intelsat Investment Holdings S.a.r.l.

•	Intelsat Investments S.A.

•	Intelsat Ventures S.a.r.l.

•	Intelsat Align S.a.r.l.

•	Intelsat Finance Bermuda ltd.

•	Intelsat Global Sales and Marketing Ltd.

•	Intelsat Subsidiary (Gibraltar) Limited

•	Intelsat UK Financial Services Limited

•	Intelsat Genesis Inc.

•	Panamsat Europe Corporation

•	Intelsat Genesis GP LLC

•	Intelsat Alliance LP

•	Intelsat Holdings LLC

•	Intelsat Satellite LLC

•	Intelsat Virginia Holdings LLC

•	Intelsat License Holdings LLC

•	Intelsat License LLC

•	Intelsat US Finance LLC

•	Intelsat US LLC

•	Panamsat International Holdings LLC

•	Intelsat International Systems, LLC

•	Panamsat International Sales, LLC

•	Intelsat Asia Carrier Services, LLC

•	Southern Satellite Licensee LLC

•	Intelsat International Employment LLC

•	Southern Satellite LLC

•	Intelsat Service and Equipment LLC

•	Panamsat India Marketing L.L.C.

•	Panamsat India LLC

EXHIBIT B

Plan

Exhibit C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Chapter 11 Plan Support Agreement, dated as of August 24, 2021 (the “Agreement”),1 by and among Intelsat S.A. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein applicable to a Consenting Creditor as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Term Loan Facility 8.00% First Lien Notes 9.50% First Lien Notes
Jackson Senior Notes
Connect Senior Notes
Lux Senior Notes
Convertible Senior Notes
Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit D

Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Chapter 11 Plan Support Agreement, dated as of August 24, 2021 (the “Agreement”),1 by and among Intelsat S.A. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement, in each case, applicable to such class of Consenting Creditor.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Term Loan Facility 8.00% First Lien Notes 9.50% First Lien Notes
Jackson Senior Notes
Connect Senior Notes
Lux Senior Notes
Convertible Senior Notes
Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E

Corporate Governance Term Sheet

Execution Version

REORGANIZED INTELSAT CORPORATE GOVERNANCE TERM SHEET

The following term sheet (this “Term Sheet”) presents certain material terms in respect of the corporate governance of the Equity Issuer (the “Company”) and the Reorganized Debtors upon the consummation of the Restructuring Transactions. Capitalized terms used but not immediately defined shall have the meanings ascribed to such terms in the Plan, the Plan Support Agreement, or as otherwise defined herein, as applicable. The agreements set forth herein will be further and definitively documented in the New Corporate Governance Documents, to be entered into on the Effective Date of the Plan (or the Non-TopCo Plan, as applicable).

General	The Company (i) shall emerge from the Chapter 11 Cases as a private company on the Effective Date and the New Common Stock shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) shall not be required to list the New Common Stock on a recognized U.S. stock exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents.

New Corporate Governance Documents

The New Corporate Governance Documents, which shall be reasonably acceptable to the Required Consenting Unsecured Creditors, shall include, among other documents, the Equity Issuer’s articles of association, governed by Luxembourg law (the “Articles of Association”), and a shareholders agreement, governed by Delaware law (the “Shareholders Agreement”).

The Board nomination rights and minority shareholder protections set forth in this Term Sheet shall be set forth in both the Articles of Association and the Shareholders Agreement.

Notwithstanding anything to the contrary contained herein, the New Corporate Governance Documents will permit all transactions contemplated by the Plan (including the issuance of any New Common Stock issuable pursuant to the Management Incentive Plan, the New Warrant Agreements, and the CVR Agreements).

Board of Directors:

Composition/Designation: The size of the Board of Directors of the Company (the “Board”) will at all times be seven (7) directors (each, a “Director”), unless the Board is increased to a greater number of directors as set forth herein. At the time of the Effective Date, each Director must be a citizen of the United States. The Board shall be selected as follows:

A Directors:

(i)  three (3) Directors designated by Pacific Investment Management Company LLC (“PIMCO”, and such directors, the “PIMCO Directors”); provided, that at least one of the PIMCO Directors shall not be an employee or member of the board of managers or other governing body of PIMCO or any of its affiliates (such director, the “Non-Employee PIMCO Director”), provided, further, that such Non-Employee PIMCO Director shall have experience in one of the following industries: (a) space, (b) satellite, (c) technology, (d) communication, (e) aerospace and defense and (f) military/government.

B Directors:

(i)  one (1) Director designated by Appaloosa LP (together with its affiliates and related funds, “Appaloosa”, and such director, the “Appaloosa Director”);

(ii)  one (1) Director designated by Davidson Kempner Capital Management LP (together with its affiliates and related funds, “DK”, and such director, the “DK Director”), provided, that the DK Director shall not be an employee or member of any governing body of DK, and provided, further, that such DK Director shall have relevant industry experience;

(iii)   one (1) Director designated by CarVal Investors (together with its affiliates and related funds, “CarVal”, and together with Appaloosa and DK, the “Minority Investors,” and such director, the “CarVal Director” and together with the Appaloosa Director and the DK Director, the “Minority Directors”), provided, that the CarVal Director shall not be an employee or member of any governing body of CarVal, and provided, further, that such CarVal Director shall have relevant industry experience; and

(iv) the then-serving Chief Executive Officer of the Reorganized Debtors (“CEO”).

Limitation on Director Appointment Rights. Notwithstanding any other provision herein, no shareholder (including its Affiliates) shall be entitled to appoint more than three (3) Directors to the Board at any time, notwithstanding the amount of shares of New Common Stock owned by such shareholder and its Affiliates.

Director Removal/Replacement: A Director may be removed and/or replaced at any time, with or without cause, as determined by the shareholder(s) entitled to designate or appoint such Director, which right of removal and replacement shall be a contractual right set forth in the Shareholders Agreement (for purposes of Luxembourg law, such removed Director shall resign at the request of such shareholder). Step-down provisions at 20% (for 3 Directors, from 3 Directors to 2 Directors), 15% (for 2 Directors, from 2 Directors to 1 Director) and 5% (for 1 Director, from 1 Director to no Directors) of the then-outstanding shares of New Common Stock, calculated in accordance with the Dilution Principles, and such board designation rights to be transferrable in connection with sales of equity, subject to the transferee (together with its affiliates) meeting the thresholds set forth above. In the event a shareholder loses the right to appoint a Director pursuant to the step-down provisions, such shareholder will promptly remove its Director(s) and such vacancy will be filled by a majority vote of the then existing Board and such new Director must (i) be unaffiliated with any existing shareholder holding more than 5% of the then-outstanding shares of New Common Stock (calculated in accordance with the Dilution Principles) and (ii) satisfy the independence requirements of the New York Stock Exchange rules.

Chairperson: The Chairperson will be selected by the PIMCO Directors; provided, that, such person is acceptable to at least two of the three Minority Directors; provided, further, that after the first year following the Effective Date, the Chairperson will be selected by majority vote of the Board on an annual basis.

Quorum: The quorum for Board meetings shall require (a) a majority of the Board, and (b) for so long as (i) the Minority Investors have the right to appoint three (3) Minority Directors, two (2) such Minority Directors, and (ii) the Minority Investors have the right to appoint two (2) Minority Directors, one (1) such Minority Director; provided, that the quorum requirements set forth in clause (b) above will not apply as to a properly called meeting if such Minority Directors fail to appear at such meeting and a subsequent properly called meeting in adjournment thereof is held for substantially the same purposes between three (3) and ten (10) business days after the first meeting (in which case quorum will be assumed at such second properly called meeting, assuming the quorum requirement of a majority of the Board is satisfied). Notwithstanding the foregoing, the quorum of any portion of a Board meeting where a Major Consent Matter or Supermajority Board Matter (each as defined below) will be considered shall require, in addition to that set forth in the immediately preceding sentence, each of the Minority Directors appointed by the Minority Investors; provided that such special quorum requirements will not apply as to a properly called meeting if (i) a Minority Director fails to appear at a properly called meeting and the same Minority Director fails to appear at a subsequently properly called meeting in adjournment thereof held between three (3) and ten (10) business day after the first meeting (in which case quorum will be assumed at such second properly called meeting, assuming the quorum requirement of a majority of the Board is satisfied) and (ii) any of the Minority Directors fails to appear at a properly called meeting and any of the other Minority Directors fails to appear at a subsequently properly called meeting in adjournment thereof held between three (3) and ten (10) business days after the second meeting (in which case quorum will be assumed at the following properly called meeting (that is, the third meeting), assuming the quorum requirement of a majority of the Board is satisfied) provided that, in each case, the terms of the particular Major Consent Matter or Supermajority Board Matter remain substantially consistent for each meeting and adjournment thereof. For the avoidance of doubt, quorum will be achieved with a majority of the Directors regardless of whether any Minority Directors are present at a third properly called meeting where a Major Consent Matter or Supermajority Board Matter will be considered in accordance with the foregoing. In addition, the special quorum requirements set forth in the immediately preceding two sentences shall only apply to the portion of the Board meeting relating to the Major Consent Matter or Supermajority Board Matter at issue, and all regular business at the Board meeting may still be conducted even if the special quorum requirements are not satisfied at such Board meeting (but subject to the quorum requirements set forth in the first sentence of this section entitled “Quorum”).

Voting: Each Director will have one vote with respect to each matter to be decided upon by the Board. All matters will be decided by the affirmative vote or consent of a majority of the Directors present or represented and voting at a Board meeting, except with respect to each of the Major Consent Matters and Supermajority Board Matters as set forth below. Unanimous consent of all of the Directors in writing will be further permitted.

Observer Rights: Each shareholder that has the right to appoint a Director (including, prior to any step-down as provided herein, each Minority Investor) shall have the right to appoint a non-voting observer (each, an “Observer”) to attend all meetings of the Board and to receive all materials provided, or made available, to the Directors, subject to customary limitations to protect privilege.

Board Fees & Expenses / D&O Insurance and Indemnification: The New Corporate Governance Documents shall provide for Director and officer indemnification and exculpation to the maximum extent provided by applicable law. The Articles of Association shall include (i) the board nomination rights set forth above, (ii) director indemnification provisions reasonably acceptable to the Required Consenting Unsecured Creditors, subject to applicable law, and (iii) customary expense reimbursement for Directors, subject to applicable law. The Company shall maintain from and after the Effective Date D&O insurance on customary terms for the industry and size of the Company.

Transferability: Each shareholder shall be permitted to transfer all or a portion of its shares of New Common Stock; provided, that any of its rights, if any, with respect to the appointment and/or approval of Directors and Observers in connection with any permitted transfer of its New Common Stock shall be transferable so long as the number of shares of New Common Stock so transferred is equal to or in excess of any applicable threshold number of shares required to exercise such rights; provided, that the rights to designate an Observer shall not be transferable separate from the right to appoint or approve a Director.

Meetings of the Board: A meeting of the Board may be called at any time by (i) the Chairman, (ii) the CEO or (iii) two (2) of the Minority Directors.

Details regarding the frequency and conduct of the Board meetings shall be set forth in the New Corporate Governance Documents.

Major Consent Matters:

The Articles of Association shall require that Major Consent Matters require approval of either (x)(a) at least 66-2/3% (5 of 7) Directors and (b) at least 55% of the then-outstanding shares of New Common Stock or (y) at least 85% (6 of 7) Directors.

“Major Consent Matters” shall mean each of the following:

(i)  any voluntary dissolution or liquidation of the Company or Jackson;

(ii)  any sale of the Company (including any change in control of the majority of voting interests in the Company, other than any transfer by shareholders of the Company in compliance with the tag-along rights set forth below to the extent that the Company or its subsidiaries are not involved in such transaction in a capacity other than implementing the transfer of equity securities in connection therewith and other actions ancillary thereto) or all or substantially all of its assets;

(iii) conversion of the Company to another form of entity (other than in connection with an initial public offering);

(iv) any redemption or repurchase of equity securities other than (x) pursuant to a pro rata offer to all holders of such class of equity securities or (y) of equity securities owned by employees of the Company in connection with termination of employment;

(v) any election of the Company to be taxed in a different manner (including any change to the Company’s jurisdiction of organization);

(vi) any amendment to the Articles of Association, including, without limitation, any amendment to the Articles of Association that would create additional authorized share capital, provided, however, that 20% share capital (in addition to share capital reserved for issuance pursuant to the Management Incentive Plan, the New Warrant Agreements and the CVR Agreement) shall be authorized but unissued on the Effective Date and issuable pursuant to a Non-Conforming Issuance;

(vii)  any suppression of statutory pre-emption rights, provided, however, that the Company may issue 20% of its authorized but unissued shares of New Common Stock without honoring shareholders’ preemptive rights if the Board determines (as a Supermajority Board Matter) that such shares must be issued before the Company could comply with such preemptive rights (such issuance, the “Non-Conforming Issuance”), provided, further, that upon any Non-Conforming Issuance, the Company shall make a subsequent true-up offering to give effect to preemptive rights within 30 days (a “True-Up Offering”);

(viii)  the issuance of equity securities, options or other rights to acquire such equity securities, or convertible/exchangeable indebtedness, of the Company or any of its subsidiaries; other than a Non-Conforming Issuance;

(ix) any change in the size, voting or composition of the Board; provided that such change shall not (a) reduce the size of the Board to less than 7 members, (b) modify the consent or quorum rights of any Directors, or (c) modify the voting thresholds specified in this Term Sheet; and

(x)   any amendment, modification, or supplement to the Shareholders Agreement or the organizational documents of the Company (other than the Articles of Association) with respect to any of the foregoing matters, or to any provision related to preemptive rights, transfer restrictions, tag-along rights, drag-along rights, information rights, registration rights or anti-takeover protection, or any waiver of any provision related to any of the foregoing, in each case to the extent such amendment, modification, or supplement is material and adverse to shareholders (other than PIMCO and its affiliates).

For the avoidance of doubt, nothing herein shall limit the rights of shareholders under Luxembourg Law to approve extraordinary shareholder resolutions.

Supermajority Board Matters

The following “Supermajority Board Matters” shall require the affirmative vote of at least 66-2⁄3% (5 of 7) of the Directors:

(i)  any voluntary bankruptcy of the Company or Jackson;

(ii)  a Non-Conforming Issuance;

(iii)   Any dividend or distribution on or repurchase or redemption of equity securities of the Company or any of its subsidiaries, other than (a) dividends and distributions from a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary thereof and (b) redemptions of equity securities of the Company owned by employees of the Company in connection with termination of employment;

(iv) Amendments to the New Corporate Governance Documents, to the extent not a Major Consent Matter;

(v)   Consummation of an initial public offering;

(vi) Incurring material debt, including any guarantees, incurrence or prepayment thereof by the Company or any of its subsidiaries (other than drawdown of revolving debt previously approved and trade debt incurred in the ordinary course of business);

(vii)  Hiring and firing of senior officers of the Company or any of its subsidiaries;

(viii)  Commencement or settlement of any litigation or dispute with an expected value of more than $50 million;

(ix) Any change in auditor or change in significant tax or accounting policy other than as required by GAAP;

(x)   Any acquisition or disposition of assets or liabilities, or merger, consolidation, share exchange, business combination, joint venture or similar transaction involving the Company or any of its subsidiaries outside the ordinary course of business, in a transaction that involves consideration (including assumed debt) or investments in excess of 10% of the consolidated total assets of the Company and its subsidiaries, to the extent not a Major Consent Matter;

(xi) Any material transaction of the Company or any of its subsidiaries involving spectrum rights (including transferring the use of spectrum rights or receiving proceeds from spectrum clearances) outside the ordinary course of business;

(xii)  adopting, approving or revising any equity incentive plan;

(xiii)  entry into any new line of business or termination of any material existing line of business, or any other material change in the nature or scope of the business of the Company and its subsidiaries;

(xiv) approving any annual budget of the Company and its subsidiaries, provided, that to the extent that a budget has not been approved by year-end,

until a new budget is approved, the Company will be permitted to operate on the prior year’s budget with a variance of up to 10% on a consolidated basis (which shall include a variance of no more than 10% on line items for capital expenditures and operating expenses); and

(xv)   any capital expenditures by the Company or any of its subsidiaries in excess of $500 million in the aggregate during any 12-month period.

Prior to finalizing the New Corporate Governance Documents, the parties thereto shall work in good faith to adjust the Majority Consent Matters and the Supermajority Board Matters as to Intelsat US LLC and its subsidiaries to the extent required to account for applicable regulatory requirements.

Transfer/Resale Restrictions:

General: The New Common Stock (including any New Common Stock issuable pursuant to the Management Incentive Plan, the New Warrant Agreements, or the CVR Agreements), the New Warrants, and the CVRs issued pursuant to the Plan will be exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to, and to the fullest extent permitted under, section 1145 of the U.S. Bankruptcy Code.

Transfer Restrictions: There shall be no restrictions on the transfer of shares of New Common Stock, New Warrants, or CVRs, except as expressly set forth herein (including the Anti-takeover provisions set forth below), except that no transfer of New Common Stock, New Warrants, or CVRs shall be made in violation of the Securities Act or any applicable U.S. federal or state securities laws or shall result in any requirement that the Company register the New Common Stock or any of its other capital stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, the New Corporate Governance Documents will not include any ROFR, ROFO, ROFN or similar restrictions.

Conditions: Any transferee (other than an existing party to such agreement) will be required to execute a customary joinder to the Shareholders Agreement, New Warrant Agreement, or CVR Agreements, as applicable, (which joinder shall not require any countersignature from the Company) in connection with a permitted transfer. The Company will use commercially reasonably efforts to notate its books and records reflecting the trade within seven (7) business days from receipt of any joinder (or notice of trade, as applicable).

Preemptive Rights:	In addition to any applicable statutory preemptive rights provided under Luxembourg law (subject to item (vii) under Major Consent Matters), shareholders shall have pro rata preemptive rights, subject to customary exceptions, with respect to any (a) new equity issuances (including options or other rights to acquire equity securities), and (b) new debt issuances offered to any other shareholder or any of its affiliates; provided, however, that nothing herein shall prevent the Company from making a Non-Conforming Issuance with a subsequent True-Up; provided, further, that all such preemptive rights shall expire upon the effectiveness of an initial public offering of the Company.

Tag-Along Rights:	In the event that any shareholder or group of shareholders intends to transfer at least 25% of the then-outstanding shares of New Common Stock in any single transaction or series of related transactions (other than to an affiliate, in a Drag-Along Sale, or pursuant to its registration rights), each other shareholder may participate in such sale by transferring a pro rata portion of its shares of New Common Stock upon the same terms and conditions; provided, however, that such tag-along rights shall expire upon the effectiveness of an initial public offering of the Company.

Drag-Along Rights:

If any shareholder or group of shareholders holding in the aggregate more than 50% of the then outstanding shares of New Common Stock (collectively, a “Drag-Along Holder”) proposes to transfer at least 75% of their then-outstanding shares of New Common Stock (other than to an Affiliate or in connection with an IPO), or to otherwise effect a sale of the Company, whether through merger, consolidation, share exchange, business combination, sale or disposition of assets, or otherwise, in each case to an unaffiliated third party purchaser or acquirer, such Drag-Along Holder may require each other shareholder (a “Dragged Seller”) to participate in such transaction (a “Drag-Along Sale”) on a pro rata basis (except that, at the election of the Drag-Along Holder, a Dragged Seller may be required to include all of its equity in such Drag-Along Sale if such Dragged Seller, together with its affiliates, holds less than 1% of the Company’s then-outstanding common equity or, if such Dragged Seller is an employee of the Company or any of its subsidiaries, rollover in customary amounts) if, and only if, (x) the Drag Threshold (as defined below) has been met and (y) at least 75% of the consideration for the Drag-Along Sale is paid in cash and/or publicly traded securities; provided, however, that such drag-along rights shall expire upon the effectiveness of an initial public offering of the Company. In connection with such Drag-Along Sale, each shareholder will (i) consent to, vote in favor of, raise no objection to and waive and refrain from exercising any appraisal or dissenter’s rights claim or any claim of fiduciary breach (but not any claim that such Drag-Along Sale is not being effected in accordance with the terms set forth in the New Corporate Governance Documents) and (ii) obtain any required consents and take any and all reasonably necessary action in furtherance of the Drag Along Sale at the Company’s expense and subject to other customary terms and conditions (including, but not limited to, limitation of liability in excess of consideration received, pro rata indemnification and no non-compete restrictions) reasonably acceptable to the Required Consenting Unsecured Creditors. Management of the Company shall not be required to agree to any non-compete, non-solicit or similar restrictive covenants in connection with a Drag-Along Sale that are more restrictive in any manner than those (in scope, duration or otherwise) to which management is then subject.

“Drag Threshold” shall mean the approval of at least (i)(a) 66- 2⁄3% (5 of 7) Directors and (b) 55% of the then-outstanding shares of New Common Stock or (ii) 85% (6 of 7) Directors.

Anti-Takeover Restrictions:	No shareholder (including affiliates or other entities acting in coordination together) (an “Acquiring Shareholder”) may acquire (whether through acquisition, issuance, merger, or otherwise) shares of the Company that would result in such Acquiring Shareholder holding more than 45% of the outstanding shares of New Common Stock unless:

(i)  the Acquiring Shareholder offers to purchase all other outstanding shares of New Common Stock on the same terms;

(ii)  the Acquiring Shareholder’s offer to other shareholders is approved by a majority of disinterested directors; and

(iii)   the Acquiring Shareholder’s offer to other shareholders is approved by shareholders holding a majority of all outstanding shares of New Common Stock (excluding all shares held by the Acquiring Shareholder).

Information Rights:	All shareholders shall be entitled to customary information rights including financial reports, subject to restrictions for disclosure of budgets and Board materials to competitors. In person meetings to be customarily limited. Information rights shall expire upon the effectiveness of an initial public offering of the Company.

No Non-Pro Rata Dividends:	No non-pro rata dividends shall be permitted (other than in connection with redemptions for any aggregator vehicle related to a management incentive plan).

Luxembourg Fiduciary Duties	Any duties that are owed by a board of directors of an S.A. to an S.A. under Luxembourg law shall be owed by the Board to the Company (which shall be an S.A.); provided that this shall not grant any rights to the Company or any other person that would not be afforded under Luxembourg law (including, without limitation, with respect to rights that are afforded under Luxembourg law only to holders of 10% of more of the shares of New Common Stock).

Affiliate Transactions:	Any transaction or series of related transactions between the Company or any of its subsidiaries, on the one hand, and any affiliate or director of the Company or any portfolio company of PIMCO or the Minority Investors, on the other hand, shall require approval from a majority of the disinterested Directors.

Registration Rights:

The New Corporate Governance Documents shall include a registration rights agreement (the “Registration Rights Agreement”), governed by Delaware law, providing as follows:

(i)  the Company shall use reasonable efforts to pursue public listing of its common stock after shareholder demand made at any time on or after the fourth (4th) anniversary of the Effective Date, by either (a) PIMCO or (b) a majority of the shares of New Common Stock held by the non-PIMCO shareholders;

(ii)  the Company is required (subject to customary exceptions) to (a) go public no later than the fifth (5th) anniversary of the Effective Date, and (b) confidentially furnish, if permitted by the rules of the SEC at the time of submission, a preliminary registration statement with the SEC relating thereto at least 180 days before the fifth (5th) anniversary of the Effective Date; provided, that, the sole remedy for breaching such obligations shall be specific performance, including injunctive relief in support of specific performance;

(iii)   holders of 5% or more of the outstanding shares of New Common Stock on the Effective Date to receive customary unlimited piggyback registration rights, subject to customary cutbacks;

(iv) Large Holders (the definition of which is to be determined in the Registration Rights Agreement) will receive customary demand registration rights following the Company’s public listing, in a number of demands to be determined in the Registration Rights Agreement, with such number of demands not to exceed two in a twelve month period;

(v)   Large Holders shall be entitled to make a demand only if the total offering price of the shares to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50 million;

(vi) holders of registration rights will agree to customary underwriter lockup provisions in connection with underwritten offerings by the Company or pursuant to the Registration Rights Agreement;

(vii)  registration rights with respect to any registrable securities shall terminate when such securities have been disposed of pursuant to Rule 144 promulgated under the Securities Act (or any successor provision); and

(viii)  the Registration Rights Agreement will contain other customary terms, including with respect to indemnification and costs borne by the Company in connection with registered offerings.

In connection with the Company’s initial listing or initial public offering, the shareholders shall work in good faith to adjust the Board composition and the Director designation rights described above under “Board of Directors” to the extent required to satisfy applicable securities laws and stock exchange listing requirements.

No Side Agreements:	All shareholders shall represent in the Shareholders Agreement that, as of the Effective Date, all agreements with respect to the governance of the Company are as set forth in the New Corporate Governance Documents, and no other agreements or understandings (whether oral or written) with respect to any such matters or the relationship between or among the Company, its Directors and any shareholder have been entered into or made.

Calculations:	For purposes of determining satisfaction of any holder thresholds in the New Corporate Governance Documents, the New Common Stock held by any shareholder will be (a) calculated without giving effect to any management incentive dilution (whether as a result of actually issued and outstanding shares of New Common Stock or contingent instruments (e.g., options)) or dilution from other future-issued securities (including the New Warrants or CVRs) and (b) aggregated with shares of New Common Stock held by its and its affiliates’ related funds, investment vehicles and managed accounts; provided, however, that if the Company makes a Non-Conforming Issuance, any determination made on or before the True-Up Offering shall exclude any shares issued in connection with such Non-Conforming Issuance (the “Dilution Principles”).

Term Sheet Amendments	Any amendments to this Term Sheet shall require approval of the Required Consenting Unsecured Creditors, in addition to any other consents required by the PSA.

EXHIBIT F

CVR Term Sheet

Execution Version

CONTINGENT VALUE RIGHT TERM SHEET

The following term sheet (this “Term Sheet”) presents certain preliminary terms in respect of the CVRs set forth in the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan Support Agreement.1

Issuer	The CVR Issuer will issue the CVRs.

Term	The CVRs shall automatically terminate on the earlier of: (a) the date on which the holders of the CVRs have received the maximum amount of distributions on account of the CVRs permitted hereunder, and (b) the later of (i) the Outside Date, and (ii) the date on which there is no obligation remaining pursuant to any Additional Acceleration Contract to pay Further Acceleration Payments to any Debtor or Reorganized Debtor (or any of their respective Affiliates (as defined herein)).

CVR Distributions

The Series A CVRs shall entitle the holder of such Series A CVRs to such holder’s pro rata share (based on the number of Series A CVRs held by such holder as compared to the number of Series A CVRs issued on the Effective Date) of cash equal to one hundred percent (100%) of the Initial Further Acceleration Payments. The aggregate consideration distributed in respect of the Series A CVRs (including, for the avoidance of doubt, any cash distributed on account of Pre-Effective Date Further Acceleration Payments) shall not exceed the amount of the Initial Further Acceleration Payments. Pursuant to the Plan, the Series A CVRs shall be issued pro rata to the Holders of Jackson Senior Notes Claims.

The Series B CVRs shall entitle the holder of such Series B CVRs to such holder’s pro rata share (based on the number of Series B CVRs held by such holder as compared to the number of Series B CVRs issued on the Effective Date) of cash equal to one hundred percent (100%) of the Subsequent Further Acceleration Payments. The aggregate consideration distributed in respect of the Series B CVRs (including, for the avoidance of doubt, any cash distributed on account of Pre-Effective Date Further Acceleration Payments) shall not exceed the amount of the Subsequent Further Acceleration Payments. Pursuant to the Plan, the Series B CVRs shall be issued in the following proportion:

•   67.5% of the Series B CVRs shall be issued pro rata to the Holders of Jackson Senior Notes Claims; and

•   32.5% of the Series B CVRs shall be issued pro rata to the Holders of Connect Senior Notes Claims.

[1]	“Plan Support Agreement” means the Chapter 11 Plan Support Agreement to which this Term Sheet is attached.

No later than sixty (60) days after the Applicable Intelsat Recipients’ receipt of funds pursuant to an Additional Acceleration Contract that, but for the Applicable Intelsat Recipients’ receipt of the Minimum Payment, would constitute Further Acceleration Payments, the Debtors or Reorganized Debtors shall deposit cash to satisfy such CVRs (solely to the extent of funds already received) in an escrow account for the benefit of holders of CVRs, and the amount of cash distribution, upon the Applicable Intelsat Recipients’ receipt of the Minimum Payment, shall bear interest at a rate per annum at the standard rate applicable to such escrow account from the time such deposit is made until such time that the Reorganized Debtors distribute such cash to the holders of CVRs. Any distribution of such escrowed cash to the CVR holders shall be reduced by the costs associated with such escrow. Upon the Applicable Intelsat Recipients’ receipt of the Minimum Payment, the CVR Issuer shall make an initial distribution equal to the cumulative amount of escrowed cash on a pro rata basis, first to holders of Series A CVRs, and second, to the holders of Series B CVRs (such distribution, the “Initial Distribution”). Following the Initial Distribution, upon the receipt of any Further Acceleration Payments, the CVR Issuer shall make any subsequent distributions pro rata to all applicable holders of CVRs.

The CVR Issuer may engage a transfer agent to facilitate the tracking of the holders of the CVRs and the provision of notices to such holders.

Following receipt of Further Acceleration Payments, the CVR Issuer shall provide notice to the holders of CVRs, which may be through a transfer or similar agent, setting forth in reasonable detail the Board of Directors’ calculation of the Further Acceleration Payments (including any appropriate adjustments for tax issues) and the amount of cash to be distributed. Promptly following delivery of such notice and any determinations as set forth in the next paragraph, the CVR Issuer shall distribute the applicable cash to the CVR holders pursuant to such determinations; provided, however, that the CVR Issuer shall distribute any cash on a pro rata basis as set forth above.

All determinations with respect to the calculation of the amount of Further Acceleration Payments (including any appropriate adjustments for tax issues) and cash to be distributed shall be reasonably made by the Board of Directors in good faith, and such determinations shall be binding on the holders of the CVRs absent manifest error; provided, that in the event that holders of CVRs holding at least 20% of the outstanding CVRs of any series disagree with such determination, such holders may engage an independent third-party financial, accounting, valuation, appraisal or other advisor that is reasonably acceptable to the Board of Directors (an “Independent Advisor”) to conduct its own determination of the amount of the Further Acceleration Payments (including any appropriate adjustments for tax issues). The Board of Directors will consider any comments from the Independent Advisor in good faith. The CVR Issuer will bear fifty percent (50%) of the cost and expense of the Independent Advisor.

No Interest	Except as set forth above with respect to the cash distribution escrow account, prior to the Applicable Intelsat Recipient’s receipt of the Minimum Payment, interest shall not accrue on any amounts that may be payable to a holder of a CVR.

Exemption from Registration with the SEC; Not an Equity Security

The CVRs shall be issued pursuant to section 1145 of the Bankruptcy Code (to the extent that such exemption under section 1145 of the Bankruptcy Code is unavailable, the CVRs will be issued pursuant to any other available exemptions from registration).

The CVRs shall not have any rights common to stockholders (e.g., dividends and voting) and will not represent an equity interest in the Equity Issuer or the CVR Issuer, if different.

Transferability; Registration	The CVRs shall not be subject to any transfer restrictions except as may be required by law, and will be transferrable/tradeable independent of New Common Stock.

Receipt of Further Acceleration Payments Prior to the Effective Date	In the event that (x) Jackson actually receives the Minimum Payment before the Effective Date and (y) the Debtors actually receive Further Acceleration Payments before the Effective Date (the “Pre-Effective Date Further Acceleration Payments”), then holders of CVRs shall receive, on the Effective Date, an amount of cash that such holders would have received had the CVRs been issued at the time that such Pre-Effective Date Further Acceleration Payments were actually received.

Merger	Upon any consolidation, amalgamation, merger or combination involving the Equity Issuer or CVR Issuer, the surviving entity in such merger shall assume all applicable obligations under the CVRs, including the obligation to provide to each holder of such CVRs cash in accordance with the requirements hereof.

Change of Control	The CVRs shall survive any change of control transaction (including a sale of all or substantially all of the assets of the CVR Issuer), entitling each holder of such CVRs to cash in accordance with the requirements hereof.

Reporting and Disclosure	The CVRs shall entitle the holders thereof to receive any information provided to minority shareholders of the Equity Issuer pursuant to the Equity Issuer’s New Corporate Governance

Documents (including the Articles of Association and Shareholders Agreement), subject to customary confidentiality provisions.

Efforts to Obtain Further Acceleration Payments	The CVR Agreement will include a covenant that the CVR Issuer and the Equity Issuer use commercially reasonable efforts to obtain Further Acceleration Payments; provided that nothing in this covenant shall alter the requirement that no Further Acceleration Payments shall exist until the Applicable Intelsat Recipients (on an aggregate basis) have received the Minimum Payment.

Amendments; Consent	Any waiver under, consent to or amendment of the CVR Agreement in respect of any series of CVRs shall require the consent of (i) the Board of Directors, including 3 of the 4 B Directors, (ii) with respect to the Series A CVRs, holders of the Series A CVRs holding at least a majority of the outstanding Series A CVRs, and (iii) with respect to the Series B CVRs, holders of the Series B CVRs holding at least 75% of the outstanding Series B CVRs (in each case, with customary amendments not requiring consent of any holders or requiring the consent of each affected holder, including amendments related to the amount of cash payable pursuant to such series of CVR).

Condition Precedent to Issuance of CVRs	For the avoidance of doubt, the CVRs shall not be issued prior to the satisfaction of all other conditions precedent to the Effective Date of the Plan (or waiver of such conditions in accordance with the terms of the Plan), including the condition precedent that the Settlement Order (as defined in the Plan) shall have been entered and not subject to any stay, and the Accelerated Relocation Payment Claims (as defined in the Plan) shall have been resolved pursuant to an order not subject to any stay, on the terms set forth in the Plan (or such other terms that are acceptable to the Required Consenting Jackson Crossover Group Members).

Governing Law	Delaware

DEFINITIONS

Term	Definition
Accelerated Relocation Payments	Those certain accelerated relocation payments as described in the C-Band Order allocated to the Debtors and/or Reorganized Debtors in an amount of $4,865,366,000.

Additional Acceleration Contract	A written contract between any Debtor or Reorganized Debtor (or any of their respective Affiliates), on the one hand, and any Private Entity, on the other hand, that provides for the payment of Applicable Consideration, and that is entered into prior to the Outside Date.

Affiliate	“Affiliate” of any specified Entity means any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control,” as used with respect to any Entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition and Term Sheet, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding the foregoing, and for the avoidance of doubt, no Entity shall be an Affiliate of the Debtors, Reorganized Debtors, or Equity Issuer solely because (a) it is a holder of New Common Stock of the Equity Issuer or (b) it is controlled by a holder of New Common Stock of the Equity Issuer.

Applicable Consideration

Any and all consideration, without duplication, that is actually received by any Debtor or Reorganized Debtor (or any of their respective Affiliates) from time to time from a Private Entity, solely to the extent such consideration is in connection with or directly related to private negotiations authorized by the FCC in footnote 497 of the C-Band Order to accomplish earlier clearing than the deadlines established by the FCC in the C-Band Order of the 3.7-4.0 GHz band in the contiguous United States, licenses for which were auctioned by the FCC on December 8, 2020 through February 17, 2021 in Auction 107 (the “Cleared Spectrum”) and specifically excluding any other radio frequencies or locations outside the contiguous United States; provided such consideration (A) must be incremental to and in excess of the receipt of $4,865,366,000 (i.e., the maximum amount of potential Accelerated Relocation Payments currently provided under the C-Band Order) by the Applicable Intelsat Recipients (on an aggregate basis), whether received pursuant to the C-Band Order as Accelerated Relocation Payments or from a third party as compensation for the Applicable Intelsat Recipient’s efforts to clear the Cleared Spectrum (such receipt of $4,865,366,000 by the Applicable Intelsat Recipients, the “Minimum Payment”), (B) shall not include any Expense Reimbursements, (C) shall be calculated on an after-tax, “with-and-without” basis, with the utilization of tax attributes to be treated as a tax cost, subject to appropriate adjustment provisions to account for any subsequent audit adjustment affecting such calculation, and (D) shall be reduced by all reasonable documented costs and expenses incurred by any Applicable Intelsat Recipient in seeking, obtaining or procuring such consideration.

For the avoidance of doubt, the term “Applicable Consideration” shall not include any portion of (a) the Accelerated Relocation Payments, or (b) any accelerated relocation payments provided under the C-Band Order to any other space station operator, including SES Americom, Inc., Eutelsat S.A., Telesat Canada, Star One S.A., or any of such entities’ Affiliates and subsidiaries (collectively, the “Other FSS Operators”) upon any consolidation, amalgamation, merger or combination involving the Debtors and/or Reorganized Debtors (or any of their respective Affiliates) and the Other FSS Operators.

Applicable Intelsat Recipients	“Applicable Intelsat Recipients” shall mean (i) prior to the Effective Date, Jackson, and (ii) on and after the Effective Date, the Equity Issuer and its Affiliates.

Board of Directors	The Equity Issuer Board (as defined in the Plan Support Agreement).

C-Band Order	That certain Report and Order and Order of Proposed Modification issued by the FCC on March 3, 2020 in In the Matter of Expanding Flexible Use of the 3.7 to 4.2 GHz Band, GN Docket No. 18-122, as may be amended or modified with respect to the clearing of the Cleared Spectrum.

CVRs	Collectively, the Series A CVRs and the Series B CVRs.

CVR Agreement	That certain agreement (or agreements) setting forth the full terms and conditions of the CVRs, the form of which shall be included in the Plan Supplement and acceptable to the Debtors, the Required Consenting Jackson Crossover Group Members, and the Required Consenting HoldCo Creditors.

CVR Issuer	That certain Reorganized Debtor or Reorganized Debtors that issue the CVRs and are obligated under the CVR Agreement.[2]

Expense Reimbursements	The payments received by the Debtors or Reorganized Debtors (or their affiliates) on account of compensable relocation costs as described in the C-Band Order.

Further Acceleration Payments

Any and all Applicable Consideration, without duplication, that is actually received, after the Applicable Intelsat Recipients (on an aggregate basis) have received the Minimum Payment, by any Debtor or Reorganized Debtor (or any of their respective Affiliates) pursuant to an Additional Acceleration Contract, not to exceed $420,000,000.

For the avoidance of doubt, any Applicable Consideration actually received, after the Applicable Intelsat Recipients (on an aggregate basis) have received the Minimum Payment, by any Debtor or Reorganized Debtor (or any of their respective Affiliates) pursuant to an Additional Acceleration Contract shall constitute Further Acceleration Payments regardless of whether such payments are received before or after the Outside Date.

Initial Further Acceleration Payments	The first $65,000,000 in Further Acceleration Payments received, after the Applicable Intelsat Recipients (on an aggregate basis) have received the Minimum Payment, by the Debtors or Reorganized Debtors (or any of their Affiliates).

Jackson	Collectively, Intelsat Jackson Holdings S.A. and all of its direct and indirect subsidiaries, prior to the Effective Date.

New Common Stock	The new common equity securities of the Equity Issuer.

Outside Date	The earlier of (i) the date on which the Debtors’ or Reorganized Debtors’, as applicable, Certification of Accelerated Relocation for Phase II is validated pursuant to the C-Band Order, and (ii) December 5, 2025, or such later deadline for clearing of the 3.7-4.0 GHz band as may be extended pursuant to the C-Band Order.

Private Entity	An entity that is not a governmental unit (as defined in the Bankruptcy Code) and that is not the clearinghouse contemplated by the C-Band Order or any other comparable administrative entity selected by the FCC. Notwithstanding the foregoing, and for the avoidance of doubt, to the extent the Debtors or Reorganized Debtors (or their respective Affiliates) enter into an Additional Acceleration Contract with a Private Entity, and the parties agree to utilize a governmental entity or administrative clearinghouse for processing payments earned under such Additional Acceleration Contract, such payments shall be deemed to have been made by a “Private Entity”; provided, for greater clarity, the term “Applicable Consideration” shall not include any portion of the Accelerated Relocation Payments.

Series A CVRs	The Series A CVRs described in this Term Sheet.

Series B CVRs	The Series B CVRs described in this Term Sheet.

[2]

The specific Reorganized Debtor or Reorganized Debtors issuing the CVRs shall be determined in the Definitive Documents, with such Reorganized Debtor or Reorganized Debtors being acceptable to the Required Consenting Jackson Crossover Group Members, the Required Consenting HoldCo Creditors and the Debtors.

Subsequent Further Acceleration Payments	The first $355,000,000 in Further Acceleration Payments received, after the Applicable Intelsat Recipients (on an aggregate basis) have received the Minimum Payment, by the Debtors or Reorganized Debtors (or any of their Affiliates) in excess of the Initial Further Acceleration Payments.

EXHIBIT G

Management Incentive Plan Term Sheet

Execution Version

INTELSAT S.A.

MANAGEMENT INCENTIVE PLAN

The following (this “Term Sheet”) summarizes the management incentive plan (the “MIP”) to be established for executives and other key employees (each, a “Participant”) of the Equity Issuer1 (the “Company” or “Holdco”) and its affiliates.

Overview:

General. The Company will institute the MIP, enact and enter into related policies and agreements and distribute the Awards (as defined below) to Participants, consistent with the terms and allocations set forth herein (provided that the form and substance of the MIP shall be consistent with the PSA Definitive Document Requirements (as defined in the Plan)), on the effective date of Holdco’s chapter 11 plan of reorganization (the “Emergence Date”).

The Required Consenting Jackson Crossover Group Members and the Debtors shall negotiate the terms of the definitive MIP documentation in good faith prior to the Emergence Date. It shall be a condition precedent to the Effective Date of the Plan that the definitive documentation concerning the MIP shall be completed, provided, that such condition precedent may be waived by written agreement between the Required Consenting Jackson Crossover Group Members and the Debtors.

The MIP may be amended following the Emergence Date (and the issuance of the Emergence Grants (as defined below)) to have such other terms and conditions applicable to future issuances under the MIP as determined at the discretion of the Equity Issuer Board, but not inconsistent with the terms and conditions of this Term Sheet. For the avoidance of doubt, such amendments will not apply to the Emergence Grants.

MIP and Cash LTIP Pools. Holdco will reserve exclusively for Participants (i) a pool (such reserve, the “MIP Pool”) of shares of common stock of Holdco (“Holdco Common Stock”) representing 3.26% of Holdco Common Stock as of the Emergence Date, determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the MIP Pool and hereinafter referred to as “Fully Diluted Basis”), and (ii) $18 million in cash (the “Cash LTIP Pool”).

Emergence Grants.

On the Emergence Date, Holdco will grant (i) a number of restricted stock units (“RSUs”) and performance stock units (“PSUs”) collectively representing 2.32% of Holdco Common Stock at target as of the Emergence Date and determined on a Fully Diluted Basis (with such RSUs and PSUs having the potential to collectively represent up to 2.99% of Holdco Common Stock as of the Emergence Date and determined on a Fully Diluted Basis, if such PSUs vest at their maximum, as described below), and (ii) a portion of the Cash LTIP Pool in the form of long-term cash incentive awards (such awards, the “Cash LTIP Awards”), in each case, in accordance with this Term Sheet (the “Emergence Grants” and, along with any other grant made under the MIP, an “Award”).

[1]	Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan Support Agreement to which this Term Sheet is attached.

•   Management Committee. The eight (8) most senior executives (the “Management Committee”) will receive Emergence Grants representing 1.32% of Holdco Common Stock at target as of the Emergence Date and determined on a Fully Diluted Basis (with such RSUs and PSUs having the potential to collectively represent up to 1.99% of Holdco Common Stock as of the Emergence Date and determined on a Fully Diluted Basis, if such PSUs vest at their maximum, as described below), with the Emergence Grants (i) 50% in the form of RSUs and (ii) 50% in the form of PSUs. The allocations of the Emergence Grants to the Management Committee will be indicated in Exhibit A to this Term Sheet, which will be completed prior to the Emergence Date.

•   Key Employees. Other key employees (the “Key Employees”) will receive (i) Emergence Grants representing 1.00% of Holdco Common Stock as of the Emergence Date on a Fully Diluted Basis, 100% in the form of RSUs, and (ii) Cash LTIP Awards. The allocation of the Emergence Grants to Key Employees will be determined by the CEO, substantially consistent with past practice, and as approved by the current Compensation Committee of the Intelsat S.A. Board of Directors.

Future Grants. The Remaining MIP Pool (as defined below) may be granted following the Emergence Date, in the form of RSUs or PSUs (or their full value equivalent), at the discretion of and on terms and conditions determined by the Equity Issuer Board or the compensation committee thereof. For this purpose, the “Remaining MIP Pool” means the portion of the MIP Pool that has not previously been granted and all shares of Holdco Common Stock subject to the Emergence Grants or subsequent Awards that have been forfeited before vesting. For the avoidance of doubt, the compensation committee of the Equity Issuer Board will determine future grants, consistent with market benchmarks, and the Company will not have any obligation to allocate or issue any unallocated or unissued portion of the Remaining MIP Pool upon an exit event (as described in the definitive documentation governing the MIP, an “Exit Event”) or otherwise. The Remaining MIP Pool will be available for, without limitation, Awards to new hires and Awards made in connection with promotions.

Any portion of the Cash LTIP Pool not granted on or about the Emergence Date, as well as amounts underlying Cash LTIP Awards forfeited (in whole or in part) without payment thereunder, may be granted following the Emergence Date, as determined by the CEO in consultation with the compensation committee of the Equity Issuer Board.

RSUs and PSUs will have dividend equivalent rights (“DERs”), including, without limitation, with respect to any cash or other distributions made on account of the CVRs. The DERs will be paid in cash (without interest) when such RSUs or PSUs fully vest, as applicable.

Vesting:

Normal Vesting. Subject, except as set forth below, to a Participant’s continued employment through the applicable vesting date, the Emergence Grants will vest as follows:

•  RSUs and Cash LTIP. The RSUs and Cash LTIP Awards will vest in equal 33 1⁄3% installments (each, an “Installment”) on each of the first three (3) anniversaries of the Emergence Date.

•  PSUs. The PSUs will vest upon an Exit Event based on the equity value of Holdco achieved as of the Exit Event, as follows:

•   if the equity value of Holdco is $4,350,000,000, 50% of the target number of PSUs will vest;

•   if the equity value of Holdco is $7,250,000,000 or more, 200% of the target number of PSUs will vest; and

•   if the equity value of Holdco is in between $4,350,000,000 and $7,250,000,000, the percentage of the target number of PSUs that vests will be determined using straight-line interpolation.

•   Notwithstanding anything to the contrary in the foregoing, if no Exit Event occurs prior to the fourth anniversary of the Emergence Date, the equity value of Holdco will be measured on each of the fourth and fifth anniversaries of the Emergence Date (each, a “Valuation Event”), and the PSUs will vest in accordance with the framework set forth above based on the equity value of Holdco as of such Valuation Events (e.g., if the equity value of Holdco is $4,350,000,000 as of the first Valuation Event, 50% of the target number of PSUs will vest as of the fourth anniversary of the Emergence Date, and if the equity value of Holdco increases to $7,250,000,000 as of the second Valuation Event, an additional 150% of the target number of PSUs will vest as of the fifth anniversary of the Emergence Date). An independent third party appraiser shall determine Holdco’s equity value in connection with each Valuation Event.

Accelerated Vesting Upon Termination. If a Participant’s employment with the Company or its affiliates is terminated (i) by the Company without Cause, (ii) by such Participant for Good Reason (applicable only if the Participant is party to an employment agreement with a Good Reason concept) or (iii) due to such Participant’s death or Disability during employment (any such termination, a “Qualifying Termination”), a portion of the Emergence Grants will vest or remain outstanding and eligible to vest, as applicable, as follows:

•  Management Committee.

•   RSUs. If the Participant’s Qualifying Termination occurs prior to the third anniversary of the Emergence Date, the next Installment of the RSUs will vest as of the Participant’s Qualifying Termination date.

•   PSUs. If the Participant’s Qualifying Termination occurs within the first eighteen (18) months of the Emergence Date, none of the PSUs will vest (subject to any tail period vesting described below). If the Participant’s Qualifying Termination occurs on or after the eighteen (18)-month anniversary of the Emergence Date, the Participant’s PSUs will remain outstanding and eligible to vest upon the occurrence of an Exit Event or the Valuation Events, in each case, based on actual performance achieved in connection therewith, and the number of PSUs that will vest based on such performance achievement will be pro-rated, with the pro-ration determined by multiplying (i) the total number of PSUs that would have vested had the Participant’s employment not terminated prior to such Exit Event or Valuation Events by (ii) a fraction, the numerator of which is the total number of days that the Participant was employed by the Company or its affiliates from the Emergence Date through the Participant’s Qualifying Termination date, and the denominator of which is one thousand ninety-five (1,095).

•   Tail Period Vesting. The portion of a Participant’s Emergence Grants that remains unvested following the treatment set forth above will remain outstanding for six (6) months following the Participant’s Qualifying Termination date (the “Tail Period”) and eligible to vest upon the occurrence of an Exit Event during the Tail Period. If an Exit Event occurs during the Tail Period, 100% of the Participant’s unvested Emergence Grants will vest upon such Exit Event, provided, that the percentage of PSUs that vests will be determined based on achievement of the performance criteria set forth above.

•  Key Employees. If the Participant’s Qualifying Termination occurs prior to the third anniversary of the Emergence Date, the Participant will vest in a pro-rata portion of the Participant’s RSUs and Cash LTIP Award, with such pro-ration determined by multiplying (i) the total number of RSUs and the total amount of the Cash LTIP Award by (ii) a fraction, the numerator of which is the total number of days that the Participant was employed by the Company or its affiliates from the Emergence Date through the Participant’s Qualifying Termination date, and the denominator of which is one thousand ninety-five (1,095) (e.g., if the Participant’s Qualifying Termination date occurs on the six (6)-month anniversary of the Emergence Date, the Participant will vest in 16 2⁄3% of each of the RSUs and the Cash LTIP Award, in each case, as of the Participant’s Qualifying Termination date).

Accelerated Vesting Upon a Change in Control.

Upon a Participant’s Qualifying Termination on or following the occurrence of a Change in Control, 100% of the Participant’s unvested RSU Emergence Grants will accelerate and vest. For the avoidance of doubt, vesting of the PSU Emergence Grants will be determined at the time of the Change in Control.

Restrictive Covenants:	Award agreements will contain restrictive covenants no more restrictive than those set forth in the employment agreement by and between the Company and the Participant, if applicable. For those Management Committee members who are entering into employment agreements effective as of the Emergence Date, as set forth below, the award agreements will contain restrictive covenants no more restrictive than those set forth in such employment agreements.

Existing Obligations:	All existing employment agreements by and between the Company and the Participants, and any obligations arising thereunder, shall be assumed and unaltered (other than with respect to any obligations therein that provide for an award or potential award of equity interests of any kind in the Debtors, which provisions shall not be adopted, assumed or honored under the Plan). With respect to those Management Committee members who currently are not party to employment agreements because they became Management Committee members after the Company’s chapter 11 filing, the Company will enter into employment agreements with such individuals effective as of the Emergence Date to satisfy the Company’s commitment in their offer letters that they would receive employment agreements similar to those in existence on the Company’s chapter 11 filing date, and such employment agreements will be in the form used for Management Committee members already party to employment agreements.

Definitions:	For Participants party to an employment agreement (as well as the Management Committee members who are entering into employment agreements effective as of the Emergence Date as set forth above), Cause, Good Reason and Disability will each have the meaning set forth in the Participant’s employment agreement, and if Good Reason is not defined therein, any Good Reason-related concepts will not apply. For Participants not party to an employment agreement, Cause and Disability will have the meaning set forth in the Intelsat S.A. 2013 Equity Incentive Plan, and any Good Reason-related concepts will not apply. Change in Control will be defined in a manner reasonable and customary for a public company style equity incentive plan and generally in line with the definition set forth in the Intelsat S.A. 2013 Equity Incentive Plan (provided that references to “30%” in prongs (i) and (iv) of such definition shall be replaced with “50%” and such definition will contain customary carve-outs regarding post-emergence shareholders).

Other Provisions:

Management Committee members will have customary tag-along rights with respect to any shares of Holdco Common Stock that are delivered to them.

The Company will obtain an independent third party valuation of the Holdco Common Stock on at least an annual basis, with the first such valuation to be dated as of the first anniversary of the Emergence Date.

Final Documentation:	The final documentation related to the Emergence Grants will not contain any material restrictions, limitations or additional obligations that are not set forth herein or in a Participant’s employment agreement as in effect as of the Emergence Date.

EXHIBIT A

MIP POOL ALLOCATIONS

Management Committee

[To come.]

EXHIBIT H

New Warrants Term Sheet

Execution Version

WARRANT TERM SHEET

The following term sheet (this “Term Sheet”) presents certain material terms in respect of the Series A Warrants and Series B Warrants (the “Warrants”) set forth in the Plan. Capitalized terms used but not immediately defined shall have the meanings ascribed to such terms in the Plan Support Agreement1 or as otherwise defined herein, as applicable.

Issuer	The Equity Issuer

Term	The Warrants will be exercisable until the date which is the fifth anniversary of the Effective Date (the “Expiration Time”). Each Warrant not exercised prior to the Expiration Time shall become void and all rights thereunder and all rights in respect thereof under the applicable Warrant Agreement shall cease as of such time.

Series A Warrants

The Series A Warrants shall entitle the holders thereof to purchase, at the Exercise Price (defined below), in the aggregate, a number of shares of New Common Stock representing 9.0% of the total New Common Stock of the Equity Issuer issued and outstanding as of the Effective Date (assuming the exercise of all Series A Warrants, but not the Series B Warrants) (the “Series A Pro Forma Ownership”).

The Series A Pro Forma Ownership shall be subject to dilution for (i) shares of New Common Stock issued pursuant to the exercise of the Series B Warrants; (ii) shares of New Common Stock issued pursuant to the CVR Agreement; and (iii) shares of New Common Stock issued pursuant to the Management Incentive Plan.

Series B Warrants

The Series B Warrants shall entitle the holders thereof to purchase, at the Exercise Price (defined below), in the aggregate, a number of shares of New Common Stock representing 2.5% of the total New Common Stock of the Equity Issuer issued and outstanding as of the Effective Date (assuming the exercise of all Series A Warrants and all Series B Warrants) (the “Series B Pro Forma Ownership”).

The Series B Pro Forma Ownership shall be subject to dilution for (i) shares of New Common Stock issued pursuant to the CVR Agreement; and (ii) shares of New Common Stock issued pursuant to the Management Incentive Plan.

Initial Exercise Price

Series A Warrants: $4,350,000,000 divided by the applicable number of outstanding shares of New Common Stock on the Effective Date, subject to the provisions regarding dilution set forth above (the “Series A Warrant Initial Exercise Price”).

Series B Warrants: $5,437,500,000 divided by the applicable number of shares of outstanding New Common Stock on the Effective Date, subject to the provisions regarding dilution set forth above (the “Series B Warrant Initial Exercise Price” and together with the Series A Warrant Initial Exercise Price, the “Initial Exercise Prices”).

[1]	“Plan Support Agreement” means the Chapter 11 Plan Support Agreement to which this Term Sheet is attached.

Payment of Exercise Price

The issuance of New Common Stock pursuant to the exercise of any Warrants shall be subject to payment in full by the holder of such Warrant of the applicable Initial Exercise Price (as adjusted, as applicable, pursuant to the anti-dilution provisions herein, the “Exercise Price”) by delivery of a certified or official bank check or by wire transfer of immediately available funds in the amount of the aggregate Exercise Price for such New Common Stock. The Equity Issuer, the Required Consenting Jackson Crossover Group Members, and the Required Consenting HoldCo Creditors will explore mechanisms that provide for periodic “cashless” exercise of the warrants in Luxembourg; provided, that the implementation of any such mechanisms shall be subject to the consent of the Required Consenting Jackson Crossover Group Members and shall not have any materially adverse impact on the Equity Issuer or the New Common Stock of the Equity Issuer.

To the extent permitted under applicable law, the cashless exercise of Warrants may be undertaken by issuing new shares of New Common Stock on exercise of the Warrants at par value, such par value to be paid up in cash by the Warrant holders. The difference between the Exercise Price payable for such Warrants and the par value paid in cash will be settled between the Warrant holder and the Company by means of cancellation of unexercised Warrants with the same economic value as such difference in Exercise Price. Such a mechanism to implement a cashless exercise of Warrants shall be authorized by the general meeting and specifically referenced in the applicable approvals needed for the creation of the authorized share capital, to be created in the articles of association to enable the Company to fulfil its obligations under the Warrants.

For purposes of determining the per share value of New Common Stock to be surrendered in connection with any cashless exercise, at any time at which the New Common Stock is not listed on a United States securities exchange, such value shall be determined by the board of directors of the Equity Issuer (the “Board of Directors”) within five (5) business days following a notice of exercise; provided, that if the holder does not agree with such value such value shall be determined by an independent and nationally recognized investment banking or valuation firm jointly selected by the Board of Directors and holder, such investment banking or valuation firm to be engaged no more than once per twelve-month period on behalf of any or all Warrant holders. The fees and expenses of such investment banking or valuation firm shall be paid by the Equity Issuer.

Anti-Dilution	The Warrant Agreements shall provide customary proportional anti-dilution adjustments to the exercise price and/or the number of shares of New Common Stock for which the Warrants are exercisable with respect to (i) any subdivision, combination, stock split or other reclassification, conversion or exchange of equity interests (whether by merger or otherwise), and (ii) any dividend paid to holders of equity interests in shares of equity interests, rights to acquire equity interests or securities convertible or exchangeable into equity interests, cash or other property. For the avoidance of doubt, the Warrants shall not be entitled to any economic anti-dilution provisions, other than as set forth above.

Sale of the Company

The Warrant Agreements shall include Black-Scholes protection and treatment in the event of certain change of control, merger, asset sale of all or substantially all of the assets of the Company or sale transactions (each, a “Fundamental Transaction”).

The Black-Scholes Value, if elected by the Warrant holder, will be determined by an independent and nationally recognized investment banking or valuation firm jointly selected by the Board of Directors and a majority of electing holders of Warrants using the Black Scholes Option Pricing Model for a “call” option, subject to the following assumptions:

•  Current Price: Fundamental Transaction consideration per share

•  Strike: Exercise Price in effect

•  Maturity: Remaining term of warrant

•  Volatility: To be determined by the independent financial expert as of the date of determination and pursuant to customary practices for calculating such volatility but in any event no more than 45% and no less than 20% (provided, however, that such range will not be disclosed to the independent financial expert)

•  Risk-Free Interest Rate: Interpolated rate on the United States Treasury securities with a maturity closest to the remaining term of the Warrant as of the date of consummation of the applicable Fundamental Transaction

Section 1145	The Warrants, and the New Common Stock issuable thereunder, will be exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code. To the extent that such exemption under Section 1145 of the Bankruptcy Code is unavailable, the Warrants, and the New Common Stock issuable thereunder, will be issued pursuant to any other available exemptions from registration, as applicable.

Transferability

The Warrants shall not be subject to transfer restrictions except as set forth in the New Corporate Governance Documents or as required by law. From and after such time the New Common Stock is listed on a recognized U.S. stock exchange, the Equity Issuer shall use commercially reasonable efforts to list the warrants on a recognized U.S. stock exchange; provided, that such obligation shall terminate on the fourth (4th) anniversary of the Effective Date. The Warrants shall be tradeable and transferrable independently of New Common Stock and the CVRs.

Any New Common Stock issued upon exercise of a Warrant shall be subject to the transfer restrictions set forth in the New Corporate Governance Documents (including the Articles of Association and Shareholders Agreement (as defined in the Corporate Governance Term Sheet) and as may be required by law. Prior to receiving any New Common Stock issued upon exercise of a Warrant, such Warrant holder shall be required to execute the Shareholders Agreement.

In addition, upon the listing of the New Common Stock, certain Large Holders (the definition of which is to be determined in the registration rights agreement) shall have registration rights with respect to their New Common Stock issued upon exercise of their Warrants in accordance with the registration rights agreement and New Corporate Governance Documents (including the Articles of Association and Shareholders Agreement).

Non-Voting; No Dividends

The Warrants shall not have any rights common to stockholders (e.g., dividends and voting) and will not represent an equity interest in the Equity Issuer.

Holders of New Common Stock issued upon exercise of a Warrant shall be required to execute the Shareholders Agreement prior to receiving such New Common Stock.

Reporting	The Warrants shall entitle the holders thereof to receive any information provided to minority stockholders of the Equity Issuer pursuant to the Equity Issuer’s New Corporate Governance Documents (including the Articles of Association and Shareholders Agreement), subject to customary confidentiality protections.

ERISA Eligibility	By accepting a Warrant, each holder will be deemed to represent that either (i) it does not hold “plan assets” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) its acquisition, holding and exercise of Warrants will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Amendments	Each Warrant Agreement may be amended by the affirmative vote of, or a written consent signed by, the holders of the applicable Warrants holding at least a majority of the then outstanding applicable Warrants (with customary amendments not requiring consent of such holders or requiring the consent of each affected holder).

Governing Law	Delaware

DEFINITIONS

Term	Definition
Series A Warrant Agreement	That certain agreement providing for, among other things, the issuance of the Series A Warrants, which shall include anti-dilution protections and Black-Scholes protections in the event of certain change of control or sale transactions and be in form and substance reasonably acceptable to the Debtors, the Required Consenting Jackson Crossover Group Members, and the Required Consenting HoldCo Creditors.

Series A Warrants	The warrants issued pursuant to the Plan and the Series A Warrant Agreement.

Series B Warrant Agreement	That certain agreement providing for, among other things, the issuance of the Series B Warrants, which shall include anti-dilution protections and Black-Scholes protections in the event of certain change of control or sale transactions and be in form and substance reasonably acceptable to the Debtors, the Required Consenting Jackson Crossover Group Members, and the Required Consenting HoldCo Creditors.

Series B Warrants	The warrants issued pursuant to the Plan and the Series B Warrant Agreement.

New Common Stock	The new common equity securities of the Equity Issuer.

Warrant Agreements	Collectively, the Series A Warrant Agreement and the Series B Warrant Agreement

Warrants	Collectively, the Series A Warrants and the Series B Warrants.

EXHIBIT I

Secured Creditor Settlement Term Sheet

JACKSON SECURED CREDITOR SETTLEMENT TERM SHEET

This term sheet (the “Term Sheet”) sets forth certain settlement terms related to (i) the allowance and treatment of the First Lien Notes Claims (as defined below) under rule 9019 of the Bankruptcy Rules, and (ii) the allowance and treatment of the Term Loan Facility Claims in connection with the Plan, to be proposed and prosecuted by Intelsat S.A. and its affiliated debtors and debtors in possession (collectively, the “Debtors”) in the chapter 11 cases (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”).

This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the Plan, the Secured Creditor Settlement Order (as defined below), or definitive documents relating to or necessary to effectuate the Secured Creditor Settlement (as defined below), each of which remain subject to negotiation and completion and which shall be in form and substance reasonably acceptable to the Required Consenting First Lien Creditors (as defined below). The Definitive Documents shall not contain any terms or conditions that are inconsistent with this Term Sheet.

ALLOWANCE AND TREATMENT OF FIRST LIEN CLAIMS

Settlement/Allowance of First Lien Claims

Pursuant to Bankruptcy Rule 9019, in settlement and compromise of any disputes between the Company Parties and the holders of the First Lien Notes Claims regarding the allowance, classification and treatment of the First Lien Notes Claims, the Company Parties shall seek entry of a Secured Creditor Settlement Order, which provides that the First Lien Claims are Allowed and settled as follows:

•   8.00% First Lien Notes Claims: Allowed against all of the obligors and guarantors under the 8.00% First Lien Notes Indenture in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the Final DIP Order); and (iii) $23,634,033.54 on account of prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date)[1] (the “Settled/Allowed 8.00% First Lien Notes Claims”). In the event the Secured Creditor Settlement Order is not entered or does not remain in effect, 8.00% First Lien Notes Claims shall be allowed in an amount equal to: (i) the full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through and including the Effective Date at the contractual rate; and (iii) such additional amounts as many be determined in a Final Order sufficient to render the 8.00% First Lien Notes Claims Unimpaired. For the avoidance of doubt, in the

[1]	This amount assumes an Effective Date of 12/31/21, and the interest component thereof is subject to change based on actual Effective Date.

event that the Secured Creditor Settlement Order is not entered or does not remain in effect, the 8.00% First Lien Notes Claims shall be treated as Unimpaired and holders of 8.00% First Lien Notes Claims shall not be bound by the Secured Creditor Settlement and shall be entitled to seek allowance in full of their 8.00% First Lien Notes Claims in an amount sufficient to render the 8.00% First Lien Notes Claims Unimpaired, including to seek interest (at the contractual rate) on, or as part of, such Claims until such Claims are paid in full, and all parties’ rights are reserved in connection with any such litigation.

•   9.50% First Lien Notes Claims: Allowed against all of the obligors and guarantors under the 9.50% First Lien Notes Indenture in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the Final DIP Order); and (iii) $91,536,911.35 on account of prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date)[2] (the “Settled/Allowed 9.50% First Lien Notes Claims” and, together with the Settled/Allowed 9.50% First Lien Notes Claims, the “Settled/Allowed First Lien Notes Claims”). In the event the Secured Creditor Settlement Order is not entered or does not remain in effect, 9.50% First Lien Notes Claims shall be allowed in an amount equal to: (i) the full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through and including the Effective Date at the contractual rate; and (iii) such additional amounts as many be determined in a Final Order sufficient to render such 9.50% First Lien Notes Claims Unimpaired. For the avoidance of doubt, in the event that the Secured Creditor Settlement Order is not entered or does not remain in effect, the 9.50% First Lien Notes Claims shall be treated as Unimpaired and holders of 9.50% First Lien Notes Claims shall not be bound by the Secured Creditor Settlement and shall be entitled to seek allowance in full of their 9.50% First Lien Notes Claims in an amount sufficient to render the 9.50% First Lien Notes Claims Unimpaired, including to seek interest (at the contractual rate) on, or as part of, such Claims until such Claims are paid in full, and all parties’ rights are reserved in connection with any such litigation.

[2]	This amount assumes an Effective Date of 12/31/21, and the interest component thereof is subject to change based on actual Effective Date.

Pursuant to Bankruptcy Rule 9019 and Bankruptcy Code section 1123(b)(3), in settlement and compromise of any disputes regarding the allowance, classification, and treatment of the Term Loan Facility Claims, the Plan shall provide that Term Loan Facility Claims are Allowed and settled as follows:

•   Term Loan Facility Claims: Allowed against all of the obligors and guarantors under the Term Loan Facility in the amount equal to: (i) full outstanding principal amount; (ii) any accrued interest through the Effective Date at the contractual rate applicable to ABR Loans (in the case of Tranche B-3 Term Loans and Tranche B-4 Term Loans) and applicable to Fixed Rate Loans (in the case of Tranche B-5 Term Loans); and (iii) 90% of the accrued default interest through the Effective Date on the ABR Loans and Fixed Rate Loans (the “Settled/Allowed Term Loan Facility Claims”).[3] Any payments of interest made during the Chapter 11 Cases are characterized as payments of allowed interest.

Implementation

The Debtors shall file a motion with the Bankruptcy Court seeking approval of the First Lien Notes Claims Settlement pursuant to Bankruptcy Rule 9019 (the “Secured Creditor Settlement Motion”). The Secured Creditor Settlement Motion and Secured Creditor Settlement Order shall be consistent with the provisions of this Term Sheet in all respects. The Debtors shall request that the Bankruptcy Court consider the Secured Creditor Settlement Motion on the Secured Creditor Settlement Order contemporaneously with confirmation of the Plan.

The Term Loan Facility Claims Settlement shall be incorporated into the Plan and shall be approved in connection therewith.

Treatment Under the Plan of Settled/Allowed Term Loan Facility Claims

Except to the extent that a holder of a Settled/Allowed Term Loan Facility Claim agrees to less favorable treatment of its Settled/Allowed Term Loan Facility Claim, on the Effective Date, in settlement and compromise of any disputes regarding the allowance, classification and treatment of Term Loan Facility Claims, each holder of a Settled/Allowed Term Loan Facility Claim shall receive payment in full in cash solely to the extent of its Settled/Allowed Term Loan Facility Claim; provided, however, for the avoidance of doubt, no distributions to holders of Settled/Allowed Term Loan Facility Claims shall be made out of the deposit accounts of each of Intelsat Connect Finance S.A., Intelsat Envision Holdings LCC, Intelsat (Luxembourg) S.A., Intelsat Investments S.A., Intelsat Holdings S.A., Intelsat Investment Holdings S.à.r.l., and Intelsat S.A. (together, the “HoldCos”).

The Term Loan Facility Claims shall be separately classified under the Plan from other First Lien Claims.

Term Loan Facility Claims shall be Impaired and entitled to vote to accept or reject the Plan

[3]	Capitalized terms used in this sub-bullet that are not otherwise defined herein shall have the meanings ascribed to them in the First Lien Credit Agreement or the Final DIP Order, as applicable.

Treatment Under the Plan of Settled/Allowed First Lien Notes Claims

Except to the extent that a holder of a Settled/Allowed 8.00% First Lien Notes Claim or Settled/Allowed 9.50% First Lien Notes Claim agrees to less favorable treatment of its Settled/Allowed First Lien Notes Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Settled/Allowed First Lien Notes Claim, each holder of a Settled/Allowed First Lien Notes Claim shall receive payment in full in cash of its pro rata share of (x) the full amount of all 8.00% First Lien Notes Claims or 9.50% First Lien Notes Claims, as applicable, as compromised in accordance with the Secured Creditor Settlement, if the Secured Creditor Settlement Order has been entered and remains in effect as of the Effective Date, subject to recoupment and reduction, or supplementation and increase, in the payment of the amounts specified in clause (iii) below in the event and to the extent of entry of a subsequent Final Order inconsistent with the Secured Creditor Settlement Order, or (y) as otherwise set forth in a Final Order, if the Secured Creditor Settlement Order has not been entered or does not remain in effect as of the Effective Date; provided, however, that for the avoidance of doubt, to the extent the Secured Creditor Settlement Order has not been entered as of the Effective Date or does not remain in effect as of the Effective Date (or is vacated or reversed after the Effective Date pursuant to a Final Order), the Plan shall be deemed to be amended so as to treat the holders of Allowed First Lien Notes Claims as Unimpaired and the holders of Allowed First Lien Notes Claims shall receive payment in full, in cash of: (i) the full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate; and (iii) such additional amounts (including any premium or makewhole amounts, and any contractual or other interest thereon), if any, as may be determined in a Final Order sufficient to render such First Lien Notes Claims Unimpaired (and, for the avoidance of doubt, all parties’ (other than the Debtors and the Reorganized Debtors) rights in respect of the additional amounts necessary to render the First Lien Notes Claims Unimpaired shall be expressly reversed and preserved), with the payment of the amounts specified in clauses (i) and (ii) to occur on the Effective Date and the payment of the amounts specified in clause (iii) to occur as soon as practicable after entry of the Final Order; provided, further, however, that in no event shall the amounts specified in clauses (i) and (ii) be subject to recoupment and reduction, or supplementation and increase; provided, further, however, for the avoidance of doubt, no distributions to holders of Settled/Allowed First Lien Notes Claims shall be made out of the deposit accounts of the HoldCos.

Each of the 8.00% First Lien Notes Claims and 9.50% First Lien Notes Claims shall be separately classified under the Plan from other First Lien Claims.

The 8.00% First Lien Notes Claims and 9.50% First Lien Notes Claims shall be Impaired and entitled to vote to accept or reject the Plan.

Secured Creditor Settlement Order	The settlements and compromises set forth in this Term Sheet and any related definitive documentation shall be incorporated into the Secured Creditor Settlement Order and the Plan, as applicable, in form and substance reasonably acceptable to the holders of First Lien Claims that are signatory to the Plan Support Agreement (the “Consenting First Lien Creditors”).

Notwithstanding anything to the contrary in this Term Sheet or the Plan Support Agreement, no modification, amendment, waiver, or supplement may be made to the terms of the Secured Creditor Settlement without the consent of (1) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of Term Loan Facility Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers, or supplements regarding the treatment and allowance of Term Loan Facility Claims under the Secured Creditor Settlement, (2) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of 8.00% First Lien Notes Claims held by all Consenting First Lien Noteholders with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 8.00% First Lien Notes Claims under the Secured Creditor Settlement, (3) Consenting First Lien Noteholders holding at least 66.67% of the aggregate principal amount of 9.50% First Lien Notes Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 9.50% First Lien Notes Claims under the Secured Creditor Settlement, and (4) the Company Parties.

Releases

The Consenting First Lien Creditors shall be included in the definition of “Released Parties” and “Releasing Parties” (or any similar definition relating to beneficiaries and providers of a debtor release, third party release, and exculpation, as applicable) under the Plan.

Payment of Professional Fees/Expenses

On the Effective Date, all unpaid Restructuring Expenses and any other fees and expenses of counsel and other professionals representing the Intelsat Jackson Ad Hoc Group and the Jackson First Lien Notes Group shall be indefeasibly paid in full in cash by the Debtors.

Appellate Rights	For the avoidance of doubt, nothing in this Term Sheet, the Secured Creditor Settlement, the Secured Creditor Settlement Order, the Plan, or the Confirmation Order shall in any way impair or prejudice the appellate rights available under applicable law to the holders of First Lien Claims or the Jackson Crossover Ad Hoc Group with regard to any Secured Creditor Settlement Order or any Secured Creditor Claims Litigation.

EXHIBIT A

DEFINITIONS

8.00% First Lien Notes	Those certain 8.00% senior secured first Lien notes due 2024, originally issued in an aggregate principal amount of $1,250,000,000 with a subsequent issuance in an aggregate principal amount of $99,700,000 pursuant to the 8.00% First Lien Notes Indenture.

8.00% First Lien Notes Claims	Any Claims arising under the 8.00% First Lien Notes, that certain 8.00% First Lien Notes Indenture or any related credit documentation.

8.00% First Lien Notes Indenture	That certain indenture, dated as of March 29, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 8.00% First Lien Notes, by and among Intelsat Jackson Holdings S.A., as issuer, Intelsat Connect Finance S.A. and the other guarantors from time to time party thereto, as guarantors, and Wilmington Trust, National Association, as trustee.

9.50% First Lien Notes	Those certain 9.50% senior secured first Lien notes due 2022, originally issued in an aggregate principal amount of $490,000,000 pursuant to the 9.50% First Lien Notes Indenture.

9.50% First Lien Notes Claims	Any Claim arising under the 9.50% First Lien Notes, that certain 9.50% First Lien Notes Indenture or any related credit documentation.

9.50% First Lien Notes Indenture	That certain indenture, dated as of June 30, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 9.50% First Lien Notes, by and among Intelsat Jackson Holdings S.A., as issuer, Intelsat Connect Finance S.A. and the other guarantors from time to time party thereto, as guarantors, and Wilmington Trust, National Association, as trustee.

Allowed	As to a Claim or an interest, a Claim or an interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable.

Bankruptcy Code	Title 11 of the United States Code.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against one or more of the Jackson Debtors.

Committee	The official committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as may be reconstituted from time to time.

Company Parties	Intelsat S.A., a company incorporated under the Laws of the Grand Duchy of Luxembourg, and each of its direct and indirect subsidiaries listed on Exhibit A to the Plan Support Agreement that have executed and delivered counterpart signature pages to the Plan Support Agreement to counsel to the Consenting Creditors.

Effective Date	The occurrence of the effective date of the Plan according to its terms.

Final DIP Order	Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, and (F) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 9, 2020 at docket number 285.

Final Order	An order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and such time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be filed relating to such order, shall not cause an order not to be a Final Order.

First Lien Agent	Bank of America, N.A., acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

First Lien Claims	Collectively, the First Lien Notes Claims and the Term Loan Facility Claims.

First Lien Credit Agreement	That certain credit agreement, dated as of January 12, 2011, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, by and among the Intelsat Jackson Holdings S.A. as borrower, Intelsat Connect Finance S.A. (as successor to Intelsat (Luxembourg) S.A.), as guarantor, the First Lien Lenders, and the First Lien Agent.

First Lien Notes	Collectively, the 8.00% First Lien Notes and the 9.50% First Lien Notes.

First Lien Notes Claims	Collectively, the 8.00% First Lien Notes Claims and the 9.50% First Lien Notes Claims.

First Lien Notes Claims Settlement	The compromise and settlement by and among the Debtors and holders of First Lien Notes Claims regarding the allowance and treatment of Claims held by certain holders of First Lien Notes Claims, as set forth in this Term Sheet.

Impaired	With respect to any class of Claims or interests, a class of Claims or interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intelsat Jackson Ad Hoc Group	The ad hoc group of certain creditors represented by Akin Gump Strauss Hauer & Feld LLP and advised by Centerview Partners LLC.

Jackson Crossover Ad Hoc Group	The ad hoc group of certain creditors represented by Jones Day and advised by Houlihan Lokey Capital, Inc.

Jackson First Lien Notes Group	The ad hoc group of certain creditors represented by Wilmer Cutler Pickering Hale and Dorr LLP (and local Virginia counsel).

Petition Date	May 13, 2020.

Plan	The joint plan of reorganization to be filed by or on behalf of the Debtors under chapter 11 of the Bankruptcy Code that is consistent in all respects with this Term Sheet.

Plan Support Agreement	The Chapter 11 Plan Support Agreement to which this Term Sheet is attached.

Required Consenting First Lien Creditors	As of the relevant date, Consenting First Lien Creditors holding at least 50.01% of the aggregate principal amount of First Lien Claims held by all Consenting First Lien Creditors; provided, that with respect to any terms or conditions that relate to the implementation or approval of the Secured Creditor Settlement or the treatment and allowance of the First Lien Claims under the Plan, such term shall mean, as of the relevant date, both (i) Consenting First Lien Creditors holding at least 50.01% of the aggregate principal amount of Term Loan Claims held by all Consenting First Lien Creditors and (ii) Consenting First Lien Creditors holding at least 50.01% of the aggregate principal amount of First Lien Notes Claims held by all Consenting First Lien Creditors.

Restructuring Expenses	Collectively, the fees and expenses of the Intelsat Jackson Ad Hoc Group and the Jackson First Lien Notes Group.

Secured Creditor Claims Litigation	Any litigation or proceeding (including, without limitation, any contested matter or adversary proceeding), brought by the Jackson Crossover Ad Hoc Group, the Committee, or any other party in interest (other than the Debtors) challenging the Allowance or treatment of, or asserting challenge to the First Lien Notes Claims Settlement, the 8.00% First Lien Notes Claims, and/or the 9.50% First Lien Notes Claims, or any portion thereof relating to any premium or makewhole amount or interest thereon, (it being understood and agreed that the full amount of principal and all accrued but unpaid interest at the applicable contract rates on the First Lien Notes are, in all circumstances, Allowed and not subject to any dispute and shall be paid in full in cash on the Effective Date), including the Objection of the Official Committee of Unsecured Creditors to Jackson Secured Creditors’Claims to Make-Whole Premiums and Postpetition Interest at Default Rate [Docket No. 1476].

Secured Creditor Settlement	The compromise and settlement by and among the Debtors and certain prepetition secured parties consisting of the First Lien Notes Claims Settlement and the Term Loan Facility Claims Settlement regarding the allowance and treatment of Claims held by such prepetition secured parties to be implemented pursuant to the Secured Creditor Settlement Order and the Plan, as applicable, as set forth in this Term Sheet.

Term Loan Facility	That certain prepetition first lien term loan facility provided for under the First Lien Credit Agreement.

Term Loan Facility Claims	Any Claim arising under the Term Loan Facility, that certain First Lien Credit Agreement, or any related credit document.

Term Loan Facility Claims Settlement	The compromise and settlement regarding the allowance and treatment of the Term Loan Facility Claims set forth in this Term Sheet.

Unimpaired	With respect to a class of Claims or interests, a class of Claims or interests that is not Impaired.

Exhibit J

Replacement/Incremental DIP Facility Term Sheet